     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 1997
                                                    REGISTRATION NO. 333-11813
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     ------
                                 AMENDMENT NO. 7
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                     ------
                     COMMODORE SEPARATION TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                         3559                  11-3299195
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                     8000 Towers Crescent Drive, Suite 1350
                             Vienna, Virginia 22182
              telephone: (703) 748-0200; facsimile: (703) 748-0201
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             EDWIN L. HARPER, Ph.D.
                Chairman of the Board and Chief Executive Officer
                     Commodore Separation Technologies, Inc.
                     8000 Towers Crescent Drive, Suite 1350
                             Vienna, Virginia 22182
              telephone: (703) 748-0200; facsimile: (703) 748-0201
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

          STEPHEN A. WEISS, ESQ.                  LAWRENCE B. FISHER, ESQ.
         SPENCER G. FELDMAN, ESQ.             Orrick, Herrington & Sutcliffe LLP
       Greenberg, Traurig, Hoffman,                  666 Fifth Avenue
          Lipoff, Rosen & Quentel                 New York, New York 10103
           153 East 53rd Street                  telephone: (212) 506-5000
         New York, New York 10022                facsimile: (212) 506-5151
         telephone: (212) 801-9200
         facsimile: (212) 223-7161

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                     ------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
===============================================================================

                     COMMODORE SEPARATION TECHNOLOGIES, INC.
                              CROSS REFERENCE SHEET
                    PURSUANT TO ITEM 501(B) OF REGULATION S-K

    Item
   Number                  Item Caption in Form S-1                              Location in Prospectus
  -------                 --------------------------                            ------------------------
     1.      Forepart of the Registration Statement and           Outside Front Cover Page of Prospectus
             Outside Front Cover Page of Prospectus

     2.      Inside Front and Outside Back Cover Pages of         Inside Front Cover Page of Prospectus; Additional
             Prospectus                                           Information; Back Cover Page of Prospectus

     3.      Summary Information, Risk Factors and Ratio of       Prospectus Summary; Risk Factors
             Earnings to Fixed Charges

     4.      Use of Proceeds                                      Use of Proceeds

     5.      Determination of Offering Price                      Outside Front Cover Page of Prospectus; Risk
                                                                  Factors; Underwriting

     6.      Dilution                                             Dilution

     7.      Selling Security Holders                             Not applicable

     8.      Plan of Distribution                                 Outside Front Cover Page of Prospectus;
                                                                  Underwriting

     9.      Description of Securities to Be Registered           Prospectus Summary; Capitalization; Description of
                                                                  Securities; Certain Federal Income Tax
                                                                  Considerations

     10.     Interests of Named Experts and Counsel               Legal Matters; Experts

    11.      Information with Respect to the Registrant           Outside Front Cover Page of Prospectus; Prospectus
                                                                  Summary; Risk Factors; Use of Proceeds;
                                                                  Capitalization; Dividend Policy; Dilution; Selected
                                                                  Financial Data; Management's Discussion and
                                                                  Analysis of Financial Condition and Results of
                                                                  Operations; Business; Management; Executive
                                                                  Compensation; Principal Stockholders; Certain
                                                                  Relationships and Related Transactions; Description
                                                                  of Securities; Shares Eligible for Future Sale;
                                                                  Financial Statements; Outside Back Cover Page of
                                                                  Prospectus

     12.     Disclosure of Commission Position on                 Not applicable
             Indemnification for Securities Act Liabilities

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED MARCH 28, 1997
PROSPECTUS
                UNITS CONSISTING OF 600,000 SHARES OF 10% SENIOR
                   CONVERTIBLE REDEEMABLE PREFERRED STOCK AND
                600,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
              UNITS CONSISTING OF 1,500,000 SHARES OF COMMON STOCK
             AND 1,500,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                     COMMODORE SEPARATION TECHNOLOGIES, INC.
                                     ------

   Commodore Separation Technologies, Inc., a Delaware corporation (the "Company"), hereby offers (the "Offering") two separate units of securities (together, the "Units") consisting of (a) 600,000 shares of 10% Senior Convertible Redeemable Preferred Stock, par value $.001 per share and liquidation preference of $10.00 per share (the "Convertible Preferred Stock"), and 600,000 Redeemable Common Stock Purchase Warrants (the "Warrants"), each unit (the "Preferred Units") consisting of one share of Convertible Preferred Stock and one Warrant, and (b) 1,500,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 1,500,000 Warrants, each unit (the "Common Units") consisting of one share of Common Stock and one Warrant. The Convertible Preferred Stock, Common Stock and Warrants included in the Units are sometimes collectively referred to as the "Securities." Until completion of the Offering, the Securities included in the Preferred Units and Common Units may only be purchased together in their respective Units, but each of the Securities will trade separately immediately after the Offering. The Convertible Preferred Stock is convertible into Common Stock at any time prior to redemption at the rate of
1.67 shares of Common Stock for each share of Convertible Preferred Stock, an effective conversion price of $6.00 per share or 120% of the initial public offering price per share of Common Stock (subject to adjustment under certain circumstances). Commencing April____, 2000, the Convertible Preferred Stock is subject to redemption by the Company, in whole but not in part, at $10.00 per share, plus accumulated and unpaid dividends on 30 days' prior written notice, provided that the closing bid price of the Common Stock for at least 20 consecutive trading days ending not more than 10 trading days prior to the date of the notice of redemption equals or exceeds $10.00 per share, or, after April ____, 2001, at the cash redemption prices set forth herein, plus accumulated and unpaid dividends. Cumulative dividends on the Convertible Preferred Stock at the rate of $1.00 per share per annum are payable quarterly, out of funds legally available therefor, on the last business day of March, June, September and December of each year, commencing June 30, 1997. Each Warrant included in the Preferred Units and Common Units contains identical terms and entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $5.50 per share, subject to adjustment, at any time commencing one year after the date of this Prospectus until five years after the date of this Prospectus. Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption by the Company, in whole but not in part, at $.10 per Warrant on 30 days' prior written notice provided that the average closing sale price of the Common Stock equals or exceeds $15.00 per share (subject to adjustment under certain circumstances) for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."

   Prior to this Offering, there has been no public market for the Securities and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering prices of the Preferred Units and the Common Units will be $10.10 per unit and $5.10 per unit, respectively, with the Convertible Preferred Stock, Common Stock and Warrants priced at $10.00 per share, $5.00 per share and $.10 per Warrant, respectively. For information regarding the factors considered in determining the initial public offering prices of the Securities and the terms of the Convertible Preferred Stock and Warrants, see "Risk Factors" and "Underwriting." The Convertible Preferred Stock, the Common Stock and the Warrants have been approved for listing on the Nasdaq Small-Cap Market ("Nasdaq") under the symbols "CXOTP," "CXOT" and "CXOTW," respectively.


    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 11 AND "DILUTION."
                                     ------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                                              Underwriting             Proceeds to
                                           Price to Public    Discount (1)             Company (2)
-------------------------------------------------------------------------------------------------------------
 Per Preferred Unit ......................      $10.10             $.808                    $9.292
-------------------------------------------------------------------------------------------------------------
 Per share of Convertible Preferred Stock       $10.00             $ .80                     $9.20
-------------------------------------------------------------------------------------------------------------
 Per Warrant  ............................      $  .10             $.008                     $.092
-------------------------------------------------------------------------------------------------------------
Per Common Unit  .........................      $ 5.10             $.408                    $4.692
-------------------------------------------------------------------------------------------------------------
 Per share of Common Stock  ..............      $ 5.00             $ .40                     $4.60
-------------------------------------------------------------------------------------------------------------
 Per Warrant  ............................      $  .10             $.008                     $.092
-------------------------------------------------------------------------------------------------------------
Total (3)  ...............................    $13,710,000       $1,096,800                $12,613,200

=============================================================================================================
                                                                             (see footnotes on following page)

   The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities will be made against payment at the offices of National Securities Corporation, Seattle, Washington, on or about ______, 1997.

                        NATIONAL SECURITIES CORPORATION

                  The date of this Prospectus is _______, 1997

(continued from cover page)
------
(1) Does not include additional compensation payable to National Securities Corporation, the representative of the several Underwriters (the "Representative"), in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.

(2) Before deducting estimated expenses of $533,500 payable by the Company, excluding the non-accountable expense allowance payable to the Representative.


(3) The Company has granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to 90,000 additional shares of Convertible Preferred Stock, up to 225,000 additional shares of Common Stock and/or up to 315,000 additional Warrants, all upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-allotment Option"). The Over-allotment Option may be exercised to purchase shares of Convertible Preferred Stock, shares of Common Stock and Warrants, solely shares of Convertible Preferred Stock or shares of Common Stock or Warrants, or any combination thereof. If such Over-allotment Option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $15,766,500, $1,261,320 and $14,505,180, respectively. See "Underwriting."
                                     ------

   CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING PURCHASES OF THE SECURITIES TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE SECURITIES TO COVER SOME OR ALL OF A SHORT POSITION IN THE SECURITIES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

   The Company intends to furnish its stockholders with annual reports containing financial statements audited and reported upon by its independent certified public accountants after the end of each fiscal year, and make available such other periodic reports as the Company may deem to be appropriate or as may be required by law.

                                     ------

   This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                              PROSPECTUS SUMMARY


   The following summary is qualified by, and must be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in the Prospectus to (a) share and per share information reflects a 150,000-for-one stock split effected on September 5, 1996 and a one-for-1.5 reverse stock split effected on November 26, 1996, and (b) the Company's authorized and outstanding securities give effect to the filing prior to the date of this Prospectus of a Certificate of Designation, Preferences and Rights amending the Company's Certificate of Incorporation to authorize the Convertible Preferred Stock, and does not give effect to (i) any exercise of the Underwriters' Over-allotment Option, (ii) the issuance of up to 1,000,000 shares of Common Stock upon conversion of the Convertible Preferred Stock, (iii) the issuance of up to 2,100,000 shares of Common Stock upon exercise of the Warrants, (iv) the issuance of up to 60,000 shares of Convertible Preferred Stock, 150,000 shares of Common Stock and/or 210,000 Warrants upon exercise of the Representative's Warrants, (v) the issuance of up to 310,000 shares of Common Stock upon conversion of the Convertible Preferred Stock and exercise of the Warrants included in the Representative's Warrants, (vi) the issuance of up to 766,689 shares of Common Stock upon exercise of stock options outstanding as of the date of this Prospectus, and (vii) the issuance of up to 583,311 additional shares of Common Stock reserved for issuance upon exercise of additional stock options that may be granted under the Company's 1996 Stock Option Plan. See "Executive Compensation -- Stock Options" and "Underwriting." The Company is a development stage company which has had no commercial operations to date.


                                   THE COMPANY

   Commodore Separation Technologies, Inc. (the "Company") has developed and intends to commercialize its membrane separation and recovery system called CST. Based on the results of more than 100 laboratory and other tests to date, the Company believes that CST can separate and recover chrome, chromium, cadmium, silver, mercury, platinum, lead, zinc, nickel, trichlorethylene, polychlorinated biphenyls, methylene chloride, amino acids, antibiotics, radionuclides, and other organic and inorganic targeted substances from liquid or gaseous feedstreams. CST utilizes a process whereby a contaminated liquid or gaseous feedstream is introduced into a fibrous membrane unit or module containing a proprietary chemical solution, the composition of which is customized depending on the types and concentrations of compounds in the feedstream. As the feedstream enters the membrane, the targeted substance reacts with CST's proprietary chemical solution and is extracted through the membrane into a strip solution where it is then stored. The remaining feedstream is either recycled or discharged as non-toxic effluent. In some instances, additional treatment may be required prior to disposal.

   CST is distinguishable from other existing forms of membrane filtration technology in that it:

   o  requires low initial capital costs and low operating costs;

   o has the capability of treating a wide variety of elements and compounds in a wide variety of industrial settings at great speed and with a high degree of effectiveness, regardless of contaminant concentrations, volume requirements and other variables;

   o is environmentally safe, in most instances producing no sludges or other harmful by-products which would require additional post-treatment prior to disposal;

   o can selectively extract target substances, while extracting substantially fewer unwanted substances;

   o can typically operate on-site and in less than 40 square feet of space for the entire system;

   o can extract metals, organic chemicals and other elements and compounds in degrees of concentration and purity which permit their reuse; and

   o has the capability, in a single process application, of selectively extracting multiple elements or compounds from a mixed process stream.

   In August 1996, the Company completed an on-site demonstration of CST for the decontamination of chromium-contaminated groundwater at the Port of Baltimore, Maryland. During this demonstration, a CST unit, in a single feedstream pass-through, reduced the contamination level of chromium from more than 400 parts per million (ppm) to less than one ppm. The results of this test were verified by Artesian Laboratories, Inc., an independent testing laboratory. The Company has since completed additional on-site demonstrations of CST at the Port of Baltimore with similar results. Due to the success of such demonstrations, in February 1997 the State of Maryland informed the Company that it will recommend including the CST process as an eligible technology in the bid specifications to remediate the groundwater at the Port of Baltimore. Based on management studies and discussions with metals industry executives, the Company believes that CST represents a significant technological advancement in the area of environmental remediation as the only technology capable of on-site chromium removal and recovery that enables effluent discharge without additional treatment.

   In September 1996, the Company installed a commercial scale CST unit at a Columbus, Ohio metal plating company. DLZ Laboratories, Inc., an independent testing laboratory, verified that the CST unit processed the initial batch of process effluent stream and reduced nickel and zinc contamination from 900 ppm to 2 ppm in one hour. The Company has continued to operate this CST unit to process nickel and zinc effluent streams containing concentrations of 200 to 400 ppm, and the unit has consistently reduced the contaminant levels to 1 to 5 ppm. The decontaminated process effluent stream is being recycled into the plating line rinse tanks, saving the plating company its normal consumption of make-up water at a rate of five gallons per minute. The recovered nickel and zinc solution is currently being analyzed by the plating company for reuse in its plating operations.

   In January 1997, the Company entered into a license agreement with Lockheed Martin Energy Research Corporation ("Lockheed Martin"), manager of the Oak Ridge National Laboratory, a U.S. Department of Energy national laboratory ("Oak Ridge"). Under the terms of the agreement, the Company received the exclusive worldwide license, subject to a government use license, to use and develop the technology related to the separation of the radionuclides technetium and rhenium from mixed wastes containing radioactive materials. Based on tests conducted at Oak Ridge since May 1994, the Company believes that this technology is capable of selectively extracting and recovering technetium, rhenium and other radioactive isotopes as a concentrated aqueous solution which can be reused in various scientific applications or disposed of by government-approved techniques including long-term storage. The Company believes that this technology can be used to remediate nuclear waste tanks stored at the U.S. Department of Energy's atomic energy plants in Rocky Flats, Colorado, Idaho Falls, Idaho, Paducah, Kentucky, Weldon Springs, Missouri, Frenchman Flat, Nevada, Los Alamos, New Mexico, Aiken, South Carolina, Oak Ridge, Tennessee, Pantex, Texas and Hanford, Washington, and intends to pursue such opportunities. According to Department of Energy sources, there are approximately 100 million gallons of mixed radioactive and hazardous chemical waste stored at these plants.

   The Company will market its technology to industries engaged in metallurgical processing, metal plating and mining, as well as companies producing organic chemicals and biochemicals and those engaged in gas separation. The Company is also targeting governmental agencies that have sites which require remediation, and has already completed an on-site demonstration at the Port of Baltimore.

   The Company intends to pursue collaborative joint working and marketing arrangements with, or acquisitions of or investments in, companies that have a presence in target markets and those that focus on obtaining environmental remediation projects, including clean-up of harbors, groundwater and nuclear waste sites. Although the Company has entered into memorandums of understanding for proposed working arrangements with Teledyne Brown Engineering, Inc., a subsidiary of Allegheny Teledyne Inc. ("Teledyne Brown"), and Sverdrup Environmental, Inc. ("Sverdrup"), and is bidding on certain projects, there can be no assurance that any of these activities will result in definitive collaborative agreements or project awards. Even if project contracts are awarded to the Company, CST has never been utilized on a large-scale basis, and there is no assurance that this technology will perform successfully on a large-scale commercial basis, or that it will be profitable to the Company. There can also be no assurance that this technology will not be superseded by other competing technologies.

   The Company was incorporated in the State of Delaware in November 1995, and is a wholly-owned subsidiary of Commodore Applied Technologies, Inc. ("Applied"), which, in turn, is a 69.3%-owned subsidiary of Commodore Environmental Services, Inc. ("Commodore"). To date, Commodore and Applied have financed the Company's development through direct equity investments and loans. The principal executive offices of the Company are located at 8000 Towers Crescent Drive, Suite 1350, Vienna, Virginia 22182, and its telephone number is
(703) 748-0200.

                                  THE OFFERING

 Securities Offered  .................... 600,000 Preferred Units, each unit consisting of one share of Convertible
                                          Preferred Stock and one Warrant, and 1,500,000 Common Units, each unit consisting of one share of Common Stock and one Warrant.
Offering Prices:
   Preferred Units .....................  $10.10 per unit.
    Convertible Preferred Stock ........  $10.00 per share.
    Warrants ...........................  $.10 per Warrant.
   Common Units ........................  $5.10 per unit.
    Common Stock .......................  $5.00 per share.
    Warrants ...........................  $.10 per Warrant.
Securities outstanding prior to the
   Offering ............................  10,000,000 shares of Common Stock, no shares of Convertible Preferred Stock, and no Warrants.
Securities to be outstanding after the
   Offering:
   Prior to conversion of the
     Convertible Preferred Stock and      11,500,000 shares of Common Stock, 600,000 shares of Convertible Preferred exercise of Warrants  .............  Stock, and 2,100,000 Warrants.
   Giving effect to full conversion of
     the Convertible Preferred Stock
     and full exercise of Warrants  ....  14,600,000 shares of Common Stock.
Terms of Convertible
   Preferred Stock:
   Dividend Rate and Payment Dates .....
                                          Cumulative dividends are payable at the rate of $1.00 per share per annum, quarterly on the last business day of March, June, September and December of each year, commencing June 30, 1997, when, as and if declared by the Board of Directors, before any dividends are declared or paid on the Common Stock or any capital stock ranking junior to the Convertible Preferred Stock. Failure to pay any quarterly dividend will result in a reduction of the conversion price. See "Dividend Policy" and "Description of Securities -- Convertible
                                          Preferred Stock."

                                      7

   Conversion Rights ...................  Convertible into Common Stock at any time prior to redemption at a conversion rate of 1.67 shares of Common Stock for each share of Convertible Preferred
                                          Stock (an effective conversion price of $6.00 per share or 120% of the initial public offering price per share of Common Stock), subject to adjustment under certain circumstances including in the event of the failure of the Company to pay a dividend on the Convertible Preferred Stock within 30 days of a dividend payment date, which will result in each instance in a reduction of $.50 per share in the conversion price but not below $3.75 per share.
                                          See "Description of Securities -- Convertible Preferred Stock."

    Optional Cash Redemption ...........  Redeemable, in whole but not in part, by the Company upon 30 days' prior
                                          written notice after April   , 2000 at $10.00 per share, plus accumulated
                                          and unpaid dividends, provided the closing bid price of the Common Stock for at least 20 consecutive trading days ending not more than 10 trading days prior to the date of the notice of redemption equals or exceeds $10.00
                                          per share or, after April   , 2001, at the cash redemption prices set forth
                                          herein, plus accumulated and unpaid dividends. See "Description of Securities
                                          -- Convertible Preferred Stock."

    Voting Rights ......................  The holders of Convertible Preferred Stock have the right, voting as a class, to approve or disapprove of the issuance of any class or series of stock ranking senior to or on a parity with the Convertible Preferred Stock with respect to declaration and payment of dividends or the distribution of assets on liquidation, dissolution or winding-up. In addition, if the Company fails to pay dividends on the Convertible Preferred Stock for four consecutive quarterly dividend payment periods, holders of Convertible Preferred Stock voting separately as a class will be entitled to elect one director; such voting right will be terminated as of the next annual meeting of stockholders of the Company following payment of all accrued dividends. See "Description of Securities -- Convertible Preferred Stock."

    Liquidation Preference .............  Upon liquidation, dissolution or winding up of the Company, holders of
                                          Convertible Preferred Stock are entitled to receive liquidation distributions equivalent to $10.00 per share (plus accumulated and unpaid dividends) before any distribution to holders of the Common Stock or any capital stock ranking junior to the Convertible Preferred Stock. See "Description of Securities
                                          -- Convertible Preferred Stock."

    Priority ...........................  The Convertible Preferred Stock will be senior to and have priority over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company.

                                      8

   Terms of Warrants ...................  Each Warrant entitles the holder thereof to purchase, at any time commencing one year after the date of this Prospectus until five years after the date of this Prospectus, one share of Common Stock at a price of $5.50 per share, subject to adjustment. Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption by the Company, in whole but not in part, at $.10 per Warrant on 30 days' prior written notice provided that the average closing sale price of the Common Stock equals or exceeds $15.00 per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities -- Warrants."

   Use of Proceeds .....................  The Company intends to apply the net proceeds of this Offering to purchase
                                          CST module systems; conduct ongoing development of its technology; acquire manufacturing equipment; fund proposed collaborative arrangements; complete its Atlanta facility; repay an outstanding line of credit; and for working capital and general corporate purposes. See "Use of Proceeds."

   Nasdaq Symbols:(1)
      Common Stock  ....................  CXOT

     Convertible Preferred Stock .......  CXOTP

     Warrants ..........................  CXOTW

   Risk Factors ........................  An investment in the Securities offered hereby involves a high degree of risk and immediate and substantial dilution, and should be made only by investors who can afford the loss of their entire investment. See "Risk Factors" and
                                          "Dilution."

                             SUMMARY FINANCIAL DATA

   The summary financial data included in the following table as of June 30, 1996 and for the period from November 15, 1995 (date of inception) to June 30, 1996 are derived from the audited Financial Statements appearing elsewhere herein. The summary financial data as of December 31, 1996, for the six months then ended and for the period from November 15, 1995 (date of inception) to December 31, 1996 are unaudited and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Financial data for the periods through December 31, 1996 are not necessarily indicative of the results of operations to be expected for the Company's fiscal year ending June 30, 1997. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto appearing elsewhere herein.

                                                  November 15, 1995
                                                      (date of           Six Months         November 15, 1995
                                                     inception)             Ended          (date of inception)
Statement of Operations Data(1)                   to June 30, 1996    December 31, 1996   to December 31, 1996
                                                  -----------------   -----------------    --------------------
Revenue  ......................................       $      0            $   7,758             $   7,758
                                                  -----------------   -----------------    --------------------
Costs and expenses:
     Research and development  ................         50,080              412,340               462,420
     General and administrative  ..............          9,720              443,423               453,143
     Amortization  ............................            101                1,199                 1,300
                                                  -----------------   -----------------    --------------------
Loss before interest and taxes  ...............        (59,901)            (849,204)             (909,105)
Interest expense  .............................          1,035                4,600                 5,635
                                                  -----------------   -----------------    --------------------
Net loss  .....................................       $(60,936)           $(853,804)            $(914,740)
                                                  =================   =================    ====================
Net loss per share(2)  ........................           (.01)                (.08)                 (.09)
Ratio of earnings to preferred stock dividends              --(3)                --(3)                 --(3)


                                                 June 30, 1996          December 31, 1996
                                                ---------------  ------------------------------
Balance Sheet Data:                                                  Actual      As Adjusted(4)
                                                                  ------------    --------------
Working capital (deficit)  ..................      $(81,630)       $(134,677)      $11,533,723
Total assets  ...............................        23,327          530,644        12,219,044
Total current liabilities  ..................        84,163          454,184           454,184
Deficit accumulated during development stage        (60,936)        (914,740)         (914,740)
Stockholders' equity (deficit)  .............       (60,836)          76,460        11,744,860

------
(1) The Company is in the development stage, and has had no commercial operations to date. See Note 1 of Notes to Financial Statements.

(2) Net loss per share is calculated on the basis of 10,000,000 shares of Common Stock being outstanding for the period presented. See Note 1 of Notes to Financial Statements.

(3) The Company's operating results are not sufficient to cover the Convertible Preferred Stock cash dividends. See "Risk Factors -- Inadequate Dividend Coverage" and "Dividend Policy."

(4) Gives effect on an as adjusted basis to the sale by the Company of the Units offered hereby at an assumed initial public offering price of $10.10 per Preferred Unit, consisting of one share of Convertible Preferred Stock at $10.00 per share and one Warrant at $.10 per Warrant, and $5.10 per Common Unit, consisting of one share of Common Stock at $5.00 per share and one Warrant at $.10 per Warrant, and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

   An investment in the Securities offered hereby involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment. Prospective investors should carefully review and consider the risk factors described below and the other information in this Prospectus before purchasing the Securities.

NO OPERATING HISTORY; ACCUMULATED AND WORKING CAPITAL DEFICITS; INITIAL COMMERCIALIZATION STAGE; GOING CONCERN DISCLOSURE IN INDEPENDENT AUDITORS' REPORT

   The Company was organized in November 1995 and has had no commercial operations to date. Since its inception, the Company has been engaged principally in organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing test modules and installing and operating modules on a limited basis for demonstration or test purposes. The Company is considered a development stage company for accounting purposes because it has not generated any material revenues to date. Accordingly, the Company has no relevant operating history upon which an evaluation of its performance and prospects can be made. The Company is subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages as against larger and more established companies. The report of the independent auditors with respect to the Company's financial statements included in this Prospectus includes a "going concern" qualification, indicating that the Company's significant operating losses and deficits in working capital and stockholders' equity raise substantial doubt about its ability to continue as a going concern. See Financial Statements.

   The Company has generated nominal revenues to date, and will not generate any material revenues until after the Company successfully completes the installation of modules in a significant number of industrial companies, of which no assurance can be given. As of December 31, 1996 and June 30, 1996, the Company had working capital deficits of $(134,677) and $(81,630), respectively, and stockholders' equity and deficit of $76,460 and $(60,836), respectively. During the period from November 15, 1995 (date of inception) to December 31, 1996, the Company has incurred operating losses of $(914,740), and anticipates that it may continue to incur significant operating losses for the foreseeable future. There can be no assurance as to whether or when the Company will generate material revenues or achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Financial Statements.

INADEQUATE DIVIDEND COVERAGE


   The annual dividend requirement on the Convertible Preferred Stock is $600,000 ($690,000 if the Over-allotment Option is exercised in full). The future earnings of the Company, if any, will not initially be adequate to pay the dividends on the Convertible Preferred Stock, and, although the Company will pay quarterly dividends out of available capital surplus, there can be no assurance that the Company will maintain sufficient capital surplus or that future earnings, if any, will be adequate to pay the dividends on the Convertible Preferred Stock. Under the Delaware General Corporation Law, dividends may be paid only out of legally available funds. Failure to pay any quarterly dividend will result in a reduction in the conversion price and failure to pay a total of four consecutive quarterly dividends will entitle the holders of the Convertible Preferred Stock, voting separately as a class, to elect one director. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution. See "Dividend Policy" and "Description of Securities -- Convertible Preferred Stock."


UNPROVEN ON LARGE-SCALE COMMERCIAL BASIS

   CST has never been utilized on a large-scale commercial basis. All of the tests conducted to date by the Company with respect to CST have been performed on limited quantities of process streams, and there can be no assurance that the same or similar results could be obtained on a large-scale commercial basis or on any specific project. The Company has never utilized CST under the conditions and in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. In addition, most of the results of more than 100 laboratory and other tests conducted by the Company have not been verified by an independent testing laboratory. Thus, it is possible that the Company's CST unit may require further research, development, design and testing, as well as regulatory clearances, prior to larger-scale commercialization. Additionally, the Company's ability to operate its business successfully will depend on a variety of factors, many of which are outside the Company's control, including competition, cost and availability of strategic components, changes in governmental initiatives and requirements, changes in regulatory requirements, and the costs associated with equipment repair and maintenance. See "Business."

DEPENDENCE ON STRATEGIC COMPONENTS FROM SUPPLIERS; LIMITED MANUFACTURING OPERATIONS

   The Company currently has a limited number of sources of supply for some CST components, such as fibers and membrane casings. Business disruptions or financial difficulties of suppliers, or raw material shortages or other causes beyond the Company's control, could adversely affect the Company by increasing the cost of goods sold or reducing the availability of such components. In its development to date, the Company has been able to obtain adequate supplies of these strategic components. However, as it commences commercial activities, the Company expects to experience a rapid and substantial increase in its requirements for these components. If the Company were unable to obtain a sufficient supply of required components, the Company could experience significant delays in the manufacture of CST equipment, which could result in the loss of orders and customers, and could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company plans to use a portion of the net proceeds of this Offering to build its own manufacturing plant for these strategic components, there can be no assurance as to whether or when such plant will be completed, that it will be able to manufacture components more inexpensively than the cost of current sources of supply or that, prior to the completion of such plant, the Company will not require alternative sources of such components or experience delays in obtaining adequate CST components. The occurrence of any of such events would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the cost of raw materials or finished components were to increase, there can be no assurance that the Company would be able to pass such increases to its customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Dependence on Suppliers" and "Business -- Proposed Manufacturing Operations."

UNCERTAINTY OF MARKET ACCEPTANCE

   Many prospective users of CST have committed substantial resources to other forms of process stream treatments or technologies. The Company's growth and future financial performance will depend on its ability to demonstrate to prospective users the technical and economic advantages of CST over these alternatives. There can be no assurance that the Company will be successful in this effort. Furthermore, it is possible that competing alternatives may be perceived to have, or may actually have, certain advantages over CST for certain industries or applications. See "Business."

RISK OF INTERNATIONAL OPERATIONS

   The Company intends to market CST in international markets, including both industrialized and developing countries. International operations entail various risks, including political instability, economic instability and recessions, exposure to currency fluctuations, difficulties of administering foreign operations generally, and obligations to comply with a wide variety of foreign import and United States export laws, tariffs and other regulatory requirements. The Company's competitiveness in overseas markets may be negatively impacted when there is a significant increase in the value of the dollar against the currencies of the other countries in which the Company does business. In addition, the laws of certain foreign countries may not protect the Company's proprietary rights to the same extent as the laws of the United States and there may be no legal recourse for the Company in certain adverse circumstances as United States companies may not have jurisdiction in other countries. See "Business -- Environmental Matters," "-- Intellectual Property" and "-- Competition."

UNSPECIFIED ACQUISITION-RELATED RISKS

   As part of its growth strategy, the Company will seek to acquire or invest in complementary (including competitive) businesses, products or technologies. The Company has allocated up to one-third of its available working capital (approximately $900,000) to finance a portion of possible acquisitions or investments. See

"Use of Proceeds." In the event any such acquisition or investment opportunity arises in the future, it is probable that the Company will also be required to obtain additional financing to complete such transaction. See "Risk Factors -- Potential Need for Additional Financing." The process of integrating such acquired assets into the Company's operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of the Company's business. There can be no assurance that the anticipated benefits of any acquisitions will be realized. In addition, future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's operating results and financial position. Acquisitions also involve other risks, including entering markets in which the Company has no or limited prior experience. The Company currently has no commitments or agreements with respect to any possible acquisitions or investments.


EFFECT OF ACQUISITIONS ON PERSONNEL

   As noted above, future acquisitions by the Company could also result in the possibility of changing current Company management with no opportunity for the Company's stockholders to evaluate new key personnel.

UNPREDICTABILITY OF PATENT PROTECTION AND PROPRIETARY TECHNOLOGY

   The Company currently has one United States utility patent application pending and two United States provisional patent applications pending and may in the future file foreign patent applications. The Company's success depends, in part, on its ability to obtain patents, maintain trade secrecy, and operate without infringing on the proprietary rights of third parties. There can be no assurance that the patents of others will not have an adverse effect on the Company's ability to conduct its business, that any of the Company's pending patent applications will be approved, that the Company will develop additional proprietary technology which is patentable or that any patents issued to the Company will provide the Company with competitive advantages or will not be challenged by third parties. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate elements of CST, or design around CST.

   The Company's liquid membrane technology patent applications are based on the selective combination of different known solvents, supports, diluents, carriers and other components to separate a variety of metals, chemicals and other targeted substances. While the Company believes that its technology covers all separation applications, third parties may have developed, or may subsequently assert claims to, certain of these solvents, supports, diluents, carriers or other components for one or more specific applications. In such event, the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. There can be no assurance that any license acquired under such patents would be made available to the Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company for alleged infringement of another party's patents or in defending the validity or enforceability of the Company's patents, or in bringing patent infringement suits against other parties based on the Company's patents.

   In addition to patent protection, the Company also relies on trade secrets, proprietary know-how and technology which it seeks to protect, in part, by confidentiality agreements with its prospective working partners and collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. See "Business -- Intellectual Property."

ROYALTY OBLIGATIONS

   Pursuant to an assignment of technology agreement between the Company and Srinivas Kilambi, Ph.D., the Company's Vice President-Technology, the Company agreed to pay Dr. Kilambi a royalty through December 3, 2002 equal to 2% of the Company's revenues actually received and attributed to the commercial application of the technology acquired from Dr. Kilambi, except for applications related to the radionuclides technetium and rhenium, for which Dr. Kilambi is entitled to receive a royalty of .66% of net sales (less allowances for returns, discounts, commissions, freight and excise or other taxes). Pursuant to the Company's license agreement with Lockheed Martin, the Company made an initial cash payment of $50,000 upon the execution of the agreement and is obligated to pay, commencing in the third year of the agreement, a royalty to Lockheed Martin of 2% of net sales (less allowances for returns, discounts, commissions, freight, and excise or other taxes) up to total net sales of $4,000,000 and 1% of net sales thereafter. In addition, the Company has agreed to guarantee Lockheed Martin, commencing in the third year of the agreement, an annual minimum royalty of $15,000. See "Business -- Commercialization and Marketing Strategy -- Radionuclide/Mixed Waste Separation." Payments of such royalties to Dr. Kilambi and Lockheed Martin are based on Company revenues and are not related to or contingent upon the Company attaining profitability or positive cash flow. As a result, such payments will adversely affect operating results and divert cash resources from use in the Company's business, and possibly at times when the Company's liquidity and access to funding may be limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Intellectual Property" and "Certain Relationships and Related Transactions -- Organization and Capitalization of the Company."

RISK OF ENVIRONMENTAL LIABILITY; POSSIBLE INADEQUACY OF INSURANCE COVERAGE

   The Company's operations, as well as the use of the specialized technical equipment by its customers, are subject to numerous federal, state and local regulations relating to the storage, handling and transportation of certain regulated materials. Although the Company's role is generally limited to the leasing of its specialized technical equipment for use by its customers, there is always the risk of the mishandling of such materials or technological or equipment failures, which could result in significant claims against the Company. Any such claims against the Company could materially adversely affect the Company's business, financial condition and results of operations.

   As CST is commercialized, the Company may be required to obtain environmental liability insurance in the future in amounts greater than it currently maintains. There can be no assurance that such insurance will provide coverage against all claims, and claims may be made against the Company (even if covered by the Company's insurance policy) for amounts substantially in excess of applicable policy limits. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Environmental Matters."

POTENTIAL NEED FOR ADDITIONAL FINANCING


   Prior to this Offering, financing for all of the Company's activities had been provided in the form of direct equity investments and loans by Commodore and Applied. Although the Company anticipates that the net proceeds of this Offering will be sufficient to sustain its operations for approximately 12 months following the date of this Prospectus, the Company's future capital requirements could vary significantly and will depend on certain factors, many of which are not within the Company's control. These include the ongoing development and testing of CST as a remediation and industrial waste management technology; the nature and timing of remediation and clean-up projects and permits required; and the availability of financing.


   In the environmental remediation market, the Company may not be able to enter into favorable business collaborations and might thus be required to bid upon projects for its own account. If such bids were successful, the Company would be required to make significant expenditures on personnel and capital equipment which would require significant financing in amounts substantially in excess of the net proceeds of this Offering. In addition, the Company's lack of operational experience and limited capital resources could make it difficult, if not highly unlikely, to successfully bid on major reclamation or clean-up projects. In such event, the Company's business development could be limited to remediation of smaller commercial and industrial sites with significantly lower potential for profit.

   The expansion of the Company's business will require the commitment of significant capital resources toward the hiring of technical and operational support personnel, the development of a manufacturing and testing facility for CST equipment, and the building of equipment to be used both for on-site test demonstrations and the remediation of contaminated elements. In the event the Company is presented with one or more significant reclamation or clean-up projects, individually or in conjunction with collaborative working partners, it may require additional capital to take advantage of such opportunities. There can be no assurance that such financing will be available or, if available, that it will be on favorable terms. If adequate financing is not available, the Company may be required to delay, scale back or eliminate certain of its development programs, to relinquish rights to certain of its technologies, or to license third parties to commercialize technologies that the Company would otherwise seek to develop itself. To the extent the Company raises additional capital by issuing equity securities, investors in this Offering will be diluted. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

MANAGEMENT'S BROAD DISCRETION IN APPLICATION OF PROCEEDS


   Approximately 24.2% of the net proceeds of this Offering has been allocated for working capital and general corporate purposes. In addition, approximately 8.6% of the net proceeds of this Offering has been allocated for proposed collaborative arrangements for which the Company has no binding agreements as of the date of this Prospectus. Accordingly, the Company will have broad discretion as to the application of a significant portion of the net proceeds of this Offering. See "Use of Proceeds."


COMPETITION AND TECHNOLOGICAL ALTERNATIVES

   The Company anticipates that CST's primary market will be for industrial by-products treatment and disposal. The Company has had limited experience in marketing CST and has not previously had any employees or personnel whose primary responsibilities for the Company consisted of sales or marketing functions. Other participants in both the private and public sectors include several large domestic and international companies and numerous small companies, many of whom have substantially greater financial and other resources and more manufacturing, marketing and sales experience than the Company. In addition, as membrane separation technology evolves, there exists the possibility that CST may be rendered obsolete by one or more competing technologies. Any one or more of the Company's competitors, or one or more other enterprises not presently known to the Company, may develop technologies which are superior to CST or other technologies utilized by the Company. To the extent that the Company's competitors are able to offer more cost-effective separation technology alternatives, the Company's ability to compete could be materially and adversely affected. See "Business."

NO ASSURANCE OF COLLABORATIVE AGREEMENTS OR PROJECT AWARDS

   In addition to its direct marketing efforts, the Company proposes to pursue opportunities in the environmental remediation market through collaborative joint working arrangements with companies that have a significant presence in well-established industries or markets, and that can introduce CST as an enabling technology to industry participants. However, neither the Company nor any of its prospective collaborative joint working partners have been awarded any project contracts. There can be no assurance that the Company will enter into any definitive joint project arrangements with its prospective working partners or others, or that any such definitive arrangements will be on terms and conditions that will enable the Company to generate profits. Furthermore, even if the Company is successful in obtaining one or more project awards, such projects may be curtailed or eliminated, or other problems may arise, which could materially adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY MANAGEMENT AND OTHER PERSONNEL

   The Company is dependent on the efforts of its senior management and scientific staff, including Edwin L. Harper, Ph.D., Chairman of the Board and Chief Executive Officer, Kenneth J. Houle, President and Chief Operating Officer, James M. DeAngelis, Senior Vice President, Srinivas Kilambi, Ph.D., Vice President -- Technology, Michael D. Kiehnau, Vice President -- Operations and Andrew P. Oddi, Vice President -- Finance. Messrs. Houle, DeAngelis, Kilambi and Kiehnau have employment agreements with the Company. Dr. Harper has an employment agreement with Commodore which requires him to serve from time to time in senior executive positions with one or more of Commodore's subsidiaries, including the Company. The proceeds of key man life insurance policies on the lives of certain of such individuals may not be adequate to compensate the Company for the loss of any of such individuals. The loss of the services of any one or more of such persons may have a material adverse effect on the Company. See "Executive Compensation -- Employment Agreements." Alan R.

Burkart, who had served as the Company's President and Chief Executive Officer since August 1996, resigned from such positions in December 1996 for health reasons. Although Mr. Burkart had previously been listed as a key employee, the loss of whom would materially adversely affect the Company, the Company believes that the loss of the services of Mr. Burkart will not have a material adverse effect on the Company.

   The Company's future success will depend in large part upon its ability to attract and retain skilled scientific, management, operational and marketing personnel. Prior to this Offering, the Company has not had any employees or personnel whose responsibilities for the Company were focused primarily on sales or marketing. The Company faces competition for hiring such personnel from other companies, government entities and other organizations. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel. See "Use of Proceeds," "Management" and "Executive Compensation."

POTENTIAL CONFLICTS OF INTEREST

   Edwin L. Harper, Ph.D., the Company's Chairman of the Board and Chief Executive Officer, also serves as the President and Chief Operating Officer of both Commodore and Applied and devotes a portion of his business and professional time and efforts to the respective businesses of Commodore and Applied. In addition, Paul E. Hannesson, Bentley J. Blum, Kenneth L. Adelman, Ph.D. and David L. Mitchell (the "Commodore Directors"), all of whom are directors of the Company, also serve as directors of Commodore and/or Applied. While the Company believes that its business and technologies are distinguishable from those of Commodore and Applied, and that it does not compete in the markets in which Commodore and Applied compete, Dr. Harper and the Commodore Directors may have potential conflicts of interest with respect to, among other things, potential corporate opportunities, business combinations, joint ventures and/or other business opportunities that may become available to them, the Company, Commodore and/or Applied. Moreover, while Dr. Harper has agreed to devote a majority of his business and professional time and efforts to the Company, potential conflicts of interest also include the amount of time and effort devoted by him to the affairs of Commodore and Applied. The Company may be materially adversely affected if Dr. Harper and/or the Commodore Directors choose to place the interests of Commodore and/or Applied before those of the Company. Each of Dr. Harper and the Commodore Directors has agreed that, to the extent such opportunities arise, he will carefully consider a number of factors, including whether such opportunities were presented to him in his capacity as an officer or director of the Company, whether such opportunities are within the Company's line of business or consistent with its strategic objectives and whether the Company will be able to undertake or benefit from such opportunities. In addition, the Company's Board of Directors has adopted a policy whereby any future transactions between the Company and any of its subsidiaries, affiliates, officers, directors, principal stockholders or any affiliates of the foregoing will be on terms no less favorable to the Company than could reasonably be obtained in "arm's length" transactions with independent third parties, and any such transactions will also be approved by a majority of the Company's disinterested outside directors. Dr. Harper and the Commodore Directors also owe fiduciary duties of care and loyalty to the Company under Delaware law. However, the failure of the Company's management to resolve any conflicts of interest in favor of the Company could materially adversely affect the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

   The Company and its customers are required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls, including without limitation, the Resource Conservation and Recovery Act, as amended ("RCRA"), and the Occupational Safety and Health Act of 1970 ("OSHA"), which may require the Company, its prospective working partners or its customers to obtain permits or approvals to utilize CST and related equipment on certain job sites. In addition, if the Company begins to market CST internationally, the Company will be required to comply with laws and regulations and, when applicable, obtain permits or approvals in those other countries. There is no assurance that such required permits and approvals will be obtained. Furthermore, particularly in the environmental remediation market, the Company may be required to conduct performance and operating studies to assure government agencies that CST and its by-products do not pose environmental risks. There is no assurance that such studies, if successful, will not be more costly or time-consuming than anticipated. Further, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended, or are interpreted or enforced differently, the Com-pany, its prospective working partners and/or its customers may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals. There can be no assurance that the Company will meet all of the applicable regulatory requirements. Failure to obtain such permits, or otherwise to comply with such regulatory requirements, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

DILUTION


   Purchasers of shares of Common Stock in this Offering will experience an immediate and substantial dilution of $3.98 per share (based on an assumed initial public offering price of $5.00 per share of Common Stock in this Offering), or approximately 79.6%, in the net tangible book value of the shares of Common Stock purchased by them in this Offering. Additional dilution to future net tangible book value per share may occur upon exercise of outstanding stock options and warrants (including the Warrants and the Representative's Warrants) and may occur, in addition, if the Company issues additional equity securities in the future, including issuances of Common Stock pursuant to the conversion of the Convertible Preferred Stock. Applied acquired its shares of Common Stock for cash consideration which was substantially less than the initial public offering price of the shares of Common Stock offered hereby. As a result, new investors will bear substantially all of the risks inherent in an investment in the Company. See "Dilution" and "Certain Relationships and Related Transactions."


CONTROL BY PRINCIPAL STOCKHOLDER; LOANS INVOLVING AFFILIATES


   Applied is currently the sole stockholder of the Company and, after completion of this Offering, will own approximately 87.0% of the outstanding Common Stock of the Company (approximately 68.5% assuming conversion of all Convertible Preferred Stock and exercise of all Warrants). Applied is a public company whose shares are traded on the American Stock Exchange. Commodore, which owns 69.3% of the common stock of Applied, is also a public company whose shares are quoted on the OTC Bulletin Board. Accordingly, events or circumstances having an adverse effect on either or both of Commodore or Applied, including fluctuations in their respective market prices, could have a material adverse effect on the market prices of the Securities.


   Bentley J. Blum, a director of the Company, beneficially owned, directly and through entities controlled by him, approximately 51.8% of the outstanding common stock of Commodore as of December 31, 1996. Paul E. Hannesson, a director of the Company, beneficially owned approximately 11.6% of the outstanding Commodore common stock as of such date. Accordingly, through his indirect beneficial ownership of a controlling stock interest in Applied, Mr. Blum will be able to control the voting of Applied's shares at all meetings of stockholders of the Company and, because the Common Stock does not have cumulative voting rights, will be able to determine the outcome of the election of all of the Company's directors and determine corporate and stockholder action on other matters. Messrs. Blum and Hannesson are also directors of both Commodore and Applied. See "-- Potential Conflicts of Interest," "Management," "Principal Stockholders" and "Certain Relationships and Related Transactions."


   In March 1997, the Company entered into a $1,500,000 line of credit with a commercial bank. It is expected that the entire line of credit will have been borrowed prior to the completion of this Offering to repay advances made by Applied to the Company since December 1, 1996 for providing equipment installed in the Company's new Atlanta facility and for working capital purposes. The line of credit is guaranteed by Applied and secured by cash collateral provided by Applied. Upon completion of this Offering, the Company will apply $1,500,000 of the net proceeds to repay such line of credit, and such guarantee and collateral will be released to Applied. Accordingly, Applied will directly benefit from the sale of the Securities offered hereby. In addition, in the event the Over-allotment Option is exercised, the Company intends to enter into a two-year revolving credit agreement with Commodore. Pursuant to such agreement, the Company may lend the net proceeds, if any, from the exercise of the Over-allotment Option (estimated to be up to approximately $1,830,285) to Commodore for its working capital needs. To the extent of such borrowings, cash resources will be diverted from use in the Company's business, and possibly at times when the Company's liquidity and access to funding may be limited. There can be no assurance that Commodore will promptly repay any outstanding amounts under the revolving credit agreement or not otherwise default under such agreement. In the event of any such default, the collateral held by the Company under the agreement may not be sufficient to adequately compensate the Company for any loans made thereunder. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Relationships and Related Transactions -- Loans Involving Affiliates."

RISK OF PRODUCT LIABILITY

   The Company proposes initially to license CST equipment and, upon completion of its proposed Atlanta facility, to manufacture all or a substantial portion of that equipment. The equipment will be utilized in a variety of industrial and other settings, and will be used to handle materials resulting from pressurized and chemical processes. Accordingly, the equipment will be subject to risks of breakdowns and malfunctions, and there exists the possibility of claims for personal injury and business losses arising out of such breakdowns and malfunctions. There can be no assurance that the Company's product liability insurance will provide coverage against all claims, and claims may be made against the Company (even if covered by the Company's insurance policy) for amounts substantially in excess of applicable policy limits. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

NO DIVIDENDS ON COMMON STOCK

   The Company has never paid any dividends on its Common Stock, and has no plans to pay dividends on its Common Stock in the foreseeable future. Furthermore, pursuant to the terms governing the Convertible Preferred Stock, the Company's Board of Directors may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past annual dividend payment date have been paid in full to holders of the Convertible Preferred Stock. See "Dividend Policy."

POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF SECURITIES FROM FUTURE SALES OF COMMON STOCK


   Future sales of Common Stock by Applied or other stockholders (including option holders) under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or through outstanding registration rights granted to the holders of the Representative's Warrants, could have an adverse effect on the market prices of the Securities. The Company and Applied, as well as all holders of outstanding securities exercisable for or convertible into Common Stock, have agreed not to, directly or indirectly, issue, agree or offer to sell, sell, transfer, assign, distribute, grant an option for purchase or sale of, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in such securities for a period of 13 months following the date of this Prospectus without the prior written consent of the Representative. Sales of substantial amounts of Common Stock or the perception that such sales could occur could adversely affect prevailing market prices for the Convertible Preferred Stock, the Common Stock and/or the Warrants. All of the shares of Convertible Preferred Stock, shares of Common Stock and Warrants, and all shares of Common Stock issuable upon conversion or exercise of such Securities, will have been registered under the Securities Act and may be immediately converted into or exercised for up to 3,100,000 additional shares of Common Stock, all of which are immediately salable. Such sales may further adversely affect the market price of the Common Stock. See "Shares Eligible For Future Sale."


NO ASSURANCE OF PUBLIC TRADING MARKET; ARBITRARY DETERMINATION OF PUBLIC OFFERING PRICES

   Prior to this Offering, there has been no public market for the Convertible Preferred Stock, the Common Stock or the Warrants, and there can be no assurance that an active trading market for any of the Securities will develop or, if developed, be sustained after the Offering. The initial public offering prices of the Securities offered hereby and the terms of the Convertible Preferred Stock and Warrants have been arbitrarily determined by negotiations between the Company and the Representative, and do not necessarily bear any relationship to the Company's assets, book value, results of operations or any other generally accepted criteria of value. See "Underwriting."

POSSIBLE VOLATILITY OF MARKET PRICES

   The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performances of specific companies. Announcements of new technologies and changing policies and regulations of the federal government and state governments and other external factors, as well as potential fluctuations in the Company's financial results, may have a significant impact on the prices of the Securities.

CERTAIN ANTI-TAKEOVER PROVISIONS AND POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF SECURITIES FROM ISSUANCE OF PREFERRED STOCK

   The Company's Certificate of Incorporation and By-Laws contain certain provisions that could have the effect of delaying or preventing a change of control of the Company, which could limit the ability of security holders to dispose of their Convertible Preferred Stock, Common Stock and/or Warrants in such transactions. The Certificate of Incorporation authorizes the Board of Directors to issue one or more series of preferred stock without stockholder approval. Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Convertible Preferred Stock and/or Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Convertible Preferred Stock and/or Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Convertible Preferred Stock, Common Stock and/or Warrants. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.
Section 203 could have the effect of delaying or preventing a change of control of the Company. See "Description of Securities -- Preferred Stock" and "--
Section 203 of the Delaware Law."

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

   The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by the DGCL as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the Company's By-Laws (the "By-Laws") require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. As a result of such provisions in the Certificate of Incorporation and the By-Laws, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such action, if successful, might otherwise benefit the Company and its stockholders. See "Executive Compensation -- Limitation of Directors' and Officers' Liability and Indemnification."

POSSIBLE ISSUANCE OF ADDITIONAL PREFERRED STOCK SENIOR TO THE CONVERTIBLE PREFERRED STOCK


   In addition to the Convertible Preferred Stock, the Company will have approximately 4,250,000 shares of Preferred Stock authorized after the designation of Convertible Preferred Stock which may be issued with dividend, liquidation, voting and redemption rights senior to the Convertible Preferred Stock; provided, however, that any such issuance of senior preferred stock must be approved by the holders of a majority of the outstanding shares of Convertible Preferred Stock. See "Description of Securities -- Convertible Preferred Stock."


SPECULATIVE NATURE OF THE WARRANTS; POSSIBLE REDEMPTION OF WARRANTS


   The Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Specifically, commencing one year after the date of this Prospectus, holders of the Warrants may exercise their right to acquire Common Stock and pay an exercise price of $5.50 per share, subject to adjustment upon the occurrence of certain events, until five years after the date of this Prospectus, after which date any unexercised Warrants will expire and have no further value. Moreover, following the completion of this Offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their initial public offering price. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.


   Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption at $.10 per Warrant on 30 days' prior written notice provided that the average closing sale price of the Common Stock equals or exceeds $15.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If the Warrants are redeemed, holders of the Warrants will lose their right to exercise the Warrants after the expiration of the 30-day notice period. Upon receipt of a notice of redemption, holders will be required to: (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the then-prevailing market price, if any, when they might otherwise wish to hold the Warrants, or (iii) accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. In the event that holders of the Warrants elect not to exercise their Warrants upon notice of redemption, the unexercised Warrants will be redeemed prior to exercise, and the holders thereof will lose the benefit of the appreciated market price of the Warrants, if any, and/or the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. See "Description of Securities -- Warrants."


ADVERSE EFFECT OF POSSIBLE REDEMPTION OF PREFERRED STOCK


   Commencing April   , 2000 and extending through April , 2001, the Convertible
Preferred Stock may be redeemed by the Company in whole but not in part, provided certain market conditions are met or alternatively, after April , 2001 may be redeemed by the Company in whole or in part at any time at specified premiums in excess of the initial public offering price of the Convertible Preferred Stock. The Company may choose to redeem the Convertible Preferred Stock rather than incur the cost of keeping a registration statement current with the Securities and Exchange Commission (the "Commission") for the shares of Common Stock underlying the Convertible Preferred Stock. Redemption or automatic conversion of the Convertible Preferred Stock could force the holders to convert the Convertible Preferred Stock at a time when it may be disadvantageous for the holders to do so, to sell the Convertible Preferred Stock at the then current market price when they might otherwise wish to hold the Convertible Preferred Stock for possible additional appreciation and receipt of dividends, or to accept the redemption price, which is likely to be substantially less than the market value of the Convertible Preferred Stock at the time of redemption.


CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE
WARRANTS

   The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the exercising holder of the Warrants. There can be no assurance that the Company will be able to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and will be able to maintain a current prospectus relating thereto until the expiration of the Warrants. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Warrants reside. The Warrants will be separately tradeable immediately after this Offering. In the event investors purchase the Warrants in the secondary market or move to a jurisdiction in which the shares underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable, the Company will be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and holders of the Warrants will have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities -- Warrants."

                               USE OF PROCEEDS


   The net proceeds to the Company from the sale of the Securities offered hereby (assuming an initial public offering price of $10.10 per Preferred Unit, consisting of one share of Convertible Preferred Stock at $10.00 per share and one Warrant at $.10 per Warrant, and $5.10 per Common Unit, consisting of one share of Common Stock at $5.00 per share and one Warrant at $.10 per Warrant), after deduction of underwriting discounts and other estimated offering expenses, are estimated to be approximately $11,668,400 (approximately $13,498,685 if the Over-allotment Option is exercised in full). The Company intends to utilize such net proceeds as follows:


                                                                          Approximate
                                                        Approximate      Percentage of
                                                       Dollar Amount     Net Proceeds
                                                      ---------------   ---------------
CST module systems (1)  ...........................     $ 2,850,000           24.4%
Technology and development costs (2)  .............       2,000,000           17.1
Acquisition of manufacturing equipment (3)  .......       1,000,000            8.6
Funding of proposed collaborative arrangements (4)        1,000,000            8.6
Atlanta facility (5)  .............................         500,000            4.3
Repayment of outstanding line of credit (6)  ......       1,500,000           12.8
Working capital and general corporate purposes (7)        2,818,400           24.2
                                                      ---------------   ---------------
   Total  .........................................     $11,668,400          100.0%
                                                      ===============   ===============


------
(1) Consists of costs anticipated to be incurred in connection with purchasing CST components for use in connection with initial demonstrations and/or installations of CST at customer sites.

(2) Includes the hiring of additional personnel (including marketing personnel) and the costs associated with conducting ongoing tests, demonstrations and enhancements of CST. See "Business -- Research and Development."

(3) Consists of costs anticipated to be incurred in connection with purchasing the equipment or licensing technology necessary to manufacture the modules and produce the proprietary chemicals used in CST. See "Business -- Proposed Manufacturing Operations."

(4) Expenditures in respect of collaborative arrangements will include salaries and benefits of personnel, equipment design and procurement costs, costs of leasing or otherwise obtaining additional operating facilities, analytical and other testing costs, professional fees, insurance and other administrative expenses. In each arrangement, personnel expenses may be expected to account for at least 50% of the costs of each collaborative arrangement, and equipment costs are likely to constitute the next largest component of expenditures. As of the date of this Prospectus, the Company has not determined the amount of net proceeds of this Offering to be applied to any one particular proposed collaborative arrangement because the Company is currently in negotiations with a number of companies involving, among other issues, the level of its proposed funding commitment. The estimated allocation of the net proceeds for funding of proposed collaborative arrangements is on an aggregate basis. In addition, in the event a definitive agreement is not entered into by the Company and Teledyne Brown or Sverdrup, respectively, on or before August 31, 1997, such memorandum of understanding may be terminated by either company upon written notice. See "Risk Factors -- No Assurance of Collaborative Agreements or Project Awards" and "Business -- Collaborative Working Arrangements."

(5) Consists of remaining costs anticipated to be incurred in connection with equipping a new facility of approximately 20,000 square feet near Atlanta, Georgia, which the Company has leased and began occupying in March 1997 and which will comprise the Company's administrative offices, research and testing laboratories and CST manufacturing plant. See "Business -- Proposed Manufacturing Operations" and "-- Properties."

(6) Represents a line of credit bearing interest at the prime lending rate (8.25% at March 17, 1997) provided by a commercial bank to the Company in March 1997 and expiring on April 17, 1997, which is guaranteed by Applied and secured by cash collateral provided by Applied. Upon completion of this Offering, the Company will apply $1,500,000 of the net proceeds to repay such line of credit. The line of credit had been used by the Company to repay advances made by Applied to the Company since December 1, 1996 for providing equipment installed in the Company's new Atlanta facility and for working capital purposes. See "Certain Relationships and Related Transactions -- Loans Involving Affiliates."

(7) Working capital and general corporate purposes include amounts required to pay officers' salaries, professional fees, ongoing public reporting costs, ongoing license fees and royalties, office-related expenses and other corporate expenses, including interest and overhead. The Company may also allocate up to one-third of its available working capital (approximately $900,000) to finance a portion of the purchase price relating to possible acquisitions of, or investments in, complementary (including competitive) businesses, products or technologies. The Company currently has no commitments or agreements with respect to any such acquisitions or investments. In the event any such acquisition or investment opportunity arises in the future, it is probable that the Company will also be required to obtain additional financing to complete such transaction. See "Risk Factors -- Unspecified Acquisition-Related Risks" and "-- Potential Need for Additional Financing."

   In the event the Over-allotment Option is exercised, the Company intends to enter into a two-year revolving credit agreement with Commodore. Pursuant to such agreement, the Company may lend the net proceeds, if any, from the exercise of the Over-allotment Option (estimated to be up to approximately $1,830,285) to Commodore for its working capital needs. In the event that the Company does not consummate the revolving credit agreement, such funds will be utilized by the Company for working capital and general corporate purposes. See "Risk Factors -- Control by Principal Stockholder; Loans Involving Affiliates," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Relationships and Related Transactions -- Loans Involving Affiliates."

   The Company believes that the net proceeds of this Offering will be sufficient to meet its cash, operational and liquidity requirements for a minimum of 12 months after the date of this Prospectus. While the initial allocation of the net proceeds of this Offering represents the Company's best estimates of their use, the amounts actually expended for these purposes may vary significantly from the specific allocation of the net proceeds set forth above, depending on numerous factors, including changes in the general economic and/or regulatory climate, and the progress and market acceptance of the Company's technology. See "Risk Factors -- Management's Broad Discretion in Application of Proceeds." However, there can be no assurance that the net proceeds of the Offering will satisfy the Company's requirements for any particular period of time. The Company anticipates that, after 12 months from the receipt of the net proceeds of this Offering, additional funding may be needed. No assurance can be given that such additional financing will be available on terms acceptable to the Company, if at all. See "Risk Factors -- Potential Need for Additional Financing." Pending specific allocation of the net proceeds of this Offering, the net proceeds will be invested in short-term, investment grade, interest-bearing obligations.

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company (a) as of December 31, 1996 and (b) at December 31, 1996, as adjusted giving effect to the sale by the Company of the Securities offered hereby (at an assumed initial public offering price of $10.10 per Preferred Unit, consisting of one share of Convertible Preferred Stock at $10.00 per share and one Warrant at $.10 per Warrant, and $5.10 per Common Unit, consisting of one share of Common Stock at $5.00 per share and one Warrant at $.10 per Warrant) and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Securities." This table should be read in conjunction with the Company's Financial Statements and the notes thereto which are included elsewhere in this Prospectus.

                                                                         December 31, 1996
                                                                   ----------------------------
                                                                      Actual       As Adjusted
                                                                    -----------   -------------
Short-term debt of sole stockholder (1)  ........................    $ 273,600     $   273,600
                                                                    ===========   =============
Stockholders' equity:
     Preferred Stock, $.001 per value; authorized 5,000,000
        shares; no shares issued and outstanding; 600,000 shares
        issued and outstanding, as adjusted .....................    $      --     $       600
     Common Stock, $.001 par value; authorized 50,000,000
        shares; 10,000,000 shares issued and outstanding;
        11,500,000 shares issued and outstanding, as adjusted ...       10,000          11,500
     Additional paid-in capital  ................................      981,200      12,647,500
     Accumulated deficit  .......................................     (914,740)       (914,740)
                                                                    -----------   -------------
Total stockholders' equity  .....................................    $  76,460     $11,744,860
                                                                    -----------   -------------
    Total capitalization  .......................................    $  76,460     $11,744,860
                                                                    ===========   =============

------
(1) Represents additional advances to the Company made by Applied since December 1, 1996, which were repaid by the Company subsequent to its obtaining a line of credit provided by a commercial bank in March 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               DIVIDEND POLICY


   The Company has never declared or paid cash dividends, and does not intend to pay any dividends in the foreseeable future on its shares of Common Stock. Pursuant to the terms governing the Convertible Preferred Stock, the Company's Board of Directors may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past annual payment date have been paid in full to holders of the Convertible Preferred Stock. Earnings of the Company, if any, not paid as dividends to holders of the Convertible Preferred Stock are expected to be retained for use in expanding the Company's business. The payment of dividends on the Common Stock is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, if any, capital requirements, financial condition and such other factors as are considered to be relevant by the Board of Directors from time to time. The Company's future earnings, if any, will not initially be adequate for the payment of dividends on the Convertible Preferred Stock, in which event such dividends will be paid out of the Company's then capital surplus (the Company's net assets minus the aggregate par or stated value of the outstanding shares of the Company's capital stock), if any. On an as adjusted basis, after giving effect to this Offering, the Company's capital surplus as of December 31, 1996 was $12,647,500. The payment of dividends and any future operating losses will reduce such capital surplus, which may adversely affect the Company's ability to continue to pay dividends on the Convertible Preferred Stock. The failure to pay quarterly dividends will result in a reduction of the conversion price on the Convertible Preferred Stock and may give rise to voting rights to the holders of such Convertible Preferred Stock. See "Risk Factors -- Inadequate Dividend Coverage" and "Description of Securities -- Convertible Preferred Stock."

                                   DILUTION


   At December 31, 1996, the Company's negative net tangible book value was $(164,160), or $(.02) per share of Common Stock. The net tangible book value of the Company is the tangible assets less total liabilities. After giving effect to the sale by the Company of the Securities offered hereby (assuming an initial public offering price of $10.10 per Preferred Unit, consisting of one share of Convertible Preferred Stock at $10.00 per share and one Warrant at $.10 per Warrant, and $5.10 per Common Unit, consisting of one share of Common Stock at $5.00 per share and one Warrant at $.10 per Warrant) and the initial application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of December 31, 1996 would have been approximately $11,723,704, or $1.02 per share. This represents an increase in net tangible book value per share of $1.04 to the Company's existing stockholders and an immediate dilution of $3.98 per share (or 79.6%) to new stockholders purchasing Common Stock and Convertible Preferred Stock in this Offering. The following table illustrates this dilution on a per share basis:



 Assumed initial public offering price per share  .........              $5.00
     Negative net tangible book value per share before
        the Offering .....................................    $(.02)
     Increase per share attributable to payments by new
        stockholders .....................................    $1.04
                                                             --------
Pro forma net tangible book value per share after the
   Offering ..............................................               $1.02
                                                                        -------
Dilution per share to new stockholders  ..................               $3.98
                                                                        =======



   In the event the Over-allotment Option is exercised in full, the net tangible book value at December 31, 1996 would have been approximately $13,553,989 and the dilution of net tangible book value per share to new stockholders would have been approximately $3.84.

   The following table sets forth the number of shares of Common Stock purchased from the Company by its existing stockholder, the number of shares of Common Stock to be purchased by investors in this Offering at an assumed initial public offering price of $5.00 per share and the total consideration paid and to be paid to the Company, and the average price paid per share.

                                                                                   Average Price
                            Shares Purchased           Total Consideration           per Share
                       -------------------------   ----------------------------   ---------------
                           Number       Percent         Amount        Percent
                        ------------   ---------    ---------------   ---------
New investors  ......     1,500,000       13.0%      $  7,500,000       88.3%          $5.00
Existing stockholder     10,000,000       87.0%           991,200(1)    11.7%          $ .10
                        ------------   ---------    ---------------   ---------
   Total  ...........    11,500,000      100.0%      $  8,491,200(2)   100.0%
                        ============   =========    ===============   =========

------
(1) Includes a total capital contribution by Commodore of $976,200 of Company notes, representing advances made by Commodore to the Company from its inception through November 26, 1996, which notes were purchased by Applied as of December 2, 1996. See "Certain Relationships and Related Transactions -- Organization and Capitalization of the Company" and Note 1 of Notes to Financial Statements. For these purposes, no value is attributed to the shares of common stock of Commodore issued by Commodore to enable the Company to acquire certain intellectual property rights relating to CST from Srinivas Kilambi, Ph.D., the Company's Vice President - Technology. See "Business -- Intellectual Property."

(2) Does not include $6,000,000 paid by new investors for 600,000 shares of Convertible Preferred Stock and $210,000 paid for 2,100,000 Warrants.

                             SELECTED FINANCIAL DATA

   The selected financial data included in the following table as of June 30, 1996 and for the period from November 15, 1995 (date of inception) to June 30, 1996 are derived from the audited Financial Statements appearing elsewhere herein. The selected financial data as of December 31, 1996, for the six months then ended and for the period from November 15, 1995 (date of inception) to December 31, 1996 are unaudited and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Financial data for the periods through December 31, 1996 are not necessarily indicative of the results of operations to be expected for the Company's fiscal year ending June 30, 1997. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto appearing elsewhere herein.


                                        November 15, 1995      Six Months        November 15, 1995
                                       (date of inception)        Ended         (date of inception)
Statement of Operations Data:(1)        to June 30, 1996    December 31, 1996   to December 31, 1996
                                        -----------------   -----------------    --------------------
Revenue  ............................       $      0            $   7,758             $   7,758
                                        -----------------   -----------------    --------------------
Costs and expenses:
   Research and development .........         50,080              412,340               462,420
   General and administrative .......          9,720              443,423               453,143
   Amortization. ....................            101                1,199                 1,300
                                        -----------------   -----------------    --------------------
Loss before interest and taxes  .....        (59,901)            (849,204)             (909,105)
Interest expense  ...................          1,035                4,600                 5,635
                                        -----------------   -----------------    --------------------
Net loss  ...........................       $(60,936)           $(853,804)            $(914,740)
                                        =================   =================    ====================
Net loss per share(2)  ..............           (.01)                (.08)                 (.09)
Ratio of earnings to preferred stock
   dividends ........................            -- (3)               -- (3)                -- (3)



                                                 June 30, 1996          December 31, 1996
                                                ---------------  ------------------------------
Balance Sheet Data:                                                  Actual      As Adjusted(4)
                                                                  ------------    --------------
Working capital (deficit)  ..................      $(81,630)       $(134,677)      $11,533,723
Total assets  ...............................        23,327          530,644        12,219,044
Total current liabilities  ..................        84,163          454,184           454,184
Deficit accumulated during development stage        (60,936)        (914,740)         (914,740)
Stockholders' equity (deficit)  .............       (60,836)          76,460        11,744,860


------
(1) The Company is in the development stage, and has had no commercial operations to date. See Note 1 of Notes to Financial Statements.

(2) Net loss per share is calculated on the basis of 10,000,000 shares of Common Stock being outstanding for the period presented. See Note 1 of Notes to Financial Statements.

(3) The Company's operating results are not sufficient to cover the Convertible Preferred Stock cash dividends. See "Risk Factors -- Inadequate Dividend Coverage" and "Dividend Policy."

(4) Gives effect on an as adjusted basis to the sale by the Company of the Units offered hereby at an assumed initial public offering price of $10.10 per Preferred Unit, consisting of one share of Convertible Preferred Stock at $10.00 per share and one Warrant at $.10 per Warrant, and $5.10 per Common Unit, consisting of one share of Common Stock at $5.00 per share and one Warrant at $.10 per Warrant, and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   The Company was organized in November 1995 and has had no commercial operations to date. Since its inception, the Company has been engaged principally in organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing test modules and installing and operating modules on a limited basis for demonstration or test purposes. Accordingly, the Company has no relevant operating history upon which an evaluation of its performance and prospects can be made. The Company is subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages as against larger and more established companies. The report of the independent auditors with respect to the Company's financial statements included in this Prospectus includes a "going concern" qualification, indicating that the Company's significant losses and deficits in working capital and stockholders' equity raise substantial doubt about the Company's ability to continue as a going concern.

   The Company has generated nominal revenues to date, and will not generate any material revenues until after the Company successfully completes the installation of modules in a significant number of industrial companies, of which no assurance can be given. During the period from November 15, 1995 (date of inception) to June 30, 1996, the Company incurred a net loss of $(60,936). From July 1, 1996 to December 31, 1996, the Company incurred additional operating losses of $(853,804), and anticipates that it may continue to incur significant operating losses for the foreseeable future. There can be no assurance as to whether or when the Company will generate material revenues or achieve profitable operations. See "Business" and Financial Statements.

DEPENDENCE ON SUPPLIERS

   The Company has not to date conducted any manufacturing operations, but has relied on unaffiliated suppliers to provide fibers, membrane casings and other materials and components utilized in CST. The Company has not previously experienced any delays or difficulties in obtaining any of these items, although there can be no assurance that such difficulties may not be encountered in the future. The Company has allocated a portion of the net proceeds of this Offering to the establishment of a facility in Atlanta, part of which will be dedicated to operations related to the manufacturing of chemicals, fibers, membrance casings and other materials and components utilized in CST. See "Risk Factors -- Dependence on Strategic Components from Suppliers; Limited Manufacturing Operations" and "Use of Proceeds."

LIQUIDITY AND CAPITAL RESOURCES

   The Company has to date financed its development efforts through direct equity investments and loans from Commodore and Applied. From November 15, 1995 (date of inception) to December 31, 1996, the Company has purchased or constructed equipment totalling $201,109 and has incurred patent filing and maintenance costs of $22,456. As of December 31, 1996, the Company's aggregate indebtedness to Applied was $273,600. Effective December 2, 1996, Commodore sold 100% of the Company's capital stock and the capital stock of another subsidiary to Applied and assigned the Company's $976,200 of notes to Applied in consideration of $3,000,000 and, subject to any applicable stockholder approval and notification requirements, shall issue a seven-year warrant to purchase 7,500,000 shares of Applied common stock at $15.00 per share. Applied has agreed to contribute the entire amount of such $976,200 Company indebtedness to the Company's equity prior to completion of this Offering. See "Certain Relationships and Related Transactions."

   The Company has sustained losses of $(853,804) and $(60,936) for the six month period ended December 31, 1996 and for the period from November 15, 1995 (date of inception) to June 30, 1996, respectively. The Company had no revenues during the period from November 15, 1995 (date of inception) to June 30, 1996 and had revenues of $7,758 for the six-month period ended December 31, 1996 as a result of billings from the Port of Baltimore field test of the CST process. Substantially all of the Company's losses are attributable to the expenses detailed above. At December 31, 1996 and June 30, 1996, the Company had working capital deficits of $(134,677) and $(81,630), respectively, and stockholders' equity and deficit of $76,460 and $(60,836), respectively. The Company has received significant advances in working capital from Commodore and Applied which has allowed it to continue its operations. There can be no assurance that it will continue to receive such financial assistance.


   The Company believes that the net proceeds of the Offering will be sufficient to meet its cash, operational and liquidity requirements for a minimum of 12 months after the date of this Prospectus.

   The Company has leased a new facility of approximately 20,000 square feet near Atlanta, Georgia, which it began occupying in March 1997 and which will comprise the Company's administrative offices, research and testing laboratories and CST manufacturing plant. It is anticipated that approximately $500,000 of the net proceeds of this Offering will be required with respect to leasing such facility and related leasehold improvements. Additionally, it is anticipated that approximately $1,000,000 of the net proceeds of this Offering will be required to purchase the equipment necessary to manufacture the modules and produce the proprietary chemicals used in CST. Prior to the Company's facility becoming operational for manufacturing, the Company anticipates spending approximately $2,850,000 of the net proceeds of this Offering to purchase CST components for use in connection with initial demonstrations and/or installations of CST at customer sites. The Company is continuing to further the development of CST through additional testing, demonstrations and enhancements which will require the hiring of additional personnel and additional research and development costs. See "Use of Proceeds" and "Business -- Proposed Manufacturing Operations" and "-- Properties."

   The Company has also allocated up to one-third of its available working capital (approximately $900,000) to finance a portion of the purchase price relating to possible acquisitions of, or investments in, complementary (including competitive) businesses, products or technologies. The Company currently has no commitments or agreements with respect to any such acquisitions or investments. See "Risk Factors -- Unspecified Acquisition-Related Risks." In the event any such acquisition or investment opportunity arises in the future, it is probable that the Company will also be required to obtain additional financing to complete such transaction. See "Risk Factors -- Potential Need for Additional Financing."

   The Company has allocated $1,000,000 of the net proceeds of this Offering for the funding of proposed collaborative arrangements. These costs include, but are not limited to, salaries and benefits of personnel, equipment design and procurement costs, cost of leasing or otherwise obtaining additional operating facilities, analytical and other testing costs, professional fees, insurance and other administrative expenses. As of the date of this Prospectus, the Company has not determined the amount of net proceeds of this Offering to be applied to any one particular proposed collaborative arrangement because the Company is currently in negotiations with a number of companies involving, among other issues, the level of its proposed funding commitment. The estimated allocation of the net proceeds for funding of proposed collaborative arrangements is on an aggregate basis. In addition, in the event a definitive agreement is not entered into by the Company and Teledyne Brown or Sverdrup, respectively, on or before August 31, 1997, such memorandum of understanding may be terminated by either company upon written notice. See "Risk Factors -- No Assurance of Collaborative Agreements or Project Awards," "Use of Proceeds" and "Business -- Collaborative Working Arrangements."

   In March 1997, the Company entered into a $1,500,000 line of credit with a commercial bank. The line of credit bears interest at the prime lending rate, as announced from time to time by such bank (8.25% at March 17, 1997), and expires on April 17, 1997. It is expected that the entire line of credit will have been borrowed prior to the completion of this Offering to repay advances made by Applied to the Company since December 1, 1996 for providing equipment installed in the Company's new Atlanta facility and for working capital purposes. The line of credit is guaranteed by Applied and secured by cash collateral provided by Applied. Upon completion of this Offering, the Company will apply $1,500,000 of the net proceeds to repay such line of credit, and such guarantee and cash collateral will be released to Applied. See "Risk Factors -- Control by Principal Stockholder; Loans Involving Affiliates," "Use of Proceeds" and "Certain Relationships and Related Transactions -- Loans Involving Affiliates."

   In addition, in the event the Over-allotment Option is exercised, the Company intends to enter into a two- year revolving credit agreement with Commodore. Pursuant to such agreement, the Company may lend the net proceeds, if any, from the exercise of the Over-allotment Option (estimated to be up to approximately $1,830,285) to Commodore for its working capital needs. Borrowings under the agreement will be secured by

Commodore's pledge of 2,000,000 shares of Applied common stock held by it and will bear interest at the rate of 10% per annum, with interest payable quarterly on outstanding amounts. The principal balance outstanding will be due on the second anniversary of the date of such agreement. The Company's obligation to lend such funds to Commodore is subject to a number of conditions, including review by the Company of the proposed use of such funds by Commodore. See "Risk Factors -- Control by Principal Stockholder; Loans Involving Affiliates," "Use of Proceeds" and "Certain Relationships and Related Transactions -- Loans Involving Affiliates."

   Pursuant to an assignment of technology agreement between the Company and Srinivas Kilambi, Ph.D., the Company's Vice President-Technology, the Company agreed to pay Dr. Kilambi a royalty through December 3, 2002 equal to 2% of the Company's revenues actually received and attributed to the commercial application of the technology acquired from Dr. Kilambi, except for applications related to the radionuclides technetium and rhenium, for which Dr. Kilambi is entitled to receive a royalty of .66% of net sales (less allowances for returns, discounts, commissions, freight, and excise or other taxes). Pursuant to the license agreement with Lockheed Martin, the Company made an initial cash payment of $50,000 upon the execution of the agreement and is obligated to pay, commencing in the third year of the agreement, a royalty to Lockheed Martin of 2% of net sales (less allowances for returns, discounts, commissions, freight, and excise or other taxes) up to total net sales of $4,000,000 and 1% of net sales thereafter. In addition, the Company has agreed to guarantee Lockheed Martin, commencing in the third year of the agreement, an annual minimum royalty of $15,000. See "Business -- Commercialization and Marketing Strategy -- Radionuclide/Mixed Waste Separation." Payment of such royalties to Dr. Kilambi and Lockheed Martin is based on Company revenues and is not related to or contingent upon the Company attaining profitability or positive cash flow. As a result, such payments will adversely affect operating results and divert cash resources from use in the Company's business, and possibly at times when the Company's liquidity and access to funding may be limited. See "Business -- Intellectual Property" and "Certain Relationships and Related Transactions -- Organization and Capitalization of the Company."

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

   The Financial Accounting Standards Board has issued Statements of Financial Accounting Standard Statement No. 121, "Accounting for Long Lived Assets" and No. 123, "Accounting and Disclosure of Stock-Based Compensation." Statement No. 121 is effective for years beginning after December 15, 1995. The effect of adoption of Statement No. 121 will not have a material effect on the Company's financial statements. Statement No 123 is effective for years beginning after December 15, 1995. The effect of adoption of Statement No. 123 is not expected to have a material effect on the Company's financial statements as the Company has adopted only the disclosure requirements of Statement No. 123.

NET OPERATING LOSS CARRYFORWARDS

   As of December 31, 1996, the Company had net operating loss carryforwards of approximately $914,000, which expire in the year 2011. The amount of net operating loss carryforward that can be used in any one year will be limited by the applicable tax laws which are in effect at the time such carryforward can be utilized. A valuation allowance of $311,000 has been established to offset any benefit from the net operating loss carryforward as it cannot be determined when or if the Company will be able to utilize the net operating losses.

                                    BUSINESS

GENERAL

   The Company has developed and intends to commercialize its membrane separation and recovery system called CST. Based on the results of more than 100 laboratory and other tests to date, the Company believes that CST can separate and recover chrome, chromium, cadmium, silver, mercury, platinum, lead, zinc, nickel, trichlorethylene, polychlorinated biphenyls, methylene chloride, amino acids, antibiotics, radionuclides, and other organic and inorganic targeted substances from liquid or gaseous feedstreams. CST utilizes a process whereby a contaminated liquid or gaseous feedstream is introduced into a fibrous membrane unit or module containing a proprietary chemical solution, the composition of which is customized depending on the types and concentrations of compounds in the feedstream. As the feedstream enters the membrane, the targeted substance reacts with CST's proprietary chemical solution and is extracted through the membrane into a strip solution where it is then stored. The remaining feedstream is either recycled or discharged as non-toxic effluent. In some instances, additional treatment may be required prior to disposal.

   CST is distinguishable from other existing forms of membrane filtration technology in that it:

   o  requires low initial capital costs and low operating costs;

   o has the capability of treating a wide variety of elements and compounds in a wide variety of industrial settings at great speed and with a high degree of effectiveness, regardless of contaminant concentrations, volume requirements and other variables;

   o is environmentally safe, in most instances producing no sludges or other harmful by-products which would require additional post-treatment prior to disposal;

   o can selectively extract target substances, while extracting substantially fewer unwanted substances;

   o can typically operate on-site and in less than 40 square feet of space for the entire system;

   o can extract metals, organic chemicals and other elements and compounds in degrees of concentration and purity which permit their reuse; and

   o has the capability, in a single process application, of selectively extracting multiple elements or compounds from a mixed process stream.

   In August 1996, the Company completed an on-site demonstration of CST for the decontamination of chromium-contaminated groundwater at the Port of Baltimore, Maryland. During this demonstration, a CST unit, in a single feedstream pass-through, reduced the contamination level of chromium from more than 400 parts per million (ppm) to less than one ppm. The results of this test were verified by Artesian Laboratories, Inc., an independent testing laboratory. The Company has since completed additional on-site demonstrations of CST at the Port of Baltimore with similar results. Due to the success of such demonstrations, in February 1997 the State of Maryland informed the Company that it will recommend including the CST process as an eligible technology in the bid specifications to remediate the groundwater at the Port of Baltimore. Based on management studies and discussions with metals industry executives, the Company believes that CST represents a significant technological advancement in the area of environmental remediation as the only technology capable of on-site chromium removal and recovery that enables effluent discharge without additional treatment.

   In September 1996, the Company installed a commercial scale CST unit at a Columbus, Ohio metal plating company. DLZ Laboratories, Inc., an independent testing laboratory, verified that the CST unit processed the initial batch of process effluent stream and reduced nickel and zinc contamination from 900 ppm to 2 ppm in one hour. The Company has continued to operate this CST unit to process nickel and zinc effluent streams containing concentrations of 200 to 400 ppm, and the unit has consistently reduced the contaminant levels to 1 to 5 ppm. The decontaminated process effluent stream is being recycled into the plating line rinse tanks, saving the plating company its normal consumption of make-up water at a rate of five gallons per minute. The recovered nickel and zinc solution is currently being analyzed by the plating company for reuse in its plating operations.

   In January 1997, the Company entered into a license agreement with Lockheed Martin, manager of Oak Ridge. Under the terms of the agreement, the Company received the exclusive worldwide license, subject to a government use license, to use and develop the technology related to the separation of the radionuclides technetium and rhenium from mixed wastes containing radioactive materials. Based on tests conducted at Oak Ridge since May 1994, the Company believes that this technology is capable of selectively extracting and recovering technetium, rhenium and other radioactive isotopes as a concentrated aqueous solution which can be reused in various scientific applications or disposed of by government-approved techniques including long-term storage. The Company believes that this technology can be used to remediate nuclear waste tanks stored at the U.S. Department of Energy's atomic energy plants in Rocky Flats, Colorado, Idaho Falls, Idaho, Paducah, Kentucky, Weldon Springs, Missouri, Frenchman Flat, Nevada, Los Alamos, New Mexico, Aiken, South Carolina, Oak Ridge, Tennessee, Pantex, Texas and Hanford, Washington, and intends to pursue such opportunities. According to Department of Energy sources, there are approximately 100 million gallons of mixed radioactive and hazardous chemical waste stored at these plants.

   The Company will market its technology to industries engaged in metallurgical processing, metal plating and mining, as well as companies producing organic chemicals and biochemicals and those engaged in gas separation. The Company is also targeting governmental agencies that have sites which require remediation, and has already completed an on-site demonstration at the Port of Baltimore.

   The Company intends to pursue collaborative joint working and marketing arrangements with, or acquisitions of or investments in, companies that have a presence in target markets and those that focus on obtaining environmental remediation projects, including clean-up of harbors, groundwater and nuclear waste sites. Although the Company has entered into memorandums of understanding for proposed working arrangements with Teledyne Brown and Sverdrup, and is bidding on certain projects, there can be no assurance that any of these activities will result in definitive collaborative agreements or project awards. Even if project contracts are awarded to the Company, CST has never been utilized on a large-scale basis, and there is no assurance that this technology will perform successfully on a large-scale commercial basis, or that it will be profitable to the Company. There can also be no assurance that this technology will not be superseded by other competing technologies.

MARKET OVERVIEW

   Based on market data compiled by the Company, the Company estimates that, as of August 1, 1996, there were approximately 7,500 companies operating metal plating and metal finishing facilities in the United States, and an additional 1,500 such facilities in Canada. Based on estimated sales by these facilities, the Company believes that on average each of these facilities could utilize four to ten CST membrane units. The Company estimates that, as of such date, there were approximately 50 companies in the United States involved in industrial gas separation, and based on these companies' estimated sales, the Company believes that on average each of these companies could utilize two to four membrane units operating at significant volumes. Further, as of August 1, 1996, based on market data compiled by the Company, the potential market from organic chemical companies is in excess of 10,000 companies in the United States. Based on these companies' estimated sales, the Company believes that on average each of these companies could utilize two to four membrane units operating at significant volumes. Additionally, as of such date, there were more than 5,000 biochemical, bulk drug manufacturing and pharmaceutical companies operating in the United States and Canada, and based on these companies' estimated sales, the Company believes that on average the typical such company could utilize two to four membrane units operating at substantial volumes. The Company believes that the potential international market for each of the above applications could be twice the size of the North American market. Federal, state and local government entities are also a potential market for the Company, particularly in the area of environmental remediation and clean-up.

   As with any new technology or process, or a significant advancement of an existing technology or process, there may be initial resistance to the use of CST on a large scale, and certain prospective projects for the Company may have already been committed to other forms of technology. In each case, the Company expects to introduce its process on a test basis through the introduction of sample membrane units to demonstrate the efficacy of the technology, with the aim of full installation and/or project awards based on the performance of the sample units.

ALTERNATIVE SEPARATION TECHNOLOGIES

   Membrane separation and extraction technologies have been utilized commercially for several decades. Prior to the development of CST, membrane separation and extraction capabilities were broken into four subranges, consisting of microfiltration, ultrafiltration, nanofiltration and reverse osmosis (hyperfiltration), each distinguished and defined by the relative particle size which the particular process was capable of separating from the feedstream, and by whether the compounds were suspended or dissolved in the feedstream. Existing technologies currently in use for the treatment of solubilized feedstreams (in which the containment is dissolved, rather than suspended, in the feedstream) include: (i) ion exchange (wherein electrically charged ions that are electrochemically held by ion exchange resin beads are exchanged for ions of similar charge in a solution in which the beads are immersed), (ii) reverse osmosis (wherein solutions are desalted or concentrated by driving them through membranes using relatively high hydraulic pressure, resulting in contaminants being excluded or rejected by the membranes), (iii) precipitation (wherein chemicals are used to precipitate out the contaminants for eventual off-site disposal), (iv) ultrafiltration (wherein moderate hydraulic pressure is used to transfer water and low molecular weight species through a membrane while blocking relatively large-sized contaminants such as suspended solids, colloids and large organic molecules) and (v) chromatography (wherein mixtures are separated into their constituents by preferential adsorption on solids).

CST

   Although CST uses the same basic principles as other membrane separation technologies, the Company believes that CST represents a significant advance in membrane separation technology in the treatment of solubilized feedstreams. In contrast to the five alternative separation technologies described above, CST acts by separating and extracting the targeted material(s) from the feedstream, rather than extracting the feedstream from the targeted material(s). As a result, for the first time, a single process is capable of treating a wide variety of elements and compounds in a wide variety of industrial settings, and doing so at great speed and with a high degree of effectiveness regardless of particle size, volume requirements and other variables. The Company also believes that CST is the first membrane separation technology which is capable, in a single process application, of selectively extracting multiple elements or compounds from a mixed process stream. The CST membrane modules can also be configured in various sizes and numbers and for varying capacities, and operate on the manufacturing site at ambient temperatures and pressures.

   CST involves injecting a contaminated liquid or gaseous feedstream into the Company-designed fibrous membrane unit or module. This module is continuously fed with a recycled stream of proprietary chemical solution whose composition will vary depending on the types of compounds in the feedstream. As the feedstream enters the membrane unit, the metal or other substance to be extracted reacts with the proprietary chemical solution in the fibrous membrane, and the metallic or other ions are extracted through the membrane into a strip solution which is concentrated and gathered in a separate storage container. The balance of the feedstream is either recycled or simply discharged as normal effluent. In some instances, additional treatment may be required prior to disposal, or disposal may need to be made in a regulated manner. The Company believes that CST can be utilized for the separation and recovery of chrome, chromium, cadmium, silver, mercury, platinum, lead, zinc, nickel, trichlorethylene, polychlorinated biphenyls, methylene chloride, amino acids, antibiotics, radionuclides, and other organic and inorganic substances.

   The typical CST module is cylindrical in shape and can be situated on a surface or in an area the size of a desktop. The module casing is constructed of either steel or plastic (depending on the required durability for the particular process application), and contains the microporous fiber membrane through which the target element or compound is separated from the contaminated feedstream. At one end of the module, there is attached a set of pumps and tubing that feeds the contaminated feedstock from its point of origin (such as a metal plating tank or bath) into the module. Additional pumps and tubing are attached to feed and recycle the chemical solution which is the active element in the membrane, and discharge tubing or piping is attached at the other end of the module, to carry away the separated concentrated metal solution or other compound, and the wastewater and other non-reusable by-product. The Company plans to produce a range of modules that will precisely conform to the customer's requirements for volume and capacity, and thus accommodate the available space in the customer's facility. The Company also formulates the active chemical compound for the process in each customer application, and performs the initial installation of the equipment at the customer site. The customer will operate the equipment and, by computer hook-up, the Company will monitor the equipment and process while in operation.

LABORATORY AND OTHER TEST RESULTS

   In more than 100 laboratory and other tests to date, CST has demonstrated the ability to successfully separate a variety of metals and other substances from liquid and gaseous process streams. In each instance, the process stream was reduced to levels approaching federal guidelines under the Federal Clean Water Act for the disposal of the reacted process stream as normal wastewater effluent, and the recovered materials were of sufficient quantity and purity as to economically permit the reuse thereof in most commercial applications. Test results included the following:

                                                                                              Applicable
Material                Before Treatment    After Treatment                               Federal Guideline
 ------------------   --------------------   ----------------------------------------    ---------------------
Metals:
     Zinc  ........  1,000 ppm              Less than 2 ppm (after 30 minutes)          Less than 2 ppm
     Nickel  ......  3,200 ppm              Less than 1.6 ppm (after 30 minutes)        Less than 2 ppm
     Chromium  ....  430 ppm                0.49 ppm (field test)                       5 ppm
     Aluminum  ....  195 ppm                100 ppm (after 15 minutes)                  30 ppm
     Silver  ......  177 ppm                1 ppm                                       Less than 2 ppm
Organics:
     Phenol  ......  10,000 ppm             Less than 10 ppm                            Less than 30 ppm
     Nitrophenol  .  10,000 ppm             Less than 10 ppm                            Less than 30 ppm
Biochemicals:
     Phenylalanine   5,000 ppm              Less than 10 ppm                            Less than 30 ppm
Radionuclides:
     Cesium  ......  10 ppm                 Less than 5 parts per billion (ppb)         Less than 10 ppb
     Rhenium  .....  5 ppm                  Less than 5 ppb                             Less than 10 ppb
Anions:
     Nitrates  ....  62,000 ppm             Less than 100 ppm                           Less than 10 ppm


   All of these tests were performed on limited quantities of process streams, and there can be no assurance that the same or similar results would or could be obtained on a large-scale commercial basis or on any specific project. Other than with respect to the Company's tests involving the separation and recovery of zinc, nickel and chromium, no other tests conducted by the Company have been independently verified. See "Risk Factors -- Unproven on Large-Scale Commercial Basis."

COMPETITIVE AND OPERATIONAL ASPECTS OF CST

   The following chart highlights certain of the salient differences which the Company believes, based on the limited quantities of process streams tested, distinguish CST from other membrane separation technologies. As shown below, the Company believes that CST has substantially broader applications than most of the other technologies, and is generally capable of superior results in less time. Other than with respect to the Company's tests involving the separation and recovery of zinc, nickel and chromium, no other independent tests have been conducted by the Company to verify the accuracy of the specifications shown below.

                              CST PROCESS                                       ION EXCHANGE
                              ------------                                      -------------
 Process Description          Reaction-diffusion membrane transport             Ionic exchange
--------------------------------------------------------------------------------------------------------
Process Temperatures          Ambient-80 (degrees) SDC                          Ambient-80 (degrees) SDC
--------------------------------------------------------------------------------------------------------
Process Pressure              15-20 pounds per square inch (psi)                20-30 psi
--------------------------------------------------------------------------------------------------------
Target Compounds              Metals, Organics, Volatile organic                Metals, Anions
                              compounds, Gases, Biochemicals,
                              Radionuclides, Anions
--------------------------------------------------------------------------------------------------------
Target Metals                 Electroplating, Metal Finishing, Petroleum,       Electroplating,
                              Petrochemical, Paper, Organics, Food              Metal Finishing
                              Process, Biotechnology, Textile

--------------------------------------------------------------------------------------------------------
Reaction Time                 Instantaneous                                     1-2 seconds
--------------------------------------------------------------------------------------------------------
Process Selectivity           Greater than 1,000:1                              Less than 70:1
(Desired: Undesired)
--------------------------------------------------------------------------------------------------------
Product Recovery              Greater than 99.9%                                Greater than 99.9%
--------------------------------------------------------------------------------------------------------
Loading Limitations           None                                              Operates only at
                                                                                low feed velocities
--------------------------------------------------------------------------------------------------------
Process Speed                 Very high                                         Low to medium
--------------------------------------------------------------------------------------------------------
Post-Treatment Required       No                                                Yes
--------------------------------------------------------------------------------------------------------
Comments; Limitations         Readily integrated into other processes;          Readily integrated
                              may need prefiltration to remove suspened         into other processes
                              or heavier particles

                                                       REVERSE
                                                       OSMOSIS/
                                                       ULTRA-
PRECIPITATION               CHROMATOGRAPHY            FILTRATION
-------------------------------------------------------------------------------------------
Precipitation as metal      Adsorption                High pressure transport of
hydroxides                                            water across a membrane
-------------------------------------------------------------------------------------------
Ambient                     Ambient                   Ambient-80 (degrees) SDC
-------------------------------------------------------------------------------------------
15-25 psi                   25 psi                    100-1,000 psi
-------------------------------------------------------------------------------------------
Heavy Metals                Biochemicals              Water

-------------------------------------------------------------------------------------------
Electrochemicals,           Biotechnology             Electroplating, Metal Finishing,
  Metal Finishing                                     Petroleum, Petrochemical,
                                                      Paper, Organics, Food Process,
                                                      Biotechnology, Textile
-------------------------------------------------------------------------------------------
2-10 seconds                Several minutes           Not applicable
-------------------------------------------------------------------------------------------
0:1                         2-5:1                     0:1

-------------------------------------------------------------------------------------------
None                        Greater than 90%          Greater than 90%
-------------------------------------------------------------------------------------------
None                        Operates only at          Cannot produce large throughput
                            very low flow rates       without clogging
-------------------------------------------------------------------------------------------
High                        Very low                  Medium
-------------------------------------------------------------------------------------------
Yes                         Yes                       Yes
-------------------------------------------------------------------------------------------
Non-selective; most         Limited to low feed       Energy intensive; non-selective;
labor intensive; no         concentration; non-       needs prefiltration;
product recovery            selective; slow           relatively expensive
                            process


COMMERCIALIZATION AND MARKETING STRATEGY

   During the initial commercialization phase, the Company expects to lease the CST modules to customers, with the lease payments being due and payable after installation and successful start-up of the equipment. When replacement modules are required, the Company expects to supply these modules at a reasonable mark-up over their cost. As new patents are filed and issued, the Company may, for certain applications, determine to make a direct sale of the equipment with additional long-term royalty payment provisions. The Company also expects to obtain revenues through servicing the CST equipment, including periodic replacement of the membrane component. In addition to leasing and selling its equipment, the Company intends to charge its customers based on a percentage of the customer's actual cost savings derived from reduced disposal costs and recovered reusable materials. In applications in which reusable materials are not recovered, the Company's ongoing charges may be based on the volume of materials processed. Although the Company plans to focus its initial marketing efforts on domestic businesses, the Company will also be prepared to pursue international opportunities, which may arise from successful presentations to multinational corporations or from overseas referrals by domestic entities.

   In specific industries and for specific applications, the Company intends to emphasize and exploit the following attributes of CST.

   Metals Separation and Recovery

   The Company's initial marketing efforts will be in the industrial sector, in which the separation and recovery of metal-bearing liquid solutions present a substantial market. Primary among the potential customers in this area are metal plating and metal finishing operations, which generate substantial volumes of mixed metals process streams for which no previous technology was available to effect proper separation.

   In September 1996, the Company installed a commercial scale CST unit on-line at Plating Technology Inc., a Columbus, Ohio metal plating company ("PTI"). The unit is currently operating on a continuous mode and, based on operating data results to date, is successfully separating and recovering nickel and zinc effluent streams with concentrations varying from 100 to 1,000 ppm. DLZ Laboratories, Inc., an independent testing laboratory, verified that the CST unit processed the initial batch of process effluent stream and reduced nickel and zinc contamination from 900 ppm to 2 ppm in one hour. The Company's own data indicate that, in ongoing use on effluent streams containing nickel and zinc concentrations of 200 to 400 ppm, this CST unit has consistently reduced the level of contaminants to 1 to 5 ppm. The decontaminated process effluent stream is being recycled into PTI's plating line rinse tanks, saving PTI its normal consumption of make-up water at a rate of five gallons per minute. The recovered nickel and zinc solution is currently being analyzed by PTI for reuse in its plating operations.

   Based on management studies and discussions with metals industry executives, the Company believes that the major competitive technology in this area is precipitation, which generates a metallic sludge by-product requiring further treatment prior to landfill disposal. By contrast, CST does not generate harmful metallic sludges, and instead enables close to 100% process water recycling, while also enabling recovery of valuable raw materials. As costs of environmental compliance continue to mount, the Company expects CST to become a preferred alternative to existing metals separation methods.

   Gas Separation

   The CST equipment and technology can also be utilized to separate and recover valuable gases (such as nitrogen) from mixed gaseous and liquid compounds. For example, nitrogen is used for a wide variety of process applications, including oil recovery, food processing, metal heat treatment, and pharmaceutical testing and development.

   Nitrogen is typically obtained by separating it from oxygen, using processes such as cryogenic distillation, adsorption, catalytic removal, and permselective polymeric membrane separation. However, each of these processes has drawbacks, which can include high energy usage, high pressure and temperature requirements, and/or relatively low purity of the recovered gas. The CST process overcomes these drawbacks by yielding relatively pure nitrogen in a low-energy, low capital cost process conducted at ambient temperature and pressure. The Company has prepared a proposal for a prototype unit for the production of high-purity nitrogen for use in food processing, but has not otherwise developed a strategy or targeted a market for commercialization of the gas separation application.

   Organics Separation and Recovery

   As of August 1, 1996, based on market data compiled by the Company, there were more than 10,000 organic chemical industry companies operating in the United States. These companies generate significant volumes of waste process streams, including mixed organic/non-organic streams. CST has been demonstrated to have significant capabilities in the separation and recovery of a variety of contaminants, including phenol and nitrophenol (a phenolic derivative), and the Company believes that such capabilities, although untested, extend to other organic chemicals such as volatile organic compounds, petrochemicals, other phenolic derivatives, olefin alkanes and acid gases.

   Currently, the primary technology utilized in this area is activated carbon treatment. Like the other slow biological treatment processes utilized in this area, the by-products are often more toxic than the original compound. The Company intends to demonstrate to chemical manufacturers that CST is effective in dealing with the wide variety of contaminants generated by these businesses, and that use of CST will substantially reduce the environmental risks and costs associated with traditional separation methods.

   Biochemicals Separation and Recovery

   CST has also been demonstrated to have significant capabilities in the separation and recovery of biochemicals, including phenylalanine (an amino acid), and the Company believes that such capabilities, although untested, extend to other biochemicals such as proteins, other amino acids, antibiotics, glycerides, fatty acids, drug delivery vehicles and other pharmaceuticals. Mixed wastes containing these materials are generated in both research and development functions and in manufacturing functions. These materials have substantial value, and the Company intends to emphasize both the value of the recovered materials and the enhanced and speedier environmental compliance attributes of CST.

   Currently, the primary competing technology in this area is chromatography, which requires substantially greater time to treat significant volumes of material, and is substantially less selective in the types of materials that can be separated from the liquid feedstream.

   Environmental Remediation and Restoration

   The Company believes that CST has significant potential for application to environmental remediation and restoration. The Company is currently involved in pilot projects for the decontamination of water in the Port of Baltimore, and for clean-up of trichlorethylene-contaminated groundwater on Cape Cod, Massachusetts. In the case of a project such as the Port of Baltimore project, it is expected that the remediating technology will be applied continuously over a period of many years, until the subject contamination (in the case of Baltimore, chromium leaching from underlying soil into the aquifer) has been demonstrated to have been abated for a significant period of time.

   In contrast to other remediation technologies, the Company believes that CST has the attributes of low initial capital costs, low operating costs and the ability to recover heavy metals, organic chemicals and varied volatile organic compounds for reuse.

   In August 1996, the Company completed an on-site demonstration of CST for the decontamination of water in the Port of Baltimore. During seven hours of operation, a single CST unit, in a single pass-through of feedstream, processed 90 gallons of water containing more than 400 ppm of chromium, and reduced the contamination level to 0.49 ppm. This reduced level of contamination was below the federal guideline (5 ppm) for the unregulated discharge of water. The results of this test were verified by Artesian Laboratories, Inc., an independent testing laboratory. The Company has since completed additional on-site demonstrations of CST at the Port of Baltimore with similar results. Due to the success of such demonstrations, in February 1997 the State of Maryland informed the Company that it will recommend including the CST process as an eligible technology in the bid specifications to remediate the groundwater at the Port of Baltimore. The Company believes that compliance with the federal guideline can be achieved either by refinement of chemical formulation or process procedure, by dilution of the processed water with a small amount of uncontaminated water, or by passing the processed water through a larger or supplemental CST unit. The Company believes that the same process is capable of achieving comparable results in the same time period on substantially greater volumes of contaminated water, either by increasing the flow of feedstream into the membrane, by configuring and utilizing a larger module, or by installing and operating additional modules. As indicated above, this demonstration was performed on limited quantities of process streams, and there can be no assurance that the same or similar results would or could be obtained on a larger scale.

   To speed its entry in this market, the Company intends to enter into collaborative joint working and marketing arrangements with established engineering and environmental service organizations which are expected to provide technical and professional expertise, market presence and credibility. Although the Company has entered into memorandums of understanding with several such companies, the Company has not to date entered into any definitive agreements or received any firm contract awards. See "-- Collaborative Working Arrangements."

   Radionuclide/Mixed Waste Separation

   In the United States, there are numerous sites operated or maintained by the Department of Energy ("DOE") and/or the Department of Defense at which there are present "mixed wastes" containing radionuclides intermingled with other hazardous wastes. These sites are also contaminated with other compounds associated with nuclear weapons, testing and energy. CST has been demonstrated to have significant capabilities in the separation of radionuclides such as cesium, technetium and rhenium, and the Company believes that such capabilities, although untested, extend to most of the other compounds found at such sites. The United States government estimates that potential government expenditures in this market could be between $234 billion and $389 billion over the course of the next 75 years.

   This element of the market is a significant subcategory of the general environmental remediation that can be undertaken with CST. In addition to low initial capital costs and low operational costs, CST has the advantage of cost-effectively separating both dissolved mixed waste and radionuclides, and allowing separate handling and disposal of both hazardous waste types. The Company anticipates pursuing this market area in collaboration with established engineering and environmental service organizations, who can provide technical and professional expertise, market presence and credibility. Neither the Company nor any of its collaborative partners have been awarded any contracts to use CST, and there can be no assurance as to whether or when any such contracts may be obtained.

   In January 1997, the Company entered into a license agreement with Lockheed Martin, manager of Oak Ridge (the "Lockheed License Agreement"). Under the terms of the Lockheed License Agreement, the Company received the exclusive worldwide license, subject to a government use license, to use and develop the technology related to the separation of the radionuclides technetium and rhenium from mixed wastes containing radioactive materials. The Company also received under the Lockheed License Agreement the right to exploit the technology for other commercial applications. Pursuant to the Lockheed License Agreement, the Company made an initial cash payment of $50,000 upon the execution of the agreement and is obligated to pay, commencing in the third year of the Lockheed License Agreement, a royalty to Lockheed Martin of 2% of net sales (less allowances for returns, discounts, commissions, freight, and excise or other taxes) up to total net sales of $4,000,000 and 1% of net sales thereafter. In addition, the Company has agreed to guarantee Lockheed Martin, during the term of the Lockheed License Agreement, an annual minimum royalty of $15,000 commencing in the third year of the Lockheed License Agreement. The Lockheed License Agreement, which may be terminated at any time solely by the Company, has a term which will last until the end of the life of all patents or patentable claims described in or ultimately arising out of the provisional patent recently filed jointly by the Company and three of Dr. Kilambi's colleagues who worked with him at Oak Ridge, covering their inventions related to radionuclides. See "-- Intellectual Property" below.

   Based on tests conducted at Oak Ridge since May 1994, the Company believes that this technology is capable of selectively extracting and recovering technetium, rhenium and other radioactive isotopes as a concentrated aqueous solution which can be reused in various scientific applications or disposed of by government-approved techniques including long-term storage. The Company believes that this technology can be used to remediate nuclear waste tanks stored at the DOE's atomic energy plants in Rocky Flats, Colorado, Idaho Falls, Idaho, Paducah, Kentucky, Weldon Springs, Missouri, Frenchman Flat, Nevada, Los Alamos, New Mexico, Aiken, South Carolina, Oak Ridge, Tennessee, Pantex, Texas and Hanford, Washington, and intends to pursue such opportunities. According to DOE sources, there are approximately 100 million gallons of mixed radioactive and hazardous chemical waste stored at these plants.

   The DOE has reported that better methods of separating radionuclides could lead to reduced volumes of high-level waste and lower ongoing costs. Radionuclides in high-level wastes are a small fraction (.001% or less) of DOE's waste volume. Each disposal canister for high-level waste is expected to cost approximately $1,000,000 to build and maintain. The Company believes that concentrating the radionuclides in these wastes could reduce the number of canisters needed by at least tenfold, and save significant sums in ongoing costs. The Company currently does not have, nor can there be any assurance that it will be awarded, any contract with the DOE to use its separation technology at DOE plants.

PROPOSED MANUFACTURING OPERATIONS

   The Company currently has a limited number of outside sources of supply for some strategic components used in CST, including chemicals, fibers and membrane casings. Business disruptions or financial difficulties of such suppliers, or raw material shortages or other causes beyond the Company's control, could adversely affect the Company by increasing their cost of goods sold or reducing the availability of such components. The use of outside suppliers also entails risks of quality control and disclosure of proprietary information.


   The Company has leased a new facility of approximately 20,000 square feet near Atlanta, Georgia, which it began occupying in March 1997 and will comprise the Company's administrative offices, research and testing laboratories and CST manufacturing plant. It is anticipated that approximately $500,000 of the net proceeds of this Offering will be required with respect to leasing such facility and related leasehold improvements. Additionally, it is anticipated that approximately $1,000,000 of the net proceeds of this Offering will be required to purchase the equipment necessary to manufacture the modules and produce the proprietary chemicals used in CST. Prior to the Company's facility becoming operational for manufacturing, the Company anticipates spending approximately $2,850,000 of the net proceeds of this Offering to purchase CST components for use in connection with initial demonstrations and/or installations of CST at customer sites. Once the plant is fully operational, the Company expects to benefit from greater quality control, increased assurance of product availability, and greater protection of proprietary information and technology. See "Risk Factors -- Dependence on Strategic Components from Suppliers; Limited Manufacturing Operations," "-- Unpredictability of Patent Protection and Proprietary Technology" and "Use of Proceeds."


COLLABORATIVE WORKING ARRANGEMENTS

   As of the date of this Prospectus, the Company has entered into memorandums of understanding with Teledyne Brown and Sverdrup for various uses and applications of CST, principally in connection with large-scale clean-ups of governmental facilities.

   Pursuant to separate memorandums of understanding with each of Teledyne Brown and Sverdrup, the Company and each of Teledyne Brown and Sverdrup, respectively, have agreed to negotiate, on a non-exclusive basis, the formation of one or more mutually agreeable business arrangements concerning the marketing, application and commercialization of CST. In addition to conducting due diligence with respect to each company's technology in accordance with the confidentiality provisions contained in the memorandums of understanding, the Company and each of Teledyne Brown and Sverdrup, respectively, are currently negotiating the scope, covered applications and geographical territory encompassed by the proposed joint marketing and commercialization activities. It is expected that the Company's relationship with Teledyne Brown will focus on Department of Energy sites such as Hanford, Washington and Mound, Ohio, and that the Company's initial opportunities with Sverdrup will focus on Department of Defense sites such as Cape Cod, Massachusetts. In the event a definitive agreement is not entered into by the Company and Teledyne Brown or Sverdrup, respectively, on or before August 31, 1997, such memorandum of understanding may be terminated by either company upon written notice and, except for the survival of the confidentiality provisions, without any further liability to the other company. As of the date of the Prospectus, the Company has not determined the amount of net proceeds of this Offering to be applied to these or any other particular proposed collaborative working arrangement. See "Use of Proceeds." Although the Company believes that it will enter into definitive joint working agreements with Teledyne Brown, Sverdrup and other potential collaborative partners, there can be no assurance that these memorandums of understanding or other future discussions will result in any definitive joint ventures or related agreements, or, even if such agreements are executed, that the Company and its prospective collaborators will be awarded any projects that will ultimately result in revenues and earnings for the Company.

CFC SERVICES AGREEMENT

   Effective upon completion of this Offering, the Company will enter into a services agreement (the "Services Agreement") with Commodore CFC Technologies, Inc., a wholly-owned subsidiary of Applied ("CFC Technologies"), which has developed and patented a process which, based on test applications of limited quantities of chlorofluorocarbons ("CFCs"), may be able to separate mixtures of refrigerants so that they can be returned to productive use at purity levels meeting industry standards. Pursuant to the Services Agreement, the Company will provide advice, assistance and guidance, and, where necessary, personnel to implement the same, in connection with, among others, administrative, financial and related matters, product design, development and promotion, and marketing, sales and related operations to CFC Technologies in connection with its business and operations in exchange for which the Company will be paid an annual fee equal to 75% of the net income of CFC Technologies, if any, and reimbursement of expenses incurred in furnishing such services. The Services Agreement may be terminated by either party at any time upon not less than 90 days' prior notice.

GOVERNMENT REGULATION

   The Company and its customers are required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls including, without limitation, RCRA and OSHA, which may require the Company, its prospective working partners or its customers to obtain permits or approvals to utilize CST and related equipment on certain job sites. In addition, if the Company begins to market CST internationally, the Company will be required to comply with laws and regulations and, when applicable, obtain permits or approvals in those other countries. There is no assurance that such required permits and approvals will be obtained. Furthermore, particularly in the environmental remediation market, the Company may be required to conduct performance and operating studies to assure government agencies that CST and its by-products do not pose environmental risks. There is no assurance that such studies, if successful, will not be more costly or time-consuming than anticipated. Further, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended, or are interpreted or enforced differently, the Company, its prospective working partners and/or its customers may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals.

ENVIRONMENTAL MATTERS

   The Company's operations, as well as the use of specialized technical equipment by its customers, are subject to numerous federal, state and local regulations relating to the storage, handling and transportation of certain regulated materials. Although the Company's role is generally limited to the leasing of its specialized technical equipment for use by its customers, there is always the risk of the mishandling of such materials or technological or equipment failures, which could result in significant claims against the Company. Any such claims against the Company could materially adversely affect the Company's business, financial condition and results of operations.

   The Company maintains environmental liability insurance with limits of $1,000,000 per occurrence and $1,000,000 in the aggregate. The Company may be required to obtain environmental liability insurance in greater amounts in the future as CST is commercialized. There can be no assurance that such insurance will provide coverage against all claims, and claims may be made against the Company (even if covered by the Company's insurance policy) for amounts substantially in excess of applicable policy limits. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY

   The basic principles underlying the CST technology were developed by Srinivas Kilambi, Ph.D., the Company's Vice President - Technology. Effective February 29, 1996, pursuant to an assignment of technology agreement between the Company and Dr. Kilambi, the Company acquired rights to the CST technology from Dr. Kilambi, together with associated patent rights, confidential know-how and other property rights created or obtained by Dr. Kilambi, whether then existing or thereafter created, relating to the construction, design, development and exploitation of the processes, equipment and technology related to CST and any other product or development resulting from the acquired patent rights.

   In consideration for his assignment of the CST technology, the Company transferred to Dr. Kilambi 200,000 shares of common stock of Commodore, which had been contributed to the Company by Commodore to effect the transaction, and the Company agreed to pay Dr. Kilambi a royalty through December 3, 2002 equal to 2% of its revenues actually received and attributed to the commercial application of the acquired technology, except for applications related to the radionuclides technetium and rhenium, for which Dr. Kilambi is entitled to receive a royalty of .66% of net sales (less allowances for returns, discounts, commissions, freight and excise or other taxes). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Relationships and Related Transactions -- Organization and Capitalization of the Company."

   The Company has filed one United States utility patent application and two United States provisional patent applications covering the principal features of its CST technology. One provisional patent application covers the joint inventions of Dr. Kilambi and Lockheed Martin, and a corresponding utility patent application containing the specific patent claims is expected to be filed in the near future. The Company may also pursue foreign patent protection where it deems appropriate.

   The Company's liquid membrane technology patent applications are based on the selective combination of different known solvents, supports, diluents, carriers and other components to separate a variety of metals, chemicals and other targeted substances. While the Company believes that its technology covers all separation applications, third parties may have developed, or may subsequently assert claims to, certain of these solvents, supports, diluents, carriers or other components for one or more specific applications. In such event, the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties.

   To protect its trade secrets and the unpatented proprietary information in its development activities, the Company requires its employees, consultants and contractors to enter into agreements providing for the confidentiality and the Company's ownership of such trade secrets and other unpatented proprietary information originated by such persons while in the employ of the Company. The Company also requires potential collaborative partners to enter into confidentiality and non-disclosure agreements.

   There can be no assurance that any patents which may hereafter be obtained, or any of the Company's confidentiality and non-disclosure agreements, will provide meaningful protection of the Company's confidential or proprietary information in the case of unauthorized use or disclosure. In addition, there can be no assurance that the Company will not incur significant costs and expenses, including the costs of any future litigation, to defend its rights in respect of any such intellectual property.

COMPETITION

   The most common alternative methods for metals separation from solubilized process streams presently include ion exchange, reverse osmosis, precipitation, ultrafiltration and chromatography. The Company believes that most of these methods have certain drawbacks, including lack of selectivity in the separation process, inability to handle certain metals in the process streams, and the creation of sludges and other harmful by-products which require further post-treatment prior to disposal. For example, reverse osmosis and ultrafiltration are incapable of separating chrome and chromium materials from wastewater streams, and precipitation results in the production of sludge which requires dewatering, drying and disposal in a landfill. Certain of these other technologies also entail long process times, and are relatively expensive.

   By contrast, CST is capable of handling a broad range of compounds in a faster and relatively inexpensive manner. Furthermore, the by-products of the CST process consist primarily of wastewater, which can be discharged as normal wastewater effluent, and to a substantially lesser extent and in only rare circumstances, materials requiring landfill disposal.

   Separation technologies are currently utilized by a wide variety of domestic and international companies, including several large companies having substantially greater financial and other resources than the Company. Although the Company believes that CST has substantial advantages over all other known separation technologies, any one or more of the Company's competitors, or other enterprises not presently known, may develop technologies which are superior to CST. To the extent the Company's competitors are able to offer comparable services at lower prices or of higher quality, or more cost-effective alternatives, the Company's ability to compete effectively could be materially adversely affected. The Company believes that its ability to compete in both the commercial and governmental sectors is dependent upon CST being a superior, more cost-effective method to achieve separation and/or recovery of a variety of materials in varying amounts and configurations. In the event that the Company is unable to demonstrate that CST is a technical and cost-effective alternative to other separation technologies on a commercial scale, the Company may not be able to successfully compete.

RESEARCH AND DEVELOPMENT

   The Company continues to perform research and development activities with respect to CST, utilizing its internal technical staff as well as independent consultants. Such activities have to date been entirely Company-sponsored. Research and development expenditures were $412,340 and $462,420 for the six month period ended December 31, 1996 and the period from November 15, 1995 (date of inception) to December 31, 1996, respectively.

   The Company intends to expand its research and development efforts following this Offering. In addition to conducting ongoing tests, demonstrations and enhancements of CST, the Company's efforts are expected to focus on the optimization of performance and design for module manufacturing, development of new carriers and diluents, and investigation of additional process applications. The Company will use a portion of the net proceeds of this Offering for such ongoing development costs, which will include the hiring of additional personnel. See "Use of Proceeds."

EMPLOYEES

   As of December 31, 1996, the Company had 12 full-time employees, including five with advanced scientific degrees. The Company believes that it has been successful in attracting experienced and capable personnel. All of the Company's employees have entered into agreements with the Company requiring them not to disclose the Company's proprietary information, assigning to the Company all rights to inventions made during their employment, and prohibiting them from competing with the Company. The Company's employees are not represented by any labor union. The Company believes that relations with its employees are satisfactory.

PROPERTIES

   The Company currently leases approximately 7,000 square feet of space in Columbus, Ohio from an unaffiliated third party under a lease expiring on June 30, 1997, which the Company uses as its laboratory and administrative offices. The Company shares such space with Commodore and certain of its other subsidiaries. As of July 1, 1996, the Company pays an allocable share of the rent equal to $750 per month for such space.

   The Company's principal executive offices are located in approximately 1,000 square feet of office space in Vienna, Virginia under a lease expiring in December 1997. The Company pays approximately $5,000 per month for rent and related office support services. Such office also serves as the principal executive offices of Applied. The Company also maintains offices located in approximately 2,000 square feet of office space in New York, New York, which also serves as offices of Commodore, Applied, certain of their affiliates, and Bentley J. Blum and Paul E. Hannesson, directors of each of the Company, Commodore and Applied. The Company does not pay any rent with respect to such offices. An allocable share of such rent would not be material. See "Certain Relationships and Related Transactions -- Offices."

   The Company has leased a new facility of approximately 20,000 square feet near Atlanta, Georgia, which it began occupying in March 1997 and which will comprise the Company's administrative offices, research and testing laboratories and CST manufacturing plant. See "Use of Proceeds." Upon commencement of full occupancy at such facility, the Company, together with Commodore, may elect to terminate the existing lease in Columbus, Ohio.

LEGAL PROCEEDINGS

   There are no pending material legal proceedings to which the Company or its properties is subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

   The names and ages of the executive officers, key employees and directors of the Company, and their positions with the Company, are as follows:

 Name                           Age     Position
 ----                          -----    --------
Edwin L. Harper, Ph.D  ....     55      Chairman of the Board
                                        and Chief Executive Officer
Kenneth J. Houle  .........     57      President and Chief Operating Officer
James M. DeAngelis  .......     36      Senior Vice President
Srinivas Kilambi, Ph.D.  ..     32      Vice President -- Technology
Michael D. Kiehnau, P.E.  .     35      Vice President -- Operations
Andrew P. Oddi  ...........     35      Vice President -- Finance
Bentley J. Blum  ..........     55      Director
Paul E. Hannesson  ........     56      Director
Kenneth L. Adelman, Ph.D.       49      Director(1)
David L. Mitchell  ........     75      Director(1)
William R. Toller  ........     66      Director(1)

------
(1) Positions will be assumed upon completion of this Offering.

   Edwin L. Harper, Ph.D. was appointed Chairman of the Board and Chief Executive Officer of the Company effective January 1, 1997, and also served as President of the Company for an interim period from January 1, 1997 through January 27, 1997. Dr. Harper has been the President and Chief Operating Officer of both Commodore and Applied since November 18, 1996. Dr. Harper had been the President and Chief Executive Officer of the Association of American Railroads, a trade association for the major railroads in North America, since January 1992. Prior to such appointment, Dr. Harper was the Co-Chief Executive Officer of Campbell Soup Company from November 1989 to January 1990, and its Executive Vice President and Chief Financial Officer from 1986 to 1991. Dr. Harper has held several other senior executive officer positions in the past, with Dallas Corporation (1983 to 1986), Emerson Electric Company (1978 to 1981) and CertainTeed Corporation (1975 to 1978), and served in the White House as Assistant to the President, Deputy Director of the Office of Management and Budget and Chairman of the President's Council on Integrity and Efficiency in Government from 1981 to 1983. Dr. Harper holds a Ph.D. degree from the University of Virginia. Dr. Harper has agreed to devote a majority of his business and professional time to the Company.

   Kenneth J. Houle was appointed President and Chief Operating Officer of the Company effective January 27, 1997. Mr. Houle previously served as the President of The Hall Chemical Company, a manufacturer of inorganic metal catalysts and compounds, from April 1995 to September 1996. Prior to such time, Mr. Houle had served as Vice President and Business Director of the Personal Care Business Unit of International Specialty Products, Inc., a producer of specialty chemicals, from April 1992 to March 1995, and the President and Chief Executive Officer of Ruetgers - Nease Chemical Company, a manufacturer of organic chemical intermediates and surfactants, from February 1990 to January 1991. Mr. Houle was an independent consultant in the chemical industry from October 1996 to January 1997. Mr. Houle is a graduate of Siena College, with a Bachelor's degree in Chemistry, and the Accounting and Financial Management Program at Columbia University. Mr. Houle also participated in the Masters degree program in Organic Chemistry at Iowa State University. He is a board member of the Chemist's Club (New York, New York) and a member of the American Chemical Society, American Institute of Chemical Engineers and Societe de Chemie Industrielle (American section). Mr. Houle is also a trustee and board member of the Ohio Center of Science and Industry.

   James M. DeAngelis was appointed Senior Vice President of the Company effective September 1, 1996. He served prior to such time as Vice President -- Marketing of Commodore and President of CFC Technologies since January 1993. Prior to January 1993, Mr. DeAngelis was completing M.B.A. and Masters in International Management degrees from the American Graduate School of International Management. Mr. DeAngelis holds B.S. degrees in Biology and Physiology from the University of Connecticut.

   Srinivas Kilambi, Ph.D. has served as Vice President -- Technology of the Company since February 1996, and was a part-time consultant to the Company from December 1995 to the time he became an officer of the Company. Prior to joining the Company, Dr. Kilambi was a graduate student at the University of Tennessee, where he received a Ph.D. in Chemical Engineering in January 1996. During the course of his graduate studies, Dr. Kilambi also performed research at Clarkson University, Potsdam, New York (from August 1991 to June 1993) and Oak Ridge National Laboratory, Oak Ridge, Tennessee (from September 1993 to June 1996), and briefly served as an environmental consultant to Jacobs Engineering Group, Inc. from December 1993 to May 1994. Prior to his graduate studies in the United States, Dr. Kilambi served as the President and Managing Director of Chemopol Complex India, Pvt. Ltd., a developer of chemical and biochemical products, from 1987 to August 1991.

   Michael D. Kiehnau, P.E. was appointed Vice President --Operations of the Company effective January 1, 1997, after having served as its Chief Financial Officer since September 1996. From 1992 to August 1996, Mr. Kiehnau served as a manager for Brown & Root, Inc. (an engineering and construction firm), and from 1983 to 1990, Mr. Kiehnau served in various engineering capacities with the U.S. Army Corps of Engineers in the United States, Europe and Central America. From 1990 to 1992, Mr. Kiehnau was a full-time student. Mr. Kiehnau holds a B.S. degree from the United States Military Academy, an M.A. in International Relations from Boston University, and an M.B.A. from the Harvard Graduate School of Business Administration. He is a licensed professional engineer.

   Andrew P. Oddi was appointed Vice President -- Finance of the Company effective January 1, 1997. Mr. Oddi has been the Vice President -- Finance and Administration and Chief Financial Officer of Commodore since 1987, and had been the Vice President of Finance, Chief Financial Officer and Secretary of Applied from March to November 1996. From 1982 to 1987, he was employed as an auditor with Ernst & Young, independent accountants. Mr. Oddi is a certified public accountant.

   Bentley J. Blum has been a director of the Company since August 1996. Mr. Blum has been a director of Commodore since 1984 and a director of Applied since July 1996. For more than 15 years, Mr. Blum has been a private investor and currently is the sole stockholder and director of a number of corporations which hold real estate interests, oil drilling interests and other corporate interests. Mr. Blum is a director of Lanxide Corporation, a research and development company developing metal and ceramic materials ("Lanxide"); Federal Resources Corporation, a company formerly engaged in manufacturing, retail distribution and natural resources development; Specialty Retail Services, Inc., a former distributor of professional beauty products; and North Valley Development Corp., an inactive real estate development company. Mr. Blum is the controlling stockholder of Commodore, and is the brother-in-law of Paul E. Hannesson, a director of the Company.

   Paul E. Hannesson has been a director of the Company since its inception and served as its Chairman of the Board until January 1, 1997. Mr. Hannesson has been a director of Commodore since February 1993 and currently serves as its Chairman, and served as its President and Chief Executive Officer until July 1996. Mr. Hannesson has also been a director of Applied and its Chief Executive Officer since March 1996 and currently serves as its Chairman, and was its President from March to September 1996. Mr. Hannesson was a private investor and business consultant from 1990 to 1993. He currently serves as Chairman of the Board of Lanxide, where he also serves on its Compensation Committee. Mr. Hannesson is the brother-in-law of Bentley J. Blum, a director of the Company.

   Kenneth L. Adelman, Ph.D. has agreed to join the Board of Directors of the Company upon completion of this Offering. Dr. Adelman has been a member of the Board of Directors of Applied and Commodore since July 1996. Since 1987, Dr. Adelman has been an independent consultant on international issues to various corporations, including Lockheed Martin Marietta Corporation and Loral Corporation. Previously, Dr. Adelman held positions of responsibility in arms control during most of the Reagan Administration. From 1983 to the end of 1987, he was Director of the United States Arms Control and Disarmament Agency. Dr. Adelman was a Professor at Georgetown University and a writer for Washingtonian Magazine from 1987 to 1991. Dr. Adelman accompanied President Reagan on summits with Mikhail Gorbachev, and negotiated with Soviet diplomats on nuclear and chemical weapons control issues, from 1985 to 1987. He also headed the United States team on annual arms control discussions with top-level officials of the People's Republic of China from 1983 through 1986. From 1981 to 1983, he served as Deputy United States Representative to the United Nations with the rank of Ambassador Extraordinary and Plenipotentiary. Dr. Adelman holds M.A. and Ph.D. degrees from Georgetown University.

   David L. Mitchell has agreed to join the Board of Directors of the Company upon completion of this Offering. Mr. Mitchell has been a member of the Board of Directors of Applied and Commodore since July 1996. For the past 13 years, Mr. Mitchell has been President and co-founder of Mitchell & Associates, Inc., a banking firm providing financial advisory services in connection with corporate mergers, acquisitions and divestitures. Prior to forming Mitchell & Associates in 1982, Mr. Mitchell was a Managing Director of Shearson/American Express Inc. from 1979 to 1982, a Managing Director of First Boston Corporation from 1976 to 1978, and a Managing Director of the investment banking firm of S.G. Warburg & Company from 1965 to 1976. Mr. Mitchell holds a bachelor's degree from Yale University.

   William E. Toller has agreed to join the Board of Directors of the Company upon completion of this Offering. Mr. Toller is a director and the former Chairman and Chief Executive Officer of Witco Corporation, a New York Stock Exchange-traded manufacturer of quality specialty chemical and petroleum products ("Witco"). Mr. Toller had been the Chairman and Chief Executive Officer of Witco since October 1990 and recently retired in July 1996. Mr. Toller joined Witco in 1984 as an executive officer when it acquired the Continental Carbon Company of Conoco, Inc., where he had been its President and an officer since 1955. Mr. Toller is a graduate of the University of Arkansas with a bachelor's degree in economics, and the Stanford University Graduate School Executive Program. He serves on the board of directors of the Chemical Manufacturers Association and is a member of the National Advisory Board of First Commercial Bank in Arkansas, the American Petroleum Institute and the American Chemical Society.

BOARD COMMITTEES

   The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The responsibilities of the Audit Committee (which, upon completion of this Offering, will consist of Messrs. Mitchell (Chairman) and Toller) include recommending to the Board of Directors the firm of independent accountants to be retained by the Company, reviewing with the Company's independent accountants the scope and results of their audits, and reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices, as well as the Company's accounting, financial and operating controls and staff. The Compensation Committee (which, upon completion of this Offering, will consist of Messrs. Toller (Chairman), Mitchell and Hannesson) has responsibility for establishing and reviewing employee compensation. The Stock Option Committee (which, upon completion of this Offering, will consist of Messrs. Adelman (Chairman), Mitchell and Blum) has responsibility for administering and interpreting the Company's 1996 Stock Option Plan (the "Plan"), and determining the recipients, amounts, and other terms (subject to the requirements of the Plan) of options which may be granted under the Plan from time to time.

COMPENSATION OF DIRECTORS

   Non-management directors of the Company will receive directors' fees of $500 per meeting for attendance at Board of Directors meetings, and are reimbursed for actual expenses incurred in respect of such attendance. The Company does not intend to separately compensate employees for serving as directors.

                            EXECUTIVE COMPENSATION

   The Company was organized in November 1995. No salaries were paid by the Company at any time through June 30, 1996, except for approximately $33,000 paid to Dr. Kilambi in the six months ended June 30, 1996 pursuant to his employment agreement. The Company has entered into employment agreements with its executive officers, as more fully described below. Except for Dr. Kilambi, whose employment agreement commenced on February 29, 1996, and Mr. Houle, whose employment agreement commenced on January 27, 1997, the employment agreements for the other executive officers commenced on August 1, 1996. To date, the salaries of the Company's executive officers have been paid from the proceeds of advances made to the Company by Commodore. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

EMPLOYMENT AGREEMENTS

   Each of Kenneth J. Houle, James M. DeAngelis, Srinivas Kilambi, Ph.D. and Michael D. Kiehnau, P.E. has entered into an employment agreement with the Company for a term expiring on December 31, 1999. Pursuant to these employment agreements, Messrs. Houle, DeAngelis, Kilambi and Kiehnau have agreed to devote substantially all of their business and professional time and efforts to the business of the Company as its President and Chief Operating Officer, Senior Vice President, Vice President -- Technology, and Vice President -- Operations, respectively. The employment agreements provide that Messrs. Houle, DeAngelis, Kilambi and Kiehnau shall receive a fixed base salary at an annual rate of $180,000, $145,000, $110,000 and $88,000, respectively, for services rendered in such positions, and each may be entitled to receive, at the sole discretion of the Board of Directors of the Company or a committee thereof, bonuses and/or stock options based on the achievement (in whole or in part) by the Company of its business plan and by the employee of fixed personal performance objectives. Each of Messrs. Houle, DeAngelis, Kilambi and Kiehnau are entitled to participate in the Company's Stock Option Plan and Executive Bonus Plan. See "-- Stock Options" and "-- Executive Bonus Plan" below.

   The employment agreements also provide for termination by the Company upon death or disability (defined as three aggregate months of incapacity during any 365-consecutive day period) or upon conviction of a felony crime of moral turpitude or a material breach of their obligations to the Company. In the event any of the employment agreements are terminated by the Company without cause, such executive will be entitled to compensation for the balance of the term. The Company intends to obtain commitments for $1,000,000 key-man life insurance policies in respect of each of Messrs. Houle, DeAngelis and Kilambi.

   The employment agreements also contain covenants (a) restricting the executive from engaging in any activities competitive with the business of the Company during the terms of such employment agreements and one year thereafter,
(b) prohibiting the executive from disclosure of confidential information regarding the Company at any time, and (c) confirming that all intellectual property developed by the executive and relating to the business of the Company constitutes the sole and exclusive property of the Company.

   Edwin L. Harper, Ph.D., the Company's Chairman of the Board and Chief Executive Officer, entered into an employment agreement with Commodore in October 1996 for a term expiring on December 31, 1999. Pursuant to such employment agreement, Dr. Harper agreed to devote his business and professional time and efforts to the business of Commodore as its President and Chief Operating Officer, and to serve in senior executive positions with one or more of Commodore's subsidiaries, including the Company. The employment agreement provides that Dr. Harper shall receive a fixed base salary at an annual rate of $375,000 for services rendered as President and Chief Operating Officer of Commodore, as well as options to purchase an aggregate of 2,000,000 shares of Commodore common stock, exercisable in installments over a period of five years commencing on the date of his employment agreement, but shall not receive any additional compensation for services rendered in senior executive positions with any of Commodore's subsidiaries, including the Company. Dr. Harper is also eligible to receive options to purchase common stock of each publicly-traded subsidiary of Commodore in the amount of .75% of such subsidiary's total outstanding shares of common stock on the date of grant. The employment agreement also provides that Dr. Harper shall be entitled to receive bonuses based on the achievement (in whole or in part) by Commodore of its business plan and by Dr. Harper of fixed personal performance objectives. In addition, Dr. Harper shall be eligible to participate in Commodore's group health, life and other benefit plans made available by Commodore to its employees. Dr. Harper's employment agreement contains covenants (a) restricting him from engaging in any activities competitive with the business of Commodore or any of its subsidiaries during the term of such employment agreement and one year thereafter, (b) prohibiting him from disclosure of confidential information regarding Commodore or any of its subsidiaries at any time and (c) confirming that all intellectual property developed by him and relating to the business of Commodore or any of its subsidiaries constitutes the sole and exclusive property of Commodore or its subsidiaries.

   Pursuant to an assignment of technology agreement between the Company and Dr. Kilambi, effective February 29, 1996, the Company agreed to pay to Dr. Kilambi a royalty through December 3, 2002 equal to 2% of the Company's revenues actually received and attributed to the commercial application of the acquired technology, except for applications related to the radionuclides technetium and rhenium, for which Dr. Kilambi is entitled to receive a royalty of .66% of net sales (less allowances for returns, discounts, commissions, freight, and excise or other taxes). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Intellectual Property" and "Certain Relationships and Related Transactions -- Organization and Capitalization of the Company."

STOCK OPTIONS

   On September 5, 1996, Commodore (as sole stockholder of the Company) approved the Company's 1996 Stock Option Plan, as previously adopted by the Company's Board of Directors (the "Plan"), pursuant to which officers, directors, and/or key employees and/or consultants of the Company can receive incentive stock options and non-qualified stock options to purchase up to an aggregate of 1,350,000 shares of the Company's Common Stock (of which no more than 1,147,500 shares may be issued pursuant to non-qualified stock options). On September 5, 1996, December 18, 1996 and January 27, 1997, the Company's Board of Directors awarded, effective upon completion of this Offering, non-qualified stock options under the Plan to certain key executive officers entitling them to purchase an aggregate of 630,000 shares of Common Stock, all of which provide for an exercise price equal to the initial public offering price of the Common Stock, are exercisable at the rate of 20% of the number of options granted in each of calendar 1996 (1997 in the case of Mr. Houle) through 2000, inclusive, beginning on the closing date of this Offering and, unless exercised, expire on December 31, 2001 (subject to prior termination in accordance with the applicable stock option agreements). In addition, non-qualified options to purchase an aggregate of 136,689 shares of Common Stock were awarded, effective upon completion of this Offering, to members of the Board of Directors who are not employed or otherwise affiliated with the Company, all of which are exercisable at an exercise price equal to the initial public offering price of the Common Stock, are exercisable at the rate of 33 1/3 % of the number of options granted in each of calendar 1996 through 1998, inclusive, beginning on the closing date of this Offering, and, unless exercised, expire on December 31, 2001 (subject to prior termination in accordance with the applicable stock option agreements). The exercise price applicable to all outstanding stock options represents not less than 100% of the fair market value of the underlying Common Stock as of the date that such options were granted, as determined by the Board of Directors of the Company on the date that such options were granted. In December 1996 and January 1997, Applied, as purchaser of 100% of the capital stock of the Company, ratified the Plan and all issuances thereunder.

   With respect to incentive stock options, the Plan provides that the exercise price of each such option must be at least equal to 100% of the fair market value of the Common Stock on the date that such option is granted (and 110% of fair market value in the case of stockholders who, at the time the option is granted, own more than 10% of the total outstanding Common Stock), and requires that all such options have an expiration date not later than that date which is one day before the tenth anniversary of the date of the grant of such options (or the fifth anniversary of the date of grant in the case of 10% stockholders). However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company, or engages in or is involved with any business similar to that of the Company, such option holder's incentive options immediately terminate. Pursuant to the provisions of the Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000.

   With respect to non-qualified stock options, the Plan requires that the exercise price of all such options be at least equal to 100% of the fair market value of the Common Stock on the date such option is granted, provided that non-qualified options may be issued at a lower exercise price (but in no event less than 85% of fair market value) if the net pre-tax income of the Company in the full fiscal year immediately preceding the date of the grant of such option (the "Prior Year") exceeded 125% of the mean annual average net pre-tax income of the Company for the three fiscal years immediately preceding such Prior Year. Non-qualified options must have an expiration date not later than that date which is the day before the eighth anniversary of the date of the grant of the subject option. However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company, or engages in or becomes involved with any business similar to that of the Company, such option holder's non-qualified options immediately terminate.

   The following table lists information on stock options granted to each of the Company's executive officers and directors and to all executive officers and directors as a group. All of such stock options were granted on September 5, 1996, December 18, 1996 and January 27, 1997, and (i) with respect to all stock options other than those in favor of Messrs. Adelman, Mitchell and Toller, are exercisable at the rate of 20% per calendar year in each of 1996 (1997 in the case of Mr. Houle) through 2000, inclusive (subject to prior termination under the terms of the applicable option agreements), or (ii) with respect to the stock options granted to Messrs. Adelman, Mitchell and Toller, subject to their election as directors of the Company, are exercisable at the rate of 33 1/3 % per calendar year in each of 1996 through 1998, inclusive (subject to prior termination under the terms of the applicable option agreements), and, to the extent not exercised, expire on December 31, 2001. As of the date of this Prospectus, none of such options have been exercised.


                                          Number of                        Percentage of
                                           Shares                             Total
    Name of                              Underlying        Type of           Options         Exercise
   Officer or                             Options          Option            Granted        Price per
    Director                              Granted          Granted          Under Plan        Share
 ------------                           ------------   ---------------    ---------------   -----------
Edwin L. Harper, Ph.D.  .............     125,000       Non-Qualified          16.3%            *
Paul E. Hannesson  ..................     135,000       Non-Qualified          17.6%            *
Kenneth J. Houle  ...................     100,000       Non-Qualified          13.0%            *
James M. DeAngelis  .................     101,250       Non-Qualified          13.2%            *
Srinivas Kilambi, Ph.D.  ............      67,500       Non-Qualified           8.8%            *
Michael D. Kiehnau  .................      50,625       Non-Qualified           6.7%            *
Andrew P. Oddi  .....................      50,625       Non-Qualified           6.7%            *
Kenneth L. Adelman, Ph.D.  ..........      45,563       Non-Qualified           5.9%            *
David L. Mitchell  ..................      45,563       Non-Qualified           5.9%            *
William R. Toller  ..................      45,563       Non-Qualified           5.9%            *
                                        ------------                      ---------------
All executive officers and directors
  as a group (eleven persons) .......     766,689                             100.0%
                                        ============                      ===============

------
* To be equal to the initial public offering price per share of the Common Stock in this Offering.

EXECUTIVE BONUS PLAN

   On September 5, 1996, the Company's Board of Directors established a five-year Executive Bonus Plan (the "Bonus Plan") to reward executive officers and other key employees based upon the Company achieving certain performance levels. Under the Bonus Plan, commencing with the Company's 1997 fiscal year and for each of the four fiscal years thereafter, the Company will have discretion to award bonuses in an aggregate amount in each fiscal year equal to 1% of the Company's consolidated net revenues for such fiscal year, provided and on the condition that the Company achieves a consolidated net profit before taxes of not less than 5% of consolidated net sales in each year, and provided that the aggregate bonuses in each year (out of the maximum amount of 1% of annual net sales) shall not be in excess of the proportion by which the Company's consolidated net profit before taxes is greater than 5% of consolidated net sales but less than 15% of consolidated net sales. The Compensation Committee of the Board of Directors of the Company will determine the allocable amounts or percentages of the bonus pool which may be paid annually to participants. Bonuses under the Bonus Plan are not exclusive of other bonuses that may be awarded by the Board of Directors or the Compensation Committee from time to time.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

   The Company has included in its Certificate of Incorporation and By-Laws provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty (provided that such provisions do not eliminate liability for breaches of the duty of loyalty, acts or omis-sions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), or for any transaction from which the director and/or officer derived an improper personal benefit), and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information as of the date of this Prospectus with respect to (i) the beneficial ownership of the Common Stock of the Company by each beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, each director, each executive officer and all executive officers and directors of the Company as a group, and (ii) the number of shares of Common Stock owned by each such person and group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

                                                                     Percentage of Outstanding
                                             Number of Shares               Common Stock
                                              of Common Stock            Beneficially Owned
            Name and Address of                 Beneficially    -------------------------------------
            Beneficial Owner(1)                  Owned(2)       Before Offering    After Offering(15)
 -----------------------------------------   ----------------   ---------------    ------------------
Commodore Applied
  Technologies, Inc. .....................      10,000,000           100.0%             87.0%
Commodore Environmental Services,
  Inc.(3) ................................      10,000,000           100.0%             87.0%
Bentley J. Blum(4)  ......................      10,000,000           100.0%             87.0%
Paul E. Hannesson(5)  ....................         947,059             9.5%              8.2%
Edwin L. Harper, Ph.D.(6)  ...............         101,177             1.0%                 *
Kenneth J. Houle(7)  .....................          20,000                *                 *
James M. DeAngelis(8)  ...................          97,092                *                 *
Srinivas Kilambi, Ph.D.(9)  ..............          39,996                *                 *
Michael D. Kiehnau(10)  ..................          10,125                *                 *
Andrew P. Oddi(11)  ......................          40,035                *                 *
Kenneth L. Adelman, Ph.D(12)  ............          15,188                *                 *
David L. Mitchell(13)  ...................          15,188                *                 *
William R. Toller(14)  ...................          15,188                *                 *
All executive officers and directors as a
  group (eleven persons) .................      10,000,000           100.0%             87.0%

------

*Percentage ownership is less than 1%.

 (1) The addresses of each of Commodore Applied Technologies, Inc., Commodore Environmental Services, Inc., Bentley J. Blum, Paul E. Hannesson, Andrew P. Oddi, Kenneth L. Adelman, Ph.D., David L. Mitchell and William R. Toller is 150 East 58th Street, Suite 3400, New York, New York 10155. The address of Edwin L. Harper, Ph.D. is 8000 Towers Crescent Drive, Suite 1350, Vienna, Virginia 22182. The address of Kenneth J. Houle is 26500 Amhearst Circle, Beachwood, Ohio 44122. The address of James M. DeAngelis and Srinivas Kilambi, Ph.D. is 1487 Delashmut Avenue, Columbus, Ohio 43212. The address of Michael D. Kiehnau is 215 Prairie Street, Concord, Massachusetts 01742. Bentley J. Blum and Paul E. Hannesson are brothers-in-law.

 (2) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

 (3) Represents all of the shares of Common Stock held by Applied, its 69.3%-owned subsidiary.

 (4) Represents all of the shares of Common Stock held indirectly by Commodore, based upon Mr. Blum's beneficial ownership of 28,224,050 shares and his spouse's ownership of 2,000,000 shares of common stock of Commodore, representing together 51.8% of the outstanding shares of Commodore common stock. As of December 31, 1996, there were 58,299,368 outstanding shares of Commodore common stock. Does not include 440,000 shares of Commodore common stock owned by Simone Blum, the mother of Mr. Blum, and 395,000 shares of Commodore common stock owned by Samuel Blum, the father of Mr. Blum. Mr. Blum disclaims any beneficial interest in the shares of Commodore common stock owned by his spouse, mother and father.

 (5) Consists of (a) 27,000 shares of Common Stock, representing 20% of the 135,000 stock options granted to Mr. Hannesson under the Plan, which are currently exercisable, and (b) Mr. Hannesson's indirect beneficial interest in the shares of Common Stock, based upon an aggregate of (i) 2,650,000 shares of Commodore common stock owned by Suzanne Hannesson, the spouse of Mr. Hannesson, (ii) 2,650,000 shares of Commodore common stock owned by the Hannesson Family Trust (Suzanne Hannesson and John D. Hannesson, trustees) for the benefit of Mr. Hannesson's spouse, (iii) currently exercisable options to purchase 500,000 and 950,000 shares of Commodore common stock at $.53 per share and $1.12 per share, respectively, representing collectively 11.6% of the outstanding shares of Commodore common stock, and (iv) 80,000 shares of Applied common stock, representing 20% of the 400,000 stock options granted to Mr. Hannesson under Applied's 1996 Stock Option Plan, which are currently exercisable. Does not include 1,000,000 shares of Commodore common stock owned by each of Jon Paul and Krista Hannesson, the adult children of Mr. Hannesson and additional stock options to purchase 2,500,000 shares of Commodore common stock at $1.12 per share, which vest and become exercisable ratably on November 18 of each of 1997 through 2001. Mr. Hannesson disclaims any beneficial interest in the shares of Commodore common stock owned by or for the benefit of his spouse and children.

 (6) Consists of (a) Dr. Harper's indirect beneficial interest in the shares of Common Stock, based upon his ownership of 375,000 shares of Commodore common stock, and currently exercisable options to purchase 200,000 shares of Commodore common stock at $1.12 per share, of which additional options to purchase 1,800,000 shares of Commodore common stock vest and become exercisable ratably on November 18 of each of 1997 through 2001, and (b) 25,000 shares of common stock, representing 20% of the 125,000 stock options granted to Dr. Harper under the Plan, which are currently exercisable.

 (7) Consists of 20,000 shares of Common Stock, representing 20% of the 100,000 stock options granted to Mr. Houle under the Plan, which are currently exercisable.

 (8) Consists of (a) Mr. DeAngelis' indirect beneficial interest in the shares of Common Stock, based upon his ownership of 480,000 shares of Commodore common stock, and currently exercisable options to purchase 100,000 shares of Commodore common stock at $.03 per share, and (b) 20,250 shares of Common Stock, representing 20% of the 101,250 stock options granted to Mr. DeAngelis under the Plan, which are currently exercisable.

 (9) Consists of (a) Dr. Kilambi's indirect beneficial interest in the shares of Common Stock, based upon his ownership of 200,000 shares of Commodore common stock, and (b) 13,500 shares of Common Stock, representing 20% of the 67,500 stock options granted to Dr. Kilambi under the Plan, which are currently exercisable.

(10) Consists of 10,125 shares of Common Stock, representing 20% of the 50,625 stock options granted to Mr. Kiehnau under the Plan, which are currently exercisable.

(11) Consists of (a) Mr. Oddi's indirect beneficial interest in the shares of Common Stock, based upon his ownership of 250,000 shares of Commodore common stock, and (b) 10,125 shares of Common Stock, representing 20% of the 50,625 stock options granted to Mr. Oddi under the Plan, which are currently exercisable.

(12) Consists of 15,188 shares of Common Stock, representing 33 1/3 % of the 45,563 stock options granted to Dr. Adelman under the Plan, which are currently exercisable.

(13) Consists of 15,188 shares of Common Stock, representing 33 1/3 % of the 45,563 stock options granted to Mr. Mitchell under the Plan, which are currently exercisable.

(14) Consists of 15,188 shares of Common Stock, representing 33 1/3 % of the 45,563 stock options granted to Mr. Toller under the Plan, which are currently exercisable.


(15) Assuming the full conversion of the Convertible Preferred Stock and the exercise of the Warrants offered hereby, the percentage of outstanding common stock beneficially owned by Applied, Commodore and Mr. Blum would be 68.5% and by Mr. Hannesson would be 6.5%.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION AND CAPITALIZATION OF THE COMPANY

   The Company was organized in November 1995 as a wholly-owned subsidiary of Commodore. Effective February 29, 1996, pursuant to an assignment of technology agreement between the Company and Srinivas Kilambi, Ph.D., the Company's Vice President--Technology, the Company acquired rights to the CST technology from Dr. Kilambi. In consideration for such technology, the Company transferred to Dr. Kilambi 200,000 shares of common stock of Commodore, which had been contributed to the Company by Commodore to effect the transaction, and the Company agreed to pay Dr. Kilambi a royalty through December 3, 2002 equal to 2% of the Company's revenues actually received and attributed to the commercial application of the acquired technology, except for applications related to the radionuclides technetium and rhenium, for which Dr. Kilambi is entitled to receive a royalty of .66% of net sales (less allowances for returns, discounts, commissions, freight, and excise or other taxes). In exchange for Commodore's issuance of such shares to the Company, as well as Commodore's funding and support of the Company, the Company issued to Commodore 10,000,000 shares of Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Intellectual Property."

   Since the Company's inception, Commodore has financed the research and development activities of the Company through direct equity investments and loans to the Company. As of September 30, 1996, the Company's aggregate indebtedness to Commodore was approximately $408,000. As of December 2, 1996, $568,000 in additional funds had been advanced by Commodore to the Company. Commodore has agreed to contribute the entire amount of such intercompany debt to the Company's equity, without requirement of the issuance of any additional shares of capital stock.

   Effective as of December 2, 1996, as part of a corporate restructuring to consolidate all of its current environmental technology businesses within Applied (its 69.3%-owned, publicly-traded subsidiary), Commodore transferred to Applied 100% of the capital stock of the Company and 100% of the capital stock of CFC Technologies, another subsidiary of Commodore.

   In addition, Commodore assigned to Applied outstanding Company notes aggregating $976,200 at December 2, 1996, representing advances previously made by Commodore to the Company. Such advances have been capitalized by Applied prior to the date of this Offering as its capital contribution to the Company. In consideration for such transfers, Applied paid Commodore $3,000,000 in cash and, subject to any applicable stockholder approval and notification requirements, shall issue to Commodore a warrant expiring December 1, 2003 to purchase 7,500,000 shares of Applied common stock at an exercise price of $15.00 per share.

LOANS INVOLVING AFFILIATES


   In March 1997, the Company entered into a $1,500,000 line of credit with a commercial bank. The line of credit bears interest at the prime lending rate, as announced from time to time by such bank (8.25% at March 17, 1997), and expires on April 17, 1997. It is expected that the entire line of credit will have been borrowed prior to the completion of this Offering to repay advances made by Applied to the Company since December 1, 1996 for providing equipment installed in the Company's new Atlanta facility and for working capital purposes. The line of credit is guaranteed by Applied and secured by cash collateral provided by Applied. Upon completion of this Offering, the Company will apply $1,500,000 of the net proceeds to repay such line of credit, and such guarantee and cash collateral will be released to Applied. See "Risk Factors -- Control by Principal Stockholder; Loans Involving Affiliates" and "Use of Proceeds."

   In addition, in the event the Over-allotment Option is exercised, the Company intends to enter into a two- year revolving credit agreement with Commodore. Pursuant to such agreement, the Company may lend the net proceeds, if any, from the exercise of the Over-allotment Option (estimated to be up to approximately $1,830,285) to Commodore for its working capital needs. Borrowings under the agreement will be secured by Commodore's pledge of 2,000,000 shares of Applied common stock held by it and will bear interest at the rate of 10% per annum, with interest payable quarterly on outstanding amounts. The principal balance outstanding will be due on the second anniversary of the date of such agreement. The Company's obligation to lend such funds to Commodore is subject to a number of conditions, including review by the Company of the proposed use of such funds by Commodore. See "Risk Factors -- Control by Principal Stockholder; Loans Involving Affiliates," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

OFFICES

   The Company's principal executive offices are located in approximately 1,000 square feet of office space in Vienna, Virginia under a lease expiring in December 1997. The Company pays approximately $5,000 per month for rent and related office support services. Such office also serves as the principal executive offices of Applied. The Company also maintains offices located in approximately 2,000 square feet of office space in New York, New York, which also serves as offices of Commodore, Applied, certain of their affiliates, and Messrs. Bentley J. Blum and Paul E. Hannesson, directors of each of the Company, Commodore and Applied. The Company does not pay any rent with respect to such offices. In addition, the Company currently shares facilities in Columbus, Ohio with Commodore and certain of its other subsidiaries. The Company pays an allocable share of rent equal to $750 per month for such space. See "Business - Properties."

   The Company has leased a new facility of approximately 20,000 square feet near Atlanta, Georgia, which it began occupying in March 1997 and which will comprise the Company's administrative offices, research and testing laboratories and CST manufacturing plant. See "Use of Proceeds." Upon commencement of full occupancy at such facility, the Company, together with Commodore, may elect to terminate the existing lease in Columbus, Ohio.

FUTURE TRANSACTIONS

   In connection with the Offering, the Company's Board of Directors has adopted a policy whereby any future transactions between the Company and any of its subsidiaries, affiliates, officers, directors, principal stockholders or any affiliates of the foregoing will be on terms no less favorable to the Company than could reasonably be obtained in "arm's length" transactions with independent third parties, and any such transactions will also be approved by a majority of the Company's disinterested outside directors.

                          DESCRIPTION OF SECURITIES

GENERAL

   The Company is authorized by its Certificate of Incorporation to issue an aggregate of 50,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), which Preferred Stock may be issued with such rights, designations and privileges (including redemption and voting rights) as the Board of Directors may, from time to time, determine.

COMMON STOCK

   Holders of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock (discussed below), to receive dividends when and as declared by the Board of Directors, and to share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company. The Board of Directors may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past annual dividend payment date have been paid in full to holders of the Convertible Preferred Stock. Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. In the event the Company were to elect to sell additional shares of its Common Stock following this Offering, investors in this Offering would have no right to purchase such additional shares. As a result, their percentage equity interest in the Company would be diluted. The shares of Common Stock offered hereby will be, when issued and paid for, fully-paid and not liable for further call or assessment. Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than half of the outstanding shares of Common Stock (subject to the rights of the holders of the Preferred Stock) can elect all of the Company's directors, if they choose to do so. In such event, the holders of the remaining shares would not be able to elect any directors. The Board is empowered to fill any vacancies on the Board. Except as otherwise required by the Delaware Law, all stockholder action is taken by vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum (consisting of a majority of the outstanding shares of the Company's Common Stock) is present in person or by proxy.

PREFERRED STOCK

   The Company is authorized by its Certificate of Incorporation to issue a maximum of 5,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by the Board of Directors of the Company. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such Preferred Stock is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

CONVERTIBLE PREFERRED STOCK


   The issuance of 750,000 shares of Convertible Preferred Stock has been authorized by resolutions adopted by the Board of Directors and set forth in a Certificate of Designation, Preferences and Rights of 10% Senior Convertible Redeemable Preferred Stock filed with the Secretary of State of the State of Delaware, which contains the designations, rights, powers, preferences, qualifications and limitations of the Convertible Preferred Stock. Upon issuance, the shares of Convertible Preferred Stock offered hereby will be fully paid and non-assessable.

   Dividends. The holders of the Convertible Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate of $1.00 per share per annum, payable quarterly on the last business day of March, June, September and December of each year, commencing June 30, 1997 (each a "Dividend Payment Date"), to the holders of record as of a date, not more than 60 days prior to the Dividend Payment Date, as may be fixed by the Board of Directors. Dividends accrue from the first day of the year in which such dividend may be payable, except with respect to the first annual dividend which shall accrue from the date of issuance of the Convertible Preferred Stock.


   Dividends on the Convertible Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. Accumulated unpaid dividends will not bear interest. Under Delaware Law, the Company may declare and pay dividends or make other distributions on its capital stock only out of capital surplus, as defined in the Delaware Law. On December 31, 1996, the Company had available surplus of $981,200 (or $12,647,500 after giving effect to this Offering). The payment of dividends and any future operating losses will reduce such surplus of the Company, which may adversely affect the ability of the Company to continue to pay dividends on the Convertible Preferred Stock. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution.


   No dividends may be paid on any shares of capital stock ranking junior to the Convertible Preferred Stock (including the Common Stock) unless and until all accumulated and unpaid dividends on the Convertible Preferred Stock have been declared and paid in full.


   Conversion. At the election of the holder thereof, each share of Convertible Preferred Stock will be convertible into Common Stock at any time on or after the date of issuance and prior to redemption at a conversion rate of 1.67 shares of Common Stock for each share of Convertible Preferred Stock (an effective conversion price of $6.00 per share or 120% of the initial public offering price per share of Common Stock) (the "Conversion Price"). The Conversion Price is subject to adjustment from time to time in the event of (i) the issuance of Common Stock as a dividend or distribution on any class of capital stock of the Company; (ii) the combination, subdivision or reclassification of the Common Stock; (iii) the distribution to all holders of Common Stock of evidences of the Company's indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of earned surplus); (iv) the failure of the Company to pay a dividend on the Convertible Preferred Stock within 30 days of a Dividend Payment Date, which will result in each instance in a reduction of $.50 per share in the Conversion Price but not below $3.75 per share, or 50% of the initial per share Conversion Price of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; or (v) the sale of Common Stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than the lower of the then current Conversion Price or the then current market price of the Common Stock (except upon exercise of options outstanding on the date of this Prospectus and options thereafter granted to employees, officers, directors, stockholders or consultants pursuant to existing stock option plans). No adjustment in the Conversion Price will be required until cumulative adjustments require an adjustment of at least 5% in the Conversion Price. No fractional shares will be issued upon conversion, but any fractions will be adjusted in cash on the basis of the then current market price of the Common Stock. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally available funds. The right to convert the Convertible Preferred Stock terminates on the date fixed for redemption.


   In case of any consolidation or merger to which the Company is a party (other than a consolidation or merger in which the Company is the surviving party and the Common Stock is not changed or exchanged), or in case of any sale or conveyance of all or substantially all the property and assets of the Company, each share of Convertible Preferred Stock then outstanding will be convertible from and after such merger, consolidation or sale or conveyance of property and assets into the kind and amount of shares of stock or other securities and property receivable as a result of such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to such merger, consolidation, sale or conveyance.


   Optional Cash Redemption. The Company may, at its option, redeem the Convertible Preferred Stock, in whole but not in part, upon 30 days prior written notice at any time after April , 2000 at a redemption price of $10.00 per share, plus accumulated and unpaid dividends, if the Market Price of the Common Stock (as defined below) equals or exceeds $10.00 per share for at least 20 consecutive trading days ending not more than 10 trading days prior to the date of the notice of redemption. The term "Market Price" means the closing bid price as reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or by Nasdaq or, if not traded thereon, the high bid price as reported by Nasdaq or, if not quoted thereon, the high bid price on the OTC Bulletin Board or in the National Quotation Bureau sheet listing for the Common Stock, or, if not listed therein, as determined in good faith by the Board of Directors.

   In addition, the Company may, at its option, redeem the Convertible Preferred Stock in whole but not in part, at any time after April , 2001 at the redemption prices set forth below, plus accumulated and unpaid dividends:

                                                             Redemption Price
    Date of Redemption                                           Per Share
 ----------------------------                                 ----------------
April  , 2001 to April  ,2002 ..............................      $12.50
April  , 2002 to April  ,2003 ..............................       12.00
April  , 2003 to April  , 2004 .............................       11.50
April  , 2004 and thereafter   .............................       10.00


   Provisions Relating to Optional Cash Redemption. Notice of redemption must be mailed to each holder of Convertible Preferred Stock to be redeemed at his last address as it appears upon the Company's registry books at least 30 days prior to the date fixed for redemption (the "Redemption Date"). On and after the Redemption Date, dividends will cease to accumulate on shares of Convertible Preferred Stock called for redemption.

   On or after the Redemption Date, holders of Convertible Preferred Stock which have been redeemed shall surrender their certificates representing such shares to the Company at its principal place of business or as otherwise specified in the notice of redemption or exchange and thereupon either (i) the redemption price of such shares shall be payable to the order of, or (ii) the shares of Common Stock shall be issued to, the person whose name appears on such certificate or certificates as the owner thereof; provided, that a holder of Convertible Preferred Stock may elect to convert such shares into Common Stock at any time prior to the Redemption Date.

   From and after the Redemption Date, all rights of the holders of redeemed shares shall cease with respect to such shares and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

   Voting Rights. The holders of Convertible Preferred Stock are not entitled to vote, except as set forth below and as provided by applicable law. On matters subject to a vote by holders of Convertible Preferred Stock, the holders are entitled to one vote per share.

   The affirmative vote of at least a majority of the shares of Convertible Preferred Stock, voting as a class, shall be required to authorize, effect or validate the creation and issuance of any class or series of stock ranking superior to or on parity with the Convertible Preferred Stock with respect to the declaration and payment of dividends or distribution of assets on liquidation, dissolution or winding-up. In the event that the Company has the right to redeem the Convertible Preferred Stock, no such vote is required if, prior to the time such class is issued, provision is made for the redemption of all shares of Convertible Preferred Stock and such Convertible Preferred Stock is redeemed on or prior to the issuance of such class.

   In the event that the Company fails to pay any dividends for four consecutive quarterly dividend payment periods, the holders of the Convertible Preferred Stock, voting separately as a class, shall be entitled to elect one director. Such right will be terminated as of the next annual meeting of stockholders of the Company following payment of all accrued dividends.

   Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders of Common Stock or any stock ranking junior to Convertible Preferred Stock, the holders of Convertible Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $10.00 per share, plus any accumulated and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $10.00 per share, plus all accumulated and unpaid dividends on the Convertible Preferred Stock and similar payments on any other class of stock ranking on a parity with the Convertible Preferred Stock upon liquidation, then the holders of Convertible Preferred Stock and such other shares will share ratably in any such distribution of the Company's assets in proportion to the full respective distributable amounts to which they are entitled.

   A consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Company for purposes of the foregoing. See "Conversion."

   Miscellaneous. The Company is not subject to any mandatory redemption or sinking fund provision with respect to the Convertible Preferred Stock. The holders of the Convertible Preferred Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company. Shares of Convertible Preferred Stock redeemed or otherwise reacquired by the Company shall be retired by the Company and shall be unavailable for subsequent issuance as any class of the Company's Preferred Stock.

WARRANTS

   The following is a brief summary of certain provisions of the Warrants. Reference is made to the actual text of the Warrant Agreement between the Company, the Representative and The Bank of New York (the "Warrant Agent"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, for a more complete description of the Warrants. See "Additional Information."


   Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time during the four year period commencing one year after the date of this Prospectus, one share of Common Stock at a price of $5.50 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of the Warrants.


   Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock (exclusive of options and shares under the Plan, and other limited exceptions) at a price below the then-applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company, in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might have been purchased upon the exercise of the Warrant.


   Redemption Provisions. Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption at $.10 per Warrant on 30 days' prior written notice provided that the average closing sale price of the Common Stock equals or exceeds $15.00 per share (subject to adjustment for stock dividends, stock splits, combinations or reclassifications of the Common Stock), for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.


   Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

   Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders and the Representative. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrantholders. No other modifications may be made to the Warrants, without the consent of two-thirds of the warrantholders.

   The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

   The Warrants are separately transferable immediately upon issuance. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

SECTION 203 OF THE DELAWARE LAW

   Section 203 of the Delaware Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR AND WARRANT AGENT

   The Transfer Agent and Registrar for the Convertible Preferred Stock and the Common Stock and the Warrant Agent for the Warrants is The Bank of New York, 101 Barclay Street, New York, New York 10286.

                         SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of this Offering, the Company will have 11,500,000 shares of Common Stock outstanding, of which (i) the 1,500,000 shares of Common Stock offered hereby, (ii) the 600,000 shares of Convertible Preferred Stock, (iii) the 2,100,000 Warrants, (iv) the maximum of 1,000,000 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and (v) the maximum of 2,100,000 shares of Common Stock issuable upon exercise of the Warrants will be transferable without restriction under the Securities Act. The other 10,000,000 outstanding shares of Common Stock, all of which are owned by Applied, are "restricted securities" (as that term is defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on Nasdaq or another national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements, and the availability of current public information regarding the Company. A person who has not been an affiliate of the Company for at least three months, and who has beneficially owned restricted securities for at least two years, is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above.


   Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 generally may be relied upon with respect to the sale of shares purchased from the Company by its employees, directors, officers or consultants prior to the date of this Prospectus pursuant to written compensatory benefit plans such as the Plan and written contracts such as option agreements. Rule 701 is also available for sales of shares acquired by persons pursuant to the exercise of options granted prior to the effective date of this Prospectus, regardless of whether the option exercise occurs before or after the effective date of this Prospectus. Securities issued in reliance on Rule 701 are "restricted securities" within the meaning of Rule 144 and, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.

   Options granted under the Plan to purchase a total of 766,689 shares of Common Stock are currently outstanding, and options to purchase an additional 583,311 shares of Common Stock are reserved for future issuance under the Plan. Of the options granted under the Plan, 171,563 of such options are currently exercisable, with the remaining outstanding options to become exercisable at the rate of 171,563 options in each of December 1997 and 1998, and 126,000 options in each of December 1999 and 2000. Shares of Common Stock issued upon the exercise of outstanding options will be "restricted securities" and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. Potential exemptions include those available under Rule 144 and Rule 701.

   No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market prices of the Common Stock, the Convertible Preferred Stock and the Warrants prevailing from time to time. The Company and Applied, as well as all officers and directors of the Company and all holders of outstanding securities exercisable for or convertible into Common Stock (other than the Representative's Warrants), have agreed not to, directly or indirectly, issue, agree or offer to sell, sell, transfer, assign, distribute, grant an option for purchase or sale of, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in such securities for a period of 13 months following the date of this Prospectus without the prior written consent of the Representative. The sale or issuance, or the potential for sale or issuance, of Common Stock after such 13-month period could have an adverse impact on the market prices of the Convertible Preferred Stock, the Common Stock and/or the Warrants. Sales of substantial amounts of Common Stock or the perception that such sales could occur could adversely affect prevailing market prices for the Convertible Preferred Stock, the Common Stock and/or the Warrants. All of the shares of Convertible Preferred Stock to be outstanding will have been registered under the Securities Act. See "Underwriting."

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   In the opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, counsel to the Company, the material federal income tax consequences of acquiring, owning and disposing of the Convertible Preferred Stock, the Common Stock and the Warrants are as follows, subject to the qualifications set forth in the two immediately following paragraphs.

   This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, and Internal Revenue Service (the "IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action; any such changes could be retroactively applied in a manner that could adversely affect a holder of the Convertible Preferred Stock, Common Stock and/or Warrants. The following does not discuss all of the tax consequences that may be relevant to a purchaser in light of particular circumstances or to purchasers subject to special rules, such as foreign investors, retirement trusts, and life insurance companies. No information is provided with respect to foreign, state or local tax laws, estate or gift tax considerations, or other tax laws that may be applicable to particular categories of investors.

   The discussion assumes that purchasers of the Convertible Preferred Stock, Common Stock and/or Warrants will hold the Convertible Preferred Stock, Common Stock and/or Warrants as a "capital asset" within the meaning of Code Section 1221. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL AND FOREIGN OR OTHER TAX CONSIDERATIONS RELEVANT TO THEM.

DIVIDENDS

   Distributions with respect to the Convertible Preferred Stock and the Common Stock will be treated as dividends and taxable as ordinary income to the extent that the distributions are made out of the Company's current or accumulated earnings and profits. To the extent that a distribution is not made out of the Company's current or accumulated earnings and profits, the distribution will constitute a non-taxable return of capital reducing the holder's adjusted tax basis in the shares of Convertible Preferred Stock or Common Stock held and, to the extent the distribution exceeds such basis, will result in capital gain. At December 31, 1996, the Company had a deficit in accumulated earnings and profits. Accordingly, the treatment of distributions with respect to the Convertible Preferred Stock will be determined by the Company's earnings and profits, if any, subsequent to December 31, 1996.

   Dividend income of individuals, certain closely held corporations and personal service corporations (as defined in Code Section 469(j) may not be offset by losses or credits from "passive activities," such as losses or credits incurred in connection with certain rental activities or the ownership of limited partnership interests.

   Corporate stockholders will be eligible to claim a dividends-received deduction (currently 70% of the amount of the dividend for most corporate stockholders) with respect to distributions that are treated as dividends on the Convertible Preferred Stock and Common Stock in calculating their taxable income.

   Under Code Section 246(c), the dividends-received deduction will not be available with respect to any dividend on the shares of Convertible Preferred Stock and Common Stock if such shares have been held for 45 days or less (or 90 days or less if the holder of the shares of Convertible Preferred Stock received dividends with respect to the shares of Convertible Preferred Stock which are attributable to a period or periods aggregating in excess of 366 days). The holding period of the shares of Convertible Preferred Stock for this purpose is determined in accordance with certain specific rules set forth in Code Section 246(c), which reduces the holding period for any period where the holder's risk of loss, as to such stock, is diminished by certain arrangements, such as the holding of an option to sell the same, or substantially identical, securities. Regulations issued on May 26, 1993 also reduce the holding period for any period in which a holder of Convertible Preferred Stock has outstanding a short sale of Common Stock.

   Code Section 246A provides a further restriction on the availability of the dividends-received deduction on the shares of Convertible Preferred Stock and Common Stock if the shares are classified as "debt-financed portfolio stock." The shares of Convertible Preferred Stock will be classified as debt-financed portfolio stock when the holder incurs indebtedness directly attributable to the investment in the shares of Convertible Preferred Stock. In that event, the dividends-received deduction would be reduced to take into account the average amount of such indebtedness. Also, the United States Treasury Department is authorized to issue regulations that (i) would reduce the interest deductions attributable to indebtedness in certain cases in which the obligor of such indebtedness is a person other than the recipient of the dividend, and (ii) would provide that any reduction in the dividends-received deduction cannot exceed the amount of any interest deduction allocable to such dividend.

   A corporate shareholder will be required to reduce its basis in shares of the Convertible Preferred Stock and Common Stock (but not below zero) by the amount of any "extraordinary dividend" which is not taxed because of the dividends-received deduction if such holder is not considered to have held such stock for more than two years before the "dividend announcement date," within the meaning of Code Section 1059. The amount, if any, by which such reduction exceeds the corporate shareholder's basis in such shares will be treated as gain on the subsequent sale or disposition of the stock. With respect to the Convertible Preferred Stock, an "extraordinary dividend" would be a dividend that (i) equals or exceeds 5% of the holder's adjusted basis in the Convertible Preferred Stock or 10% in the Common Stock (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder's adjusted basis in the stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the holder, under certain circumstances the fair market value of the stock as of the day before the ex-dividend date may be substituted for the holder's basis in applying these tests. An "extraordinary dividend" would also include any amount treated as a dividend in the case of a redemption of the Convertible Preferred Stock and the Common Stock that is non-pro rata as to all shareholders, without regard to the period the holder held the stock.

   Special rules apply with respect to "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return as determined under Section 1059(e) (3) of the Code, on such stock does not exceed 15%. Where a qualified preferred dividend exceeds the 5% or 20% limitation described above, (1) the extraordinary dividend rules will not apply if the taxpayer holds the stock for more than five years, and (2) if the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return as determined under Section 1059(e) (3) of the Code. The length of time that a taxpayer is deemed to have held stock for purposes of the extraordinary dividend rules is determined under principles similar to those applicable for purposes of the dividends-received deduction discussed above.

   A corporate holder may be required to include in determining its alternative minimum taxable income an amount equal to a portion of any dividends-received deduction allowed in computing regular taxable income.

   Under certain circumstances, the operation of the conversion price adjustment provisions of the Convertible Preferred Stock may result in the holders being deemed to have received a constructive distribution, which may be taxable as a dividend, even though the holders do not actually receive cash or property.

REDEMPTION PREMIUM

   If the redemption price of preferred stock that is subject to optional redemption by the issuer exceeds the issue price and if such excess is not considered "reasonable," the entire amount of the redemption premium will be treated as being distributed to the holders of such stock, taxable as described above, on an economic accrual basis over the period from issuance of the preferred stock until the date the stock is first redeemable. A premium is considered to be reasonable if it is in the nature of a penalty for a premature redemption and if such premium does not exceed the amount which the issuer would be required to pay for such redemption right under market conditions existing at the time of issuance of the preferred stock. If the redemption premium payable on the Convertible Preferred Stock is considered unreasonable under the foregoing rules, a holder of the Convertible Preferred Stock would take the amount of such premium into income over the period during which the stock cannot be called for redemption under an economic accrual method. The Revenue Reconciliation Act of 1990 authorized the Treasury Department to promulgate new regulations regarding the federal income tax treatment of redemption premiums with respect to preferred stock. No such regulations have been issued and no assurance can be given as to the treatment of the redemption premium with respect to the Convertible Preferred Stock under any such regulations.

CONVERSION

   Conversion of the Convertible Preferred Stock into Common Stock will not result in the recognition of gain or loss (except with respect to cash received in lieu of fractional shares). The holder's adjusted tax basis in the Common Stock received upon conversion would be equal to the holder's tax basis in the shares of Convertible Preferred Stock converted, reduced by the portion of such basis allocable to the fractional share interest exchanged for cash. The holding period for the Common Stock received upon conversion would include the holding period of the Convertible Preferred Stock converted. The tax basis for the Convertible Preferred Stock will equal its cost, which is $10.00 per share at the initial public offering price, assuming the allocation of the purchase price between the Convertible Preferred Stock and the Warrants included in the Preferred Units is respected. See "-- Warrants" below.

OPTIONAL CASH REDEMPTION

   In the event the Company exercises its right to redeem the Convertible Preferred Stock the surrender of the Convertible Preferred Stock for the redemption proceeds by the holders will be treated as a sale or exchange and the surrendering holder will recognize capital gain or loss equal to the difference between the redemption proceeds (other than proceeds attributable to declared but unpaid dividends, which will be taxed as dividends as described above) and the holder's adjusted tax basis in the Convertible Preferred Stock, provided the redemption (1) results in a "complete termination" of the holder's stock interest in the Company (inclusive of any Common Stock owned) under Section 302(b)(3) of the Code, (2) is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code, (3) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code, or (4) is from a noncorporate holder in partial liquidation of the Company under Section 302(b)(4) of the Code. The constructive ownership rules of the Code must be taken into consideration in determining whether any of these tests has been met. If a redemption of the Convertible Preferred Stock does not meet any of these tests, then the gross proceeds received would be treated as a distribution taxable to the holder in the manner described under "Dividends" above.

DISPOSITION

   Except as described above, the holder of any of the Convertible Preferred Stock or Common Stock will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of such securities measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder's adjusted tax basis in the security disposed of. Any gain or loss on such sale, exchange, redemption, retirement or other disposition will be capital gain provided the security disposed of is held as a capital asset and will be long-term capital gain if the holding period exceeds one year. For corporate taxpayers, long- term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gains (the excess of the taxpayer's net long-term capital gains over his net short-term capital losses) are subject to a maximum tax rate of 28%. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers may deduct $3,000 of capital losses in excess of their capital gains. Capital losses which cannot be utilized because of the aforementioned limitation are, for corporate taxpayers carried back three years and, in most circumstances, carried forward for five years; for individual taxpayers, capital losses may only be carried forward but without a time limitation.

BACKUP WITHHOLDING

   A holder of any of the Convertible Preferred Stock or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends thereon unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide the Company with a correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the holder's Federal income tax liability. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

WARRANTS

   A holder's basis in the Warrants will be equal to the purchase price paid therefor. However, there can be no assurance that the Internal Revenue Service will not allocate the aggregate purchase price for such securities in a different manner than as set forth on the cover page of this Prospectus for purposes of determining the respective adjusted bases for the Convertible Preferred Stock, Common Stock and/or Warrants of a purchaser, if any or all of such securities are purchased.

   Upon a sale or exchange of the Warrants (including the receipt of cash in lieu of a fractional share of Common Stock issuable upon exercise of the Warrants), a holder of the Warrants will recognize capital gain or loss equal to the difference between the amount realized upon such sale or exchange and the holder's basis in the Warrants (as determined above). Such gain or loss will be long-term if, at the time of the sale or exchange, the Warrants were held for more than one year. Adjustments to the exercise price or conversion ratio, or the failure to make adjustments, may result in the receipt of a constructive dividend by the holder.

   Upon exercise of the Warrants, a holder's tax basis in the Common Stock acquired upon such exercise will be equal to its tax basis in the Warrants plus the exercise price of the Warrants. The holding period with respect to such Common Stock will commence on the date of exercise. If the Warrants expire without being exercised, a holder will have a capital loss equal to its tax basis in the Warrants as if the Warrants had been sold on such date for no consideration.

                                  UNDERWRITING

   The Underwriters named below (the "Underwriters"), for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Convertible Preferred Stock, shares of Common Stock and Warrants set forth opposite their names:

                                         Number of Shares          Number of            Number
                                          of Convertible            Shares                of
            Underwriters                 Preferred Stock        of Common Stock        Warrants
 -----------------------------------   --------------------   -------------------    -------------
     National Securities
        Corporation ................

                                       --------------------   -------------------    -------------
     Total.  .......................         600,000               1,500,000          2,100,000
                                       ====================   ===================    =============


   The Underwriters are committed to purchase all the shares of Convertible Preferred Stock, shares of Common Stock and Warrants offered hereby, if any of such Securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

   The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain dealers at such prices less concessions not in excess of $ per share of Convertible Preferred Stock, $ per share of Common Stock and $ per Warrant. Such dealers may reallow a concession not in excess of $ per share of Convertible Preferred Stock, $ per share of Common Stock and $ per Warrant to certain other dealers. After the commencement of the Offering, the public offering price, concession and reallowance may be changed by the Representative.

   The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Securities offered hereby.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the Securities underwritten.


   The Company has granted to the Underwriters an over-allotment option, exercisable during the 45-day period from the date of this Prospectus, to purchase from the Company up to 90,000 additional shares of Convertible Preferred Stock, up to 225,000 additional shares of Common Stock and/or up to 315,000 additional Warrants, at the initial public offering prices per share of Convertible Preferred Stock, per share of Common Stock and per Warrant, respectively, offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Securities proportionate to its initial commitment.


   All officers, directors and stockholders of the Company and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for Common Stock have agreed not to, directly or indirectly, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge or otherwise dispose of any beneficial interest in such securities for a period of 13 months following the date of this Prospectus without the prior written consent of the Representative. An appropriate legend shall be marked on the face of certificates representing all such securities.

   The Company has agreed not to, without the prior written consent of the Representative, issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of its securities for a period of 13 months following the effective date of the Registration Statement of which this Prospectus is a part, except pursuant to the conversion of the Convertible Preferred Stock, the exercise of the Warrants and the exercise of those options existing on the date of this Prospectus.

   In connection with this Offering, the Company has agreed to sell to the Representative, for $.0001 per warrant, warrants to purchase from the Company up to 60,000 shares of Convertible Preferred Stock, 150,000 shares of Common Stock and/or 210,000 Warrants (the "Representative's Warrants"). The Representative's Warrants are initially exercisable at a price of $12.00 per share of Convertible Preferred Stock, $6.00 per share of Common Stock and $.12 per Warrant, for a period of four years, commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date of this Prospectus, except to officers of the Representative. The Representative's Warrants provide for adjustment in the number of securities issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.


   The Company has agreed for a period of five years after the date of this Prospectus, if requested by the Representative, to use its best efforts to nominate for election to the Company's Board of Directors one person designated by the Representative. In addition, the Representative may also designate a person to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to its Board of Directors and to attend all such meetings of the Company's Board of Directors. The Company has agreed to reimburse designees of the Representative for their out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors.

   Prior to this Offering, there has been no public market for the Securities. Consequently, the initial public offering prices of the Securities and the terms of the Convertible Preferred Stock and Warrants have been determined by negotiation between the Company and the Representative and do not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in such negotiations (without one factor being materially more important than another) were prevailing market conditions, the history of and prospects for the industry in which the Company competes, an assessment of the Company's management and technology, the prospects of the Company, its capital structure, Commodore's ownership interest in the Company, the market for initial public offerings and market prices of similar securities of comparable publicly-traded companies.

   Upon the exercise of any Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc. and the Rules and Regulations of the Securities and Exchange Commission (the "Commission"), the Company has agreed to pay the Representative a commission of 5% of the aggregate exercise price of such Warrants. However, no compensation will be paid to the Representative in connection with the exercise of the Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants are held in a discretionary account, or (c) the Warrants are exercised in an unsolicited transaction where the holder of the Warrant has not stated in writing that the transaction was solicited and has not designated in writing the Representative as soliciting agent. Unless granted an exemption by the Commission from Rule 101 under the Securities Act, the Representative and any soliciting broker-dealers will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities for the periods prescribed by Rule 101 before the solicitation activity or the termination (by waiver or otherwise) of any right that the Representative and any soliciting broker-dealers may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative and any soliciting broker- dealers may be unable to continue to provide a market for the Convertible Preferred Stock, Common Stock or Warrants during certain periods while the Warrants are exercisable. If the Representative has engaged in any of the activities prohibited by Rule 101 during the periods described above, the Representative has undertaken to waive unconditionally its rights to receive a commission on the exercise of such Warrants.

   In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Convertible Preferred Stock, Common Stock or Warrants for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more Securities in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Securities in the open market fol-lowing completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-allotment Option referred to above. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Securities that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

   The foregoing is a summary of the principal terms of the agreements described above. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement of which this Prospectus is a part for a more complete description thereof. See "Additional Information."

   In July 1996, the Representative acted as the managing underwriter in connection with the initial public offering by Applied, the Company's sole stockholder, pursuant to which Applied sold to the public 5,000,000 shares of common stock and 5,000,000 redeemable common stock purchase warrants, at a price of $6.00 per share and $.10 per warrant. In addition, the Representative exercised an over-allotment option granted to it by Applied to purchase an additional 750,000 shares and 750,000 warrants.

                                  LEGAL MATTERS

   The validity of the issuance of the Securities offered hereby will be passed upon for the Company by the law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, New York, New York, as counsel to the Company in connection with this Offering. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel to the Underwriters in connection with this Offering. A shareholder of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel is the holder of 100,000 shares of Commodore common stock and stock options to purchase 300,000 shares of Commodore common stock, representing together less than 1% of Commodore's outstanding common stock.

                                     EXPERTS

   The financial statements included in this Prospectus and in the Registration Statement of which this Prospectus is a part have been audited by Tanner + Co., independent certified public accountants, to the extent and for the period set forth in the report of such firm contained herein and in the Registration Statement of which this Prospectus is a part. All such financial statements have been included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

   The Company has filed with the Commission in Washington D.C., a Registration Statement under the Securities Act with respect to the Securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement. For further information regarding the Company and the Securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the office of the Commission without charge or copies of which may be obtained therefrom upon request to the Commission and payment of the prescribed fee. With respect to each contract, agreement or other document referred to in this Prospectus and filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved.

   The Registration Statement and such exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Registration Statement may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

                   COMMODORE SEPARATION TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                        INDEX TO FINANCIAL STATEMENTS

                                                                                                       Page
                                                                                                     --------

Independent Auditors' Report  ....................................................................     F-2

Balance Sheet as of June 30, 1996 and December 31, 1996 (unaudited)  .............................     F-3

Statements of Operations for the period from November 15, 1995 (date of inception) to June 30,
  1996, for the period from November 15, 1995 (date of inception) to December 31, 1995
  (unaudited), the six months ended December 31, 1996 (unaudited) and November 15, 1995 (date of
  inception) to December 31, 1996 (unaudited) ....................................................     F-4

Statement of Stockholders' Deficit for the period from November 15, 1995 (date of inception)
  through December 31, 1996 (unaudited) ..........................................................     F-5

Statement of Cash Flows for the period from November 15, 1995 (date of inception) to June 30,
  1996, for the period from November 15, 1995 (date of inception) to December 31, 1995
  (unaudited), the six months ended December 31, 1996 (unaudited) and November 15, 1995 (date of
  inception) to December 31, 1996 (unaudited) ....................................................     F-6

Notes to Financial Statements.  ..................................................................     F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Commodore Separation Technologies, Inc.

   We have audited the accompanying balance sheet of Commodore Separation Technologies, Inc. (a development stage company) as of June 30, 1996, and the related statements of operations, stockholders' deficit, and cash flows for the period from November 15, 1995 (date of inception) to June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commodore Separation Technologies, Inc. (a development stage company) as of June 30, 1996, and the results of its operations and its cash flows for the period from November 15, 1995 (date of inception) to June 30, 1996, in conformity with generally accepted accounting principles.


   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 4, the Company's significant operating losses and deficits in working capital and stockholders' equity raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 4. The accompanying financial statements do not include any adjustment that might result from the outcome of this uncertainty.

                                                                    TANNER + CO.


Salt Lake City, Utah
August 1, 1996 except notes 2 and 3
which are dated October 14, 1996 and
notes 1, 4, 5 and 7, which are dated March 26, 1997

                   COMMODORE SEPARATION TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                                BALANCE SHEET

                     JUNE 30, 1996 AND DECEMBER 31, 1996

                                                                                        June 30,     December 31,
                                       ASSETS                                             1996           1996
                                                                                       ----------   --------------
                                                                                                     (Unaudited)
Current assets:
   Cash ............................................................................    $  2,533      $  99,285
   Accounts receivable .............................................................          --            758
   Deferred offering costs .........................................................          --        219,464
                                                                                       ----------   --------------
        Total current assets .......................................................       2,533        319,507
                                                                                       ----------   --------------
Property and equipment:
   Technical equipment .............................................................       7,498        201,109
   Office equipment ................................................................       3,142          7,205
                                                                                       ----------   --------------
                                                                                          10,640        208,314
     Less accumulated depreciation  ................................................          52         18,333
                                                                                       ----------   --------------
     Net property and equipment  ...................................................      10,588        189,981
                                                                                       ----------   --------------
Intangible assets, net of accumulated amortization of $101 and $1,300  .............      10,206         21,156
                                                                                       ----------   --------------
                                                                                        $ 23,327      $ 530,644
                                                                                       ==========   ==============
                        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable ................................................................    $ 18,254      $  59,849
   Accrued liabilities .............................................................      12,276        116,536
   Due to related party ............................................................       1,033          4,199
   Note payable to stockholder .....................................................      52,600        273,600
                                                                                       ----------   --------------
        Total current liabilities ..................................................      84,163        454,184
                                                                                       ----------   --------------
Commitments and contingencies:  ....................................................          --             --
Stockholders' deficit;
   Preferred stock, $.001 par value, 5,000,000 shares authorized, and no shares
     issued  .......................................................................          --             --
   Common stock, $.001 par value, 50,000,000 shares authorized, 10,000,000 shares
     issued and outstanding  .......................................................      10,000         10,000
   Additional paid in capital ......................................................       5,000        981,200
   Subscription receivable .........................................................     (14,900)            --
   Deficit accumulated during the development stage ................................     (60,936)      (914,740)
                                                                                       ----------   --------------
        Total stockholders' deficit ................................................     (60,836)        76,460
                                                                                       ----------   --------------
                                                                                        $ 23,327      $ 530,644
                                                                                       ==========   ==============

                See accompanying notes to financial statements

                   COMMODORE SEPARATION TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                           STATEMENTS OF OPERATIONS

                                                                                       Cumulative
                                  Period from      Period from                       Amounts Since
                                  November 15,     November 15,                       November 15,
                                      1995             1995              Six              1995
                                    (Date of         (Date of          Months           (Date of
                                 inception) to    Inception) to         Ended        Inception) to
                                    June 30,       December 31,     December 31,      December 31,
                                      1996             1995             1996              1996
                                 --------------   --------------    --------------   ---------------
                                                   (Unaudited)       (Unaudited)      (Unaudited)
Revenue  .....................      $     --          $ --            $   7,758        $   7,758
                                 --------------   --------------    --------------   ---------------
Costs and expenses:
   Research and development ..        50,080            --              412,340          462,420
   Amortization ..............           101            --                1,199            1,300
   General and administrative          9,720            --              443,423          453,143
                                 --------------   --------------    --------------   ---------------
     Total costs and expenses         59,901            --              856,962          916,863
                                 --------------   --------------    --------------   ---------------
Loss from operations  ........       (59,901)           --             (849,204)        (909,105)
Interest expense  ............        (1,035)           --               (4,600)          (5,635)
                                 --------------   --------------    --------------   ---------------
     Net loss before income
        taxes ................       (60,936)           --             (853,804)        (914,740)
Provision for income taxes  ..            --            --                   --               --
                                 --------------   --------------    --------------   ---------------
                                                        --
     Net loss  ...............      $(60,936)         $               $(853,804)       $(914,740)
                                 ==============   ==============    ==============   ===============
                                                        --
     Net loss per share  .....      $   (.01)         $               $    (.08)       $    (.09)
                                 ==============   ==============    ==============   ===============

               See accompanying notes to financial statements.

                   COMMODORE SEPARATION TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                      STATEMENT OF STOCKHOLDERS' DEFICIT

                    PERIOD FROM NOVEMBER 15, 1995 (DATE OF
                     INCEPTION) THROUGH DECEMBER 31, 1996



                                                                                                      Deficit
                                                                                                    Accumulated         Total
                                            Common Stock                             Additional      During the      Stockholders'
                                      -------------------------     Subscription      Paid in       Development        Equity
                                         Shares        Amount       Receivable        Capital          Stage          (Deficit)
                                      -------------   ---------    --------------   ------------   -------------    -------------
Balance, November 15, 1995  .......            --      $    --       $     --                        $      --        $      --
Common stock issued for cash on
  November 15, 1995 at $1 per share           100          100             --                               --              100
Forward stock split of 150,000
  shares for one share on September
  5, 1996 .........................    14,999,900       14,900        (14,900)                              --               --
Reverse stock split of 1.50 shares
  for one share on November 26,
  1996 ............................    (5,000,000)      (5,000)            --        $  5,000               --               --
Net loss  .........................            --           --             --              --          (60,936)         (60,936)
                                      -------------   ---------    --------------   ------------   -------------     -----------
Balance, June 30, 1996  ...........    10,000,000      $10,000       $(14,900)       $  5,000        $ (60,936)       $ (60,836)
                                      =============   =========    ==============   ============   =============     ===========
Payment of subscription receivable
  (unaudited) .....................            --           --         14,900              --               --           14,900
Contributed capital (unaudited)  ..            --           --             --         976,200               --          976,200
Net loss (unaudited)  .............            --           --             --              --         (853,804)        (853,804)
                                      -------------   ---------    --------------   ------------   -------------     -----------
Balance, December 31, 1996
  (unaudited) .....................    10,000,000      $10,000       $     --        $981,200        $(914,740)       $  76,460
                                      =============   =========    ==============   ============   =============     ===========

               See accompanying notes to financial statements.

                   COMMODORE SEPARATION TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                           STATEMENT OF CASH FLOWS

                                                  Period from      Period from                        Period from
                                                  November 15,     November 15,                      November 15,
                                                      1995             1995              Six             1995
                                                    (Date of         (Date of          Months          (Date of
                                                 Inception) to    Inception) to         Ended        Inception) to
                                                    June 30,       December 31,     December 31,     December 31,
                                                      1996             1995             1996             1996
                                                 --------------   --------------    --------------   --------------
                                                                   (Unaudited)       (Unaudited)      (Unaudited)
Cash flows from operating activities:
   Net loss ..................................      $(60,936)         $   --          $(853,804)      $ (914,740)
   Adjustments to reconcile net loss to net
     cash (used in) operating activities:
     Depreciation and amortization  ..........           153              --             19,480           19,633
     (Increase) decrease in:
        Accounts receivable ..................            --              --               (758)            (758)
     Increase (decrease) in:
        Accounts payable .....................        18,254              --             41,595           59,849
        Accrued liabilities ..................        12,276              --            104,260          116,536
        Due to related party .................         1,033              --              3,166            4,199
                                                 --------------   --------------    --------------   --------------
          Net cash used in operating
             activities ......................       (29,220)             --           (686,061)        (715,281)
                                                 --------------   --------------    --------------   --------------
Cash flows from investing activities:
   Acquisition of intangible assets ..........       (10,307)             --            (12,149)         (22,456)
   Purchase of property and equipment ........        (3,142)             --             (4,063)          (7,205)
   Construction of technical equipment .......        (7,498)             --           (193,611)        (201,109)
                                                 --------------   --------------    --------------   --------------
          Net cash used in investing
             activities ......................       (20,947)             --           (209,823)        (230,770)
                                                 --------------   --------------    --------------   --------------
Cash flows from financing activities:
   Proceeds from sale of common stock ........           100              --             14,900           15,000
   Note payable to stockholder ...............        52,600              --            221,000          273,600
   Contributed capital .......................            --              --            976,200          976,200
   Increase in deferred offering costs .......            --              --           (219,464)        (219,464)
                                                 --------------   --------------    --------------   --------------
          Net cash provided by financing
             activities ......................        52,700              --            992,636        1,045,336
                                                 --------------   --------------    --------------   --------------
          Increase in cash  ..................         2,533              --             96,752           99,285
Cash, beginning of period  ...................            --              --              2,533               --
                                                 --------------   --------------    --------------   --------------
Cash, end of period  .........................      $  2,533          $   --          $  99,285       $   99,285
                                                 ==============   ==============    ==============   ==============
Supplemental disclosure of cash flow
   information
   Cash paid during the period for:
     Interest  ...............................      $     --          $   --          $      --       $       --
                                                 ==============   ==============    ==============   ==============
     Income taxes  ...........................      $     --          $   --          $      --       $       --
                                                 ==============   ==============    ==============   ==============

               See accompanying notes to financial statements.

                   COMMODORE SEPARATION TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                        Notes to Financial Statements

                                JUNE 30, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Development Stage Company

   Commodore Separation Technologies, Inc. (a development stage company) (the "Company") was incorporated on November 15, 1995, under the laws of the state of Delaware. As part of the capitalization of the Company, Commodore Environmental Services, Inc. ("Commodore") contributed to the Company Commodore's rights to the separation technology and assigned to the Company a royalty payable to Srinivas Kilambi, Ph.D., an officer of the Company, equal to 2% of future technology revenue that the Company may realize, except for applications related to the radionuclides technetium and rhenium, for which Dr. Kilambi is entitled to receive a royalty of .66% of net sales (less allowances for returns, discounts, commissions, freight and excise or other taxes). See Note 5.

   Effective December 2, 1996, Commodore transferred 100% of the capital stock of the Company and Company notes aggregating $976,200 to its 69.3% subsidiary, Commodore Applied Technologies, Inc. ("Applied"), together with the stock of another Commodore subsidiary. Applied paid Commodore $3,000,000 and, subject to any applicable stockholder approval and notification requirements, shall issue Commodore a warrant to purchase 7,500,000 shares of Applied common stock for such stock and note. Applied capitalized the $976,200 of Company notes.

   The Company is a process technology company which has developed and intends to commercialize its separation technology and recovery system, known as CST. The Company believes that CST is capable of effectively separating and extracting various solubilized materials, including metals, organic chemicals, biochemicals, radionuclides and other targeted substances, from liquid and gaseous process streams. The Company has not commenced planned principal operations. As such, the Company is considered a development stage company as defined in SFAS No.7.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Financial instruments subject to possible material market variations from the recorded book value are a note payable to a stockholder and a note due to a related party. There are no material differences in instruments from the recorded book value as of June 30, 1996.

USE OF ACCOUNTING ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LOSS PER SHARE

   Loss per share is computed based on the average number of shares outstanding of 10,000,000 shares for the period November 15, 1995 (date of inception) to June 30, 1996, for the period November 15, 1995 to December 31, 1995 (unaudited), the six months ended December 31, 1996 (unaudited) and cumulative amounts since November 15, 1995 through December 31, 1996 (unaudited).

CASH EQUIVALENTS

   For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost. Major additions and improvements are capitalized while minor replacements, maintenance and repairs which do not increase the useful lives of the assets are expensed as

                   COMMODORE SEPARATION TECHNOLOGIES, INC.
                        (A Development Stage Company)

                 Notes to Financial Statements  - (Continued)

(1) Summary of Significant Accounting Policies  - (Continued)

incurred. Depreciation and amortization have been provided using a straight-line method over estimated useful lives of the assets, which vary from three to seven years. Research equipment has been constructed by the Company and management anticipates it will be placed in service in 1996. In connection with the construction, the Company has not capitalized interest as part of the asset cost as it is not material.

INTANGIBLE ASSETS

   The Company has incurred costs associated with applying for certain patents. These costs are amortized over 17 years. Accumulated amortization was $101 and $1,300 at June 30, 1996 and December 31, 1996 (unaudited), respectively.

RESEARCH AND DEVELOPMENT EXPENDITURES

   Research and development expenditures are charged to operations as incurred except for those costs relating to the design or construction of an asset having an economic useful life which are then capitalized and depreciated over the estimated life.

INCOME TAXES

   Deferred income taxes are provided, when material, in amounts sufficient to give effect to timing differences between financial and tax reporting.

DEFERRED OFFERING COSTS

   The Company is currently in the process of drafting and preparing a Securities and Exchange Commission registration statement for a public offering. Costs related to the public offering including legal, accounting, printing, travel and other related costs are capitalized. Upon completion of the offering these costs will be netted against the offering proceeds. Should the offering be aborted or terminated those costs will be charged to operations.

UNAUDITED FINANCIAL INFORMATION

   The unaudited financial statements include the accounts of the Company and include all adjustments (consisting of normal recurring items) which are, in the opinion of management, necessary to present fairly the financial position as of December 31, 1996 and the results of operations and cash flows for the period from November 15, 1995 (date of inception) to December 31, 1995, for the six months ended December 31, 1996 and the period from November 15, 1995 to December 31, 1996. The results of operations for the six months ended December 31, 1996 are not necessarily indicative of the results to be expected for the entire year.

(2) RELATED PARTY TRANSACTIONS

   The Company owes unsecured advances of $52,600 as of June 30, 1996 to its then sole stockholder, Commodore, and $273,600 to its current sole stockholder, Applied, as of December 31, 1996. The Company owes interest on the advances at the rate of 8 percent per annum. Accrued interest payable at June 30, 1996 and December 31, 1996 is $1,035 and $0, respectively.

   Effective December 2, 1996, Commodore transferred 100% of the capital stock of the Company and Company notes aggregating $976,200 to its 69.3% subsidiary, Applied, together with the stock of another Commodore subsidiary. Applied paid Commodore $3,000,000 and, subject to any applicable stockholder approval and notification requirements, shall issue Commodore a warrant to purchase 7,500,000 shares of Applied common stock for such stock and note. Applied capitalized the $976,200 of Company notes.

                   COMMODORE SEPARATION TECHNOLOGIES, INC.
                        (A Development Stage Company)

                 Notes to Financial Statements  - (Continued)

(2) Related Party Transactions  - (Continued)

   The Company has unsecured non-interest bearing advances from a related entity that has the same principal stockholder as the Company. The amount owed to the related party at June 30, 1996 and December 31, 1996 is $1,033 and $4,199, respectively.

   Through June 30, 1996, the Company had an unwritten agreement in which its sole stockholder provided space for the Company's New York offices at no cost, and another company under common control provided the Ohio facility space to the Company at no cost. Subsequent to June 30, 1996, the Company is paying a monthly rent of $750 for the Ohio space. Rent expense for the six month period ended December 31, 1996 was $4,500.

(3) INCOME TAXES

   The difference between the income tax benefit at statutory rates for the periods ended June 30, 1996 and December 31, 1996, respectively, and the amount presented in the financial statements are as follows:

                                                       June 30,     December 31,
                                                        1996           1996
                                                       ------         ------
                                                                    (unaudited)
        Tax benefit at statutory rates                 $(21,000)      $(290,000)
        Valuation allowance                              21,000         290,000
                                                       --------       ----------
                                                       $     --       $      --
                                                       ========       ==========
Deferred tax asset at June 30, 1996 and December 31,
   1996 are as follows:
          Net operating loss carryforward              $(21,000)      $(311,000)
          Valuation allowance                            21,000         311,000
                                                       --------       ----------
               Net deferred tax asset                  $     --       $      --
                                                       ========       ==========

   At June 30, 1996 and December 31, 1996, the Company had tax loss carryforwards of approximately $61,000 and $914,000, respectively. The amount of and ultimate realization of benefit from the net operating loss for income tax purposes is dependent, in part, upon the tax laws in effect, future earnings of the Company, and other future events, the effects of which cannot be determined. A change in ownership of the Company may reduce the amount of loss allowable. These net operating carryforwards begin to expire in 2011.

   A valuation allowance has been established to reduce any potential tax benefit as it is not known when or if the Company will realize the benefit of net operating losses.

(4) GOING CONCERN

   The Company has sustained significant operating losses. In addition, the Company has significant deficits in working capital and stockholders' equity. These factors create an uncertainty about the Company's ability to continue as a going concern. The Company has received advances in working capital from its parent company to fund operations to date. There can be no assurance that it will continue to receive such assistance.


   The Company commenced drafting and preparing a Securities and Exchange Commission registration statement for a public offering of (i) 600,000 Preferred Units, each unit consisting of one share of 10% Senior Convertible Redeemable Preferred Stock and one Redeemable Common Stock Purchase Warrant, and (ii) 1,500,000 Common Units, each unit consisting of one share of Common Stock and one Redeemable Common Stock Purchase Warrant. If the proposed public offering is consummated, it will provide funds for continuing operations. There is no assurance that the Company will be successful in raising the needed working capital and equity through the proposed public offering. The ability of the Company to continue as a going concern is dependent on the Company obtaining external funding and attaining future profitable operations. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

                   COMMODORE SEPARATION TECHNOLOGIES, INC.
                        (A Development Stage Company)

                 Notes to Financial Statements  - (Continued)

(5) ROYALTY AGREEMENTS

   The Company has an agreement with an officer of the Company whereby the officer is to receive a royalty of 2% of collected revenues from the Company's membrane separation technology through December 3, 2002, except for applications related to the radionuclides technetium and rhenium, for which the officer is entitled to receive a royalty of .66% of net sales (less allowances for returns, discounts, commissions, freight and excise or other taxes).

   The Company also has a license agreement with Lockheed Martin Energy Research Corporation, manager of the Oak Ridge National Laboratory, a U.S. Department of Energy national laboratory, whereby Lockheed Martin is to receive a royalty of 2% of net sales of the Company's products or processes covered under the agreement (less allowances for returns, discounts, commissions, freight, and excise or other taxes) up to total net sales of $4,000,000 and 1% of net sales thereafter. In addition, the Company has agreed to guarantee Lockheed Martin, commencing in the third year of the agreement, an annual minimum royalty of $15,000.

(6) RECENT ACCOUNTING PRONOUNCEMENTS

   The Financial Accounting Standards Board has issued Statements of Financial Accounting Standard Statement No. 121, "Accounting for Long Lived Assets" and No. 123, "Accounting and Disclosure of Stock-Based Compensation." Statement No. 121 is effective for years beginning after December 15, 1995. The effect of adoption of Statement No. 121 will not have a material effect on the Company's financial statements. Statement No. 123 is effective for awards granted after December 31, 1994, and has required financial presentation for years beginning after December 15, 1995. The effect of adoption of Statement 123 is not expected to have a material effect on the Company's financial statements.

(7) SUBSEQUENT EVENTS

Public Stock Offering


   Subsequent to June 30, 1996, the Company commenced drafting and preparing a Securities and Exchange Commission registration statement for a public offering of (i) 600,000 Preferred Units, each unit consisting of one share of 10% Senior Convertible Redeemable Preferred Stock and one Redeemable Common Stock Purchase Warrant, and (ii) 1,500,000 Common Units, each unit consisting of one share of Common Stock and one Redeemable Common Stock Purchase Warrant.


EMPLOYMENT AGREEMENTS

   On August 1 and September 1, 1996, and January 27, 1997, the Company entered into employment agreements with certain officers of the Company. Commitments under the employment agreements are as follows:

                                                      Annual
                Year                               Compensation
               ------                              --------------
                1997                                $  676,000
                1998                                   898,000
                1999                                   898,000
                2000                                   449,000
                                                   --------------
                                                    $2,921,000
                                                   ==============

Stock Option Plan


   On September 5, 1996, Commodore (as sole stockholder of the Company) approved the Company's 1996 Stock Option Plan, as previously adopted by the Company's Board of Directors (the "Plan"), pursuant to which officers, directors, and/or key employees and/or consultants of the Company can receive incentive stock options and non-qualified stock options to purchase up to an aggregate of 1,350,000 shares of the Company's Common Stock (of which no more than 1,147,500 shares may be issued pursuant to non-qualified stock options). On

                   COMMODORE SEPARATION TECHNOLOGIES, INC.
                        (A Development Stage Company)

                 Notes to Financial Statements  - (Continued)

(7) Subsequent Events  - (Continued)

September 5, 1996, December 18, 1996, and January 27, 1997, the Company's Board of Directors awarded, effective upon completion of this Offering, non-qualified stock options under the Plan to certain key executive officers entitling them to purchase an aggregate of 630,000 shares of Common Stock, all of which provide for an exercise price equal to the initial public offering price of the Common Stock, are exercisable at the rate of 20% of the number of options granted in each of calendar 1996 (1997 in the case of one executive officer) through 2000, inclusive, beginning on the closing date of this Offering and, unless exercised, expire on December 31, 2001 (subject to prior termination in accordance with the applicable stock option agreements). In addition, non-qualified options to purchase an aggregate of 136,689 shares of Common Stock were awarded, effective upon completion of this Offering, to members of the Board of Directors who are not employed or otherwise affiliated with the Company, all of which are exercisable at an exercise price equal to the initial public offering price of the Common Stock, are exercisable at the rate of 33 1/3 % of the number of options granted in each of calendar 1996 through 1998, inclusive, beginning on the closing date of this Offering, and, unless exercised, expire on December 31, 2001 (subject to prior termination in accordance with the applicable stock option agreements). The exercise price applicable to all outstanding stock options represents not less than 100% of the fair market value of the underlying Common Stock as of the date that such options were granted, as determined by the Board of Directors of the Company on the date that such options were granted. In December 1996 and January 1997, Applied, as purchaser of 100% of the capital stock of the Company, ratified the Plan and all issuances thereunder.

   As of January 27, 1997, the Company had granted options for 766,689 shares, of which none had been exercised.

BASIS OF PRESENTATION

   On September 5, 1996, the Company amended its Certificate of Incorporation which changed the preferred and common stock to the following:

   Preferred Stock

   The Company is authorized to issue up to 5,000,000 shares of preferred stock, $.001 par value.

   Common Stock

   The Company is authorized to issue up to 50,000,000 shares of common stock, $.001 par value.

   The Company also effected a forward stock split of 150,000 shares for one share. This increased the total number of shares of Common Stock issued and outstanding to 15,000,000 shares, which were all held by Commodore. On November 26, 1996, the outstanding shares were reduced to 10,000,000 based on a 1-for-1.50 reverse stock split.

   The financial statements have been prepared as though the above changes in stockholders' equity had occurred at November 15, 1995.

CAPITAL CONTRIBUTION

   As of December 31, 1996, the Company had received $976,200 of advances from Commodore, which have been reflected in the financial statements as a contribution to equity. See Note 1.

OWNERSHIP CHANGE

   Effective December 2, 1996, Commodore sold the shares of the Company to its 69.3%-owned subsidiary, Applied. See Note 1.


LINE OF CREDIT

   In March 1997, the Company entered into a $1,500,000 line of credit with a commercial bank. The line of credit bears interest at the prime lending rate, as announced from time to time by such bank (8.25% at March 17, 1997), and expires on April 17, 1997. As of March 26, 1997, the Company has utilized $1,250,000. The line of credit is guaranteed by Applied and secured by cash collateral provided by Applied.

=============================================================================

   No dealer, salesperson or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                                     ------

                              TABLE OF CONTENTS

                                                                       Page
                                                                      --------
Prospectus Summary  ...............................                       5
Risk Factors  .....................................                      11
Use of Proceeds  ..................................                      21
Capitalization  ...................................                      23
Dividend Policy  ..................................                      24
Dilution  .........................................                      25
Selected Financial Data  ..........................                      26
Management's Discussion and Analysis of Financial
  Condition and Results of Operations .............                      27
Business  .........................................                      30
Management  .......................................                      43
Executive Compensation  ...........................                      46
Principal Stockholders  ...........................                      50
Certain Relationships and Related Transactions  ...                      52
Description of Securities  ........................                      54
Shares Eligible for Future Sale  ..................                      59
Certain Federal Income Tax Considerations  ........                      60
Underwriting  .....................................                      64
Legal Matters  ....................................                      66
Experts  ..........................................                      66
Additional Information  ...........................                      66
Index to Financial Statements  ....................                     F-1


   Until     , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

=============================================================================

=============================================================================

                             COMMODORE SEPARATION
                              TECHNOLOGIES, INC.


                      UNITS CONSISTING OF 600,000 SHARES OF
                             10% SENIOR CONVERTIBLE
                         REDEEMABLE PREFERRED STOCK AND
                         600,000 REDEEMABLE COMMON STOCK
                               PURCHASE WARRANTS

                      UNITS CONSISTING OF 1,500,000 SHARES
                               OF COMMON STOCK AND
                        1,500,000 REDEEMABLE COMMON STOCK
                               PURCHASE WARRANTS

                                    ------
                                  PROSPECTUS
                                    ------

                             NATIONAL SECURITIES
                                 CORPORATION

                                      , 1997


=============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

SEC registration fee  ................................................. $ 41,874
NASD filing fee  ......................................................   12,644
Nasdaq listing fee  ...................................................   50,000
Registrar and Transfer Agent's fees ...................................   10,000
Printing and engraving expenses  ......................................  100,000
Blue Sky fees and expenses  ...........................................   25,000
Legal fees and expenses  ..............................................  225,000
Accountant's fees and expenses  .......................................   60,000
Miscellaneous.  .......................................................    8,982
                                                                        --------
  Total  .............................................................. $533,500
                                                                        ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Certificate of Incorporation and By-laws of the registrant provide that the Company shall indemnify officers and directors to the fullest extent allowed by the Delaware General Corporation Law, as it now exists and as may be amended.

   The Underwriting Agreement between the Company and National Securities Corporation, as representative of the several Underwriters (the
"Representative"), provides for indemnification of the officers and directors of the registrant under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   (a) In November 1995, the registrant issued 100 shares of its Common Stock to its then corporate parent, Commodore Environmental Services, Inc. ("Commodore"). On September 5, 1996, the Company effected a 150,000-for-one stock split, and issued a new stock certificate to Commodore representing 15,000,000 shares of the registrant's Common Stock. On November 26, 1996, the registrant effected a one-for-1.50 reverse stock split, and issued a new stock certificate to Commodore representing 10,000,000 shares of the registrant's Common Stock. Effective December 2, 1996 Commodore transferred 100% of the registrant's Common Stock to Commodore Applied Technologies, Inc., a 69.3%-owned subsidiary of Commodore.

   In September and December 1996, and January 1997, the registrant issued to officers and directors, effective upon completion of this Offering, pursuant to the registrant's 1996 Stock Option Plan, options to purchase an aggregate of 766,689 shares of the registrant's Common Stock.

   (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth in Item 15(a).

   (c) The issuances described in Item 15(a) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, certain of the issuances described in Item 15(a) were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

   The registrant has not otherwise issued any securities exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits.

  Exhibit No.                                              Description
 -------------                                             -----------
      1.1          Form of Underwriting Agreement between the Company and the Representative.
      3.1          Restated Certificate of Incorporation of the Company.
      3.2          By-Laws of the Company.
      3.3          Form of Certificate of Designation, Preferences and Rights of 10% Senior Convertible Redeemable
                   Preferred Stock of the Company.
      4.1          Specimen Common Stock Certificate.
      4.2          Form of Warrant Agreement among the Company, the Representative and the Bank of New York.
      4.3          Specimen Warrant Certificate.
      4.4          Form of Representative's Warrant Agreement between the Company and the Representative, including form of Representative's Warrant therein.
      4.5          Specimen Convertible Preferred Stock Certificate.
      5.1          Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel as to the legality of the Securities being offered.
     10.1          Employment Agreement, dated as of August 1, 1996, between the Company and Alan R. Burkart.
     10.2          Employment Agreement, dated as of September 1, 1996, between the Company and Carl O. Magnell.
     10.3          Employment Agreement, dated as of September 1, 1996, between the Company and James M. DeAngelis.
     10.4          Employment Agreement, dated as of September 1, 1996, between the Company and Srinivas Kilambi,
                   Ph.D.
     10.5          Employment Agreement, dated as of September 1, 1996, between the Company and Michael D. Kiehnau.
     10.6          1996 Stock Option Plan of the Company.
     10.7          Executive Bonus Plan of the Company.
     10.8          Memorandum of Understanding, dated August 30, 1996, between the Company and Teledyne Brown Engineering, a Division of Teledyne Industries, Inc., as amended.
     10.9          Memorandum of Understanding, dated August 29, 1996, between the Company and Sverdrup Environmental,
                   Inc., as amended.
     10.10         Services Agreement, dated August 31, 1996, between the Company and Commodore CFC Technologies,
                   Inc.
     10.11         Assignment of Technology Agreement, dated as of December 4, 1995, by and between the Company (formerly
                   Commodore Membrane Technologies, Inc.) and Srinivas Kilambi, Ph.D.
     10.12         Employment Agreement, dated as of October 31, 1996, between Commodore and Edwin L. Harper, Ph.D.
     10.13         Undivided Rights (Sole Commercial) License Agreement, dated January 5, 1997, between Lockheed
                   Martin Energy Research Corporation and the Company.
     10.14         Stock Purchase Agreement, dated as of December 2, 1996, by and between Commodore and Applied.
     10.15         Form of Revolving Credit Agreement between the Company and Commodore.
     10.16         Employment Agreement, dated as of January 27, 1997, between the Company and Kenneth J. Houle.
     22.1          Subsidiaries of the Company.
    *23.1          Consent of Tanner + Co.
     23.2          Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel (included in the opinion filed as Exhibit 5.1).
     23.5          Consent of DLZ Laboratories Inc.
     23.6          Consent of Artesian Laboratories, Inc.
     23.7          Consent of Kenneth L. Adelman, Ph.D.
     23.8          Consent of David L. Mitchell.
     23.9          Consent of William R. Toller.
     25.1          Power of Attorney (set forth on signature page of the Registration Statement).
     27.1          Financial Data Schedule.

------
Unless otherwise indicated, exhibits were previously filed.
 * Filed herewith.

  (b) Financial Statement Schedules.

   None required.

ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes as follows:

   (a) To file, during any period in which offers or sales are being made, a post-effective amendment(s) to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

   (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (e) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (f) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on March 28, 1997.


                                COMMODORE SEPARATION TECHNOLOGIES, INC.


                                By: /s/ Edwin L. Harper
                                   ---------------------------------------------
                                   Edwin L. Harper, Ph.D., Chairman of the Board and Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                          Title                      Date
        -----------                        -------                    ------
/s/ Edwin L. Harper          Chairman of the Board and Chief      March 28, 1997
-------------------------    Executive Officer
Edwin L. Harper, Ph.D.       (principal executive officer)

/s/ Paul E. Hannesson        Director                             March 28, 1997
-------------------------
Paul E. Hannesson

/s/ Andrew P. Oddi           Vice President -- Finance            March 28, 1997
-------------------------    (principal financial and
Andrew P. Oddi               accounting officer)

/s/ Bentley J. Blum          Director                             March 28, 1997
-------------------------
Bentley J. Blum

                                                   REGISTRATION NO. 333-11813
=============================================================================



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    ------


                                   EXHIBITS

                                      to

                                   FORM S-1

                            REGISTRATION STATEMENT

                                    Under

                          THE SECURITIES ACT OF 1933


                                    ------


                   COMMODORE SEPARATION TECHNOLOGIES, INC.

=============================================================================

                                  EXHIBIT INDEX

  Exhibit No.                                              Description
 ------------                                              -----------
      1.1          Form of Underwriting Agreement between the Company and the Representative.
      3.1          Restated Certificate of Incorporation of the Company.
      3.2          By-Laws of the Company.
      3.3          Form of Certificate of Designation, Preferences and Rights of 10% Senior Convertible Redeemable
                   Preferred Stock of the Company.
      4.1          Specimen Common Stock Certificate.
      4.2          Form of Warrant Agreement among the Company, the Representative and the Bank of New York.
      4.3          Specimen Warrant Certificate.
      4.4          Form of Representative's Warrant Agreement between the Company and the Representative, including form of Representative's Warrant therein.
      4.5          Specimen Convertible Preferred Stock Certificate.
      5.1          Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel as to the legality of the Securities being offered.
     10.1          Employment Agreement, dated as of August 1, 1996, between the Company and Alan R. Burkart.
     10.2          Employment Agreement, dated as of September 1, 1996, between the Company and Carl O. Magnell.
     10.3          Employment Agreement, dated as of September 1, 1996, between the Company and James M. DeAngelis.
     10.4          Employment Agreement, dated as of September 1, 1996, between the Company and Srinivas Kilambi, Ph.D.
     10.5          Employment Agreement, dated as of September 1, 1996, between the Company and Michael D. Kiehnau.
     10.6          1996 Stock Option Plan of the Company.
     10.7          Executive Bonus Plan of the Company.
     10.8          Memorandum of Understanding, dated August 30, 1996, between the Company and Teledyne Brown Engineering, a Division of Teledyne Industries, Inc., as amended.
     10.9          Memorandum of Understanding, dated August 29, 1996, between the Company and Sverdrup Environmental,
                   Inc., as amended.
     10.10         Services Agreement, dated August 31, 1996, between the Company and Commodore CFC Technologies, Inc.
     10.11         Assignment of Technology Agreement, dated as of December 4, 1995, by and between the Company (formerly
                   Commodore Membrane Technologies, Inc.) and Srinivas Kilambi, Ph.D.
     10.12         Employment Agreement, dated as of October 31, 1996, between Commodore and Edwin L. Harper, Ph.D.
     10.13         Undivided Rights (Sole Commercial) License Agreement, dated January 5, 1997, between Lockheed
                   Martin Energy Research Corporation and the Company.
     10.14         Stock Purchase Agreement, dated as of December 2, 1996, by and between Commodore and Applied.
     10.15         Form of Revolving Credit Agreement between the Company and Commodore.
     10.16         Employment Agreement, dated as of January 27, 1997, between the Company and Kenneth J. Houle.
     22.1          Subsidiaries of the Company.
    *23.1          Consent of Tanner + Co.
     23.2          Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel (included in the opinion filed as Exhibit 5.1).
     23.5          Consent of DLZ Laboratories Inc.
     23.6          Consent of Artesian Laboratories, Inc.
     23.7          Consent of Kenneth L. Adelman, Ph.D.
     23.8          Consent of David L. Mitchell.
     23.9          Consent of William R. Toller.
     25.1          Power of Attorney (set forth on signature page of the Registration Statement).
     27.1          Financial Data Schedule.


------
Unless otherwise indicated, exhibits were previously filed.
 * Filed herewith.